 As filed with the Securities and Exchange Commission on December 20, 2001

                                                   Registration No. ____________
                                                   Registration No. ____________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

             GREATER ATLANTIC FINANCIAL CORP.                                   GREATER ATLANTIC CAPITAL TRUST I
DELAWARE                   6035                   54-1873112       DELAWARE                   6733                  APPLIED FOR
(State or Other     (Primary Standard           (I.R.S. Employer   (State or Other     (Primary Standard          (I.R.S. Employer
Jurisdiction of     Industrial Classification   Identification     Jurisdiction of     Industrial Classification  Identification
 Incorporation or   Number)                     Code Number)        Incorporation or   Number)                    Code Number)
Organization)                                                      Organization)

             10700 PARKRIDGE BOULEVARD, SUITE P50                                   10700 PARKRIDGE BOULEVARD, SUITE P50
                    RESTON, VIRGINIA 20191                                                 RESTON, VIRGINIA 20191
                        (703) 391-1300                                                         (703) 391-1300
      (Address, Including Zip Code, and Telephone Number,                    (Address, Including Zip Code, and Telephone Number,
           Including Area Code, of Co-Registrants'                                  Including Area Code, of Co-Registrants'
                  Principal Executive Offices)                                           Principal Executive Offices)

                        CARROLL E. AMOS                                                        CARROLL E. AMOS
        PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR                        PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR
             10700 PARKRIDGE BOULEVARD, SUITE P50                                   10700 PARKRIDGE BOULEVARD, SUITE P50
                    RESTON, VIRGINIA 20191                                                 RESTON, VIRGINIA 20191
                        (703) 391-1300                                                         (703) 391-1300
   (Name, Address, Including Zip Code, and Telephone Number,              (Name, Address, Including Zip Code, and Telephone Number,
 Including Area Code, of Agent for Service for Co-Registrants)         Including Area Code, of Agent for Service for Co-Registrants)

                                   COPIES TO:

                           GEORGE W. MURPHY, JR. ESQ.
                         MULDOON MURPHY & FAUCETTE. LLP
                           5101 WISCONSIN AVENUE, N.W.
                             WASHINGTON, D.C. 20016

        APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. /___/

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. /___/

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. /___/

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /___/

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
                                                                            PROPOSED
                                                                             MAXIMUM
                                                        PROPOSED MAXIMUM    AGGREGATE     AMOUNT OF
        TITLE OF EACH CLASS OF             AMOUNT TO     OFFERING PRICE     OFFERING    REGISTRATION
      SECURITIES TO BE REGISTERED        BE REGISTERED      PER UNIT          PRICE        FEE(1)
------------------------------------------------------------------------------------------------------
      Convertible Preferred Stock
            $.01 par Value                 1,571,428          $7.00        $11,000,000     $2,629
------------------------------------------------------------------------------------------------------
 ___% Convertible Junior Subordinated
    Debentures of Greater Atlantic
         Financial Corp.(2)(3)
------------------------------------------------------------------------------------------------------
  Guarantee of Convertible Preferred
             Securities of
Greater Atlantic Financial Corp.(3)(4)
------------------------------------------------------------------------------------------------------
    Common Stock, par value $.01 of           (5)
   Greater Atlantic Financial Corp.
------------------------------------------------------------------------------------------------------

(1) The registration fee is calculated in accordance with Rule 457(i) and (n).
(2) This Registration Statement is deemed to cover the ___% Convertible Junior Subordinated Debentures due 203_ of Greater Atlantic Financial Corp., the rights of holders thereof under the related Indenture, and the rights of holders of Convertible Preferred Securities under the related Trust Agreement, the Guarantee and the Expense Agreement entered into by Greater Atlantic Financial Corp.
(3) The ___% Convertible Junior Subordinated Debentures due 203_ will be purchased by Greater Atlantic Capital Trust I with the proceeds of the sale of the Convertible Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the Convertible Preferred Securities of Greater Atlantic Capital Trust I upon its dissolution and the distribution of assets.
(4) No separate consideration will be received for the Guarantee of Greater Atlantic Financial Corp.
(5) Such indeterminate number of shares of common stock as may be issuable upon conversion of the Convertible Preferred Securities registered hereunder. Shares of common stock issued upon conversion of the Convertible Preferred Securities will be issued without the payment of additional consideration. This Registration Statement also covers such shares as may be issuable upon such conversion pursuant to anti-dilution adjustments.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                UP TO $_,000,000 CONVERTIBLE PREFERRED SECURITIES
                  ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

                        GREATER ATLANTIC CAPITAL TRUST I

             ____% CUMULATIVE CONVERTIBLE TRUST PREFERRED SECURITIES

           (LIQUIDATION AMOUNT $__ PER CONVERTIBLE PREFERRED SECURITY)
   FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED ON A SUBORDINATED BASIS,
                         DESCRIBED IN THIS PROSPECTUS BY

                        GREATER ATLANTIC FINANCIAL CORP.

                                 [COMPANY LOGO]
                            ------------------------

        Greater Atlantic Capital Trust I is distributing to Greater Atlantic Financial Corp.'s shareholders of record on _______________, 2001 _____ rights for each share of Greater Atlantic Financial's common stock outstanding on that date, or rights to purchase a total of up to ____________ convertible preferred securities.

        Each whole right will entitle you to purchase one convertible preferred security for $____ under the basic subscription privilege. You will also have the right to oversubscribe for up to the maximum number of convertible preferred securities offered in the rights offering if you exercise your full basic subscription privilege. If we receive oversubscription requests for more convertible preferred securities than we have available for oversubscription, you will receive only your pro rata portion of these convertible preferred securities based on the number of convertible preferred securities you subscribe for pursuant to your oversubscription privilege to the total number of convertible preferred securities subscribed for pursuant to oversubscription privileges.

        The rights offering will expire at 5:00 p.m., Eastern time, on __________ __, 2002, unless we decide to extend it.

        The convertible preferred securities represent an indirect interest in our _____% convertible junior subordinated debentures. The convertible debentures have the same payment terms as the convertible preferred securities and will be purchased by Greater Atlantic Capital Trust I using the proceeds from the rights offering. The convertible preferred securities are convertible into shares of our common stock as described in this prospectus.

        Our common stock trades on the Nasdaq National Market under the symbol "GAFC." The closing price as reported on Nasdaq on _____________ ___, 2001, was $_________. The convertible preferred securities are expected to be approved for inclusion on the Nasdaq National Market under the symbol "GAFCP." Trading is expected to commence on or before delivery of the securities.

        SEE "RISK FACTORS" BEGINNING ON PAGE __ FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

        THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE SAVINGS AND ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


===========================================================================================================================
                                                                    PRICE TO INVESTORS           PROCEEDS TO TRUST (1)
                                                               ---------------------------  -------------------------------
Price per Convertible Preferred Security.....................             $__.00                      $__,000,000

Total........................................................             $__.00                      $__,000,000
===========================================================================================================================

(1) Before deducting estimated offering expenses of $________ payable by Greater Atlantic Financial Corp.

               The date of this prospectus is ___________ __, 2002

                                     SUMMARY

        This summary highlights information contained in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus, including our financial statements, as well as other considerations that are important to you in making your decision about whether to invest in the securities. You should pay special attention to the "Risk Factors" section beginning on page ___ of this prospectus to determine whether an investment in the securities is appropriate for you.

        As described in greater detail in this prospectus, fractional rights that would be issued in the rights offering will be rounded up to the next whole right. Since we do not at this time know the number of additional rights that brokers and other persons that hold shares of common stock for the accounts of others will need in order to round up fractional rights for those accounts, we cannot determine the precise number of convertible preferred securities that we will issue in connection with the rights offering. As set forth on the cover page of this prospectus, the Trust may issue a total of __________ convertible preferred securities in the rights offering. This amount includes_________ convertible preferred securities, which is our estimate of the maximum number of convertible preferred securities that the Trust will need to issue as a result of the rounding up of fractional rights to the next whole right. Unless otherwise indicated, all information in this prospectus assumes that all ___________ convertible preferred securities will be issued in the rights offering. As used in this prospectus, "we" and "us" and "our" refer to Greater Atlantic Financial and its subsidiaries depending on the context.

                                  THE COMPANIES

GREATER ATLANTIC FINANCIAL CORP.                Greater Atlantic Financial Corp., headquartered in Reston,
10700 Parkridge Boulevard                       Virginia, is a savings and loan holding company, which was
Reston, Virginia 20191                          organized in June 1997. We conduct substantially all of our
(703) 391-1300                                  business through our wholly-owned subsidiary, Greater Atlantic
                                                Bank, a federally-chartered savings bank, and its wholly-owned subsidiary, Greater Atlantic Mortgage Corporation. We offer traditional banking services to customers through nine Greater
                                                Atlantic Bank branches located throughout the greater Washington,
                                                D.C./Baltimore Metropolitan area. We also originate mortgage loans for sale in the secondary market through Greater Atlantic Mortgage.

                                                At September 30, 2001, we had total assets of $370.6 million, total deposits of $230.0 million and total consolidated shareholders'
                                                equity of approximately $21.2 million.

                                                Since our organization in 1997, we have experienced a significant increase in our assets. Our total assets have grown from $31.6 million at September 30, 1997 to $370.6 million at September 30,
                                                2001. This growth in assets has been accomplished through opening new branches, increasing deposit market share in existing branches and through acquisition. Since organizing in 1997, we have opened
                                                4 new branch offices. We continued our expansion through our acquisition of Dominion Savings Bank, with assets of approximately
                                                $40.9 million, in August 2000. The acquisition of Dominion Savings
                                                Bank's three offices located in Front Royal, New Market and
                                                Winchester grew our branch network by 50% and enhanced our franchise by establishing a presence in the attractive Shenandoah
                                                Valley market. In addition, Greater Atlantic Mortgage opened a satellite office in Martinsburg, West Virginia, and offices in
                                                Rockville and Wheaton, Maryland to expand its retail production. We believe that there is a void in the Washington, D.C./Baltimore metropolitan area for service-oriented, community banks due to the continued consolidation of in-market institutions predominantly by larger, out-of-state banks.

                                                While we expect to continue to experience significant growth in our assets through additional investments in securities and to consider acquisitions, as opportunities permit, management expects to focus on the expansion of its commercial lending activities. The principal lending activity of Greater

                                                Atlantic Bank is the origination of mortgage loans for the purpose of purchasing or refinancing single family residential property.
                                                Greater Atlantic Bank also originates, and has increased its emphasis on, multi- family loans, construction loans, commercial real estate loans, commercial business loans and a variety of consumer loans. In its effort to increase its volume of commercial lending, Greater Atlantic Bank hired an experienced commercial loan officer on November, 2001 with the responsibility of further developing the commercial lending policy and increasing volume.

                                                We also invest in mortgage-backed securities, securities issued by the U.S. Government, collateralized mortgage obligations and corporate debt securities.

                                                We offer traditional banking services to our customers through our nine branches located in Washington, D.C., Rockville and Pasadena,
                                                Maryland and Arlington, Front Royal, New Market, South Riding,
                                                Sterling and Winchester, Virginia. Services for personal accounts include no cost and interest checking, money market savings accounts, certificates of deposit, savings accounts, individual retirement accounts, credit cards and safe deposit boxes. Services for business accounts include small business checking, business interest checking, business savings, money market investment accounts, escrow management accounts and merchant services.

GREATER ATLANTIC CAPITAL TRUST I                The Trust is a newly formed financing subsidiary of Greater
c/o Greater Atlantic Financial Corp.            Atlantic Financial. Upon issuance of the convertible preferred
10700 Parkridge Boulevard                       securities, the purchasers in this rights offering will own all of
Reston, Virginia 20191                          the issued and outstanding convertible preferred securities of the
(703) 391-1300                                  Trust. In exchange for our capital contribution to the Trust, we will own all of the common securities of the Trust. The Trust exists exclusively for the following purpose:

                                                -       issuing convertible preferred securities in this rights
                                                        offering for cash;

                                                -       issuing the common securities to us;

                                                -       investing the proceeds from the sale of its convertible
                                                        preferred and common securities in an equivalent amount of convertible junior subordinated debentures for the Trust,
                                                        to be issued by us; and

                                                -       engaging in activities that are incidental to those listed above, such as receiving payments on the debentures and
                                                        making distributions to securityholders, furnishing notices and other administrative tasks.

              THE CONVERTIBLE PREFERRED SECURITIES RIGHTS OFFERING


RIGHTS....................................      If you were a record holder of our common stock at the close of business on ________________, 2001, you will receive, at no charge,
                                                _____ subscription rights for each share of common stock you held at that time. Fractional rights will be rounded up to the next whole right.

SUBSCRIPTION PRICE........................      $_____ per convertible preferred security.


BASIC SUBSCRIPTION                              For each whole right that you own, you will have a basic
PRIVILEGE.................................      subscription privilege to buy from the Trust one convertible preferred security at the

                                                subscription price. You may exercise the basic subscription privilege for some or all of your rights.

OVERSUBSCRIPTION PRIVILEGE................      If you exercise your full basic subscription privilege for any rights, you will also have an oversubscription privilege to subscribe for any convertible preferred securities that our other rights holders do not purchase under their basic subscription privilege. If the number of convertible preferred securities remaining after the exercise of the basic subscription privileges is not sufficient to satisfy all subscriptions pursuant to the exercise of oversubscription privileges, all rights holders that exercise their oversubscription privilege will receive from the convertible preferred securities available for oversubscription the lesser of (1) the number of convertible preferred securities they oversubscribe for or (2) the number of the convertible preferred securities in proportion to the number of convertible preferred securities for which they subscribe pursuant to their
                                                oversubscription privilege to the total number of convertible preferred securities for which all rights holders subscribe pursuant to oversubscription privileges, subject to rounding up or down for fractional convertible preferred securities as determined by us.

RECORD DATE...............................      _______________, 2001.

EXPIRATION DATE...........................      The rights will expire at 5:00 p.m., Eastern time, on
                                                _______________, 2002 unless we, in our sole discretion, decide to extend the rights offering. Any rights that are not exercised by or on the expiration date will expire and will no longer be
                                                exercisable.

HOW TO EXERCISE RIGHTS....................      You may exercise rights by completing and signing your subscription order form and delivering it, together with payment of the subscription price and any other required documents to the subscription agent by the expiration date. It is very important that you read carefully "The Rights Offering--Subscription
                                                Payments" and the subscription order form and related instructions for more information regarding the methods of delivery and payment, because if you fail to comply with these requirements, your rights may not be properly exercised and may expire without value. Once you have exercised rights, you may not revoke that exercise. All convertible preferred securities must be purchased through a DTC participant such as a broker or a dealer.

TRANSFERABILITY OF RIGHTS.................      Subscription rights are non-transferable.

YOU WILL NOT RECEIVE CERTIFICATES.........      The convertible preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, or its
                                                nominee. This means that you will not receive a certificate for the convertible preferred securities, and your ownership interests will be recorded through the DTC book-entry system. Therefore, all convertible preferred securities must be purchased through a DTC participant such as a broker or dealer.

UNFULFILLED SUBSCRIPTIONS.................      If you subscribe for convertible preferred securities in the oversubscription privilege and we are unable to sell you all of the convertible preferred securities for which you oversubscribe, due to proration or otherwise, we will return your payment of the subscription

                                                price for the unpurchased convertible preferred securities at the time of the closing of the offering. You will not receive interest on funds you pay to the subscription agent, whether the convertible preferred securities are issued or the funds are returned.

FEDERAL INCOME TAX
CONSEQUENCES OF RIGHTS....................      For United States federal income tax purposes, you will generally not recognize taxable income in connection with the distribution or exercise of rights. "Federal Income Tax Consequences."

SUBSCRIPTION AGENT........................      Wilmington Trust Company, as a trustee of the Trust, will act as the subscription agent for the rights offering.

SUBSCRIPTIONS BY INSIDERS.................      Our directors, executive officers and the beneficial owners of more than 5% of our common stock currently intend to subscribe for
                                                $______ million of the convertible preferred securities. No individual has entered into a binding agreement to purchase these convertible preferred securities and, therefore, actual purchases could be more or less than indicated.

                      THE CONVERTIBLE PREFERRED SECURITIES

THE ISSUER................................      Greater Atlantic Capital Trust I

SECURITIES BEING OFFERED..................      _________ convertible preferred securities, which represent preferred undivided interests in the assets of the Trust. Those assets will consist solely of the convertible debentures and payments received on the convertible debentures from us.

                                                The Trust will sell the convertible preferred securities to the public for cash. The Trust will use that cash to buy the
                                                convertible debentures from us.

WHEN DISTRIBUTIONS WILL BE PAID TO
YOU.......................................      If you purchase the convertible preferred securities, you are entitled to receive cumulative cash distributions at a _____%
                                                annual rate. Distributions will accumulate from the date the Trust issues the convertible preferred securities and will be paid quarterly on March 31, June 30, September 30 and December 31 of
                                                each year, beginning March 31, 2002. As long as the convertible preferred securities are represented by a global security, the record date for distributions on the convertible preferred securities will be the business day prior to the distribution date.
                                                We may defer the payment of cash distributions, as described below.

WHEN THE SECURITIES MUST BE                     The convertible debentures will mature and the convertible
REDEEMED..................................      preferred securities must be redeemed on December 31, 2031. We have the option, however, to shorten the maturity date to a date not earlier than December 31, 2003 without the payment of any premium amount.

REDEMPTION BEFORE DECEMBER 31,
2031 IS POSSIBLE..........................      The Trust must redeem the convertible preferred securities when the convertible debentures are paid at maturity, or upon any earlier redemption of the debentures to the extent the debentures are redeemed. We may redeem all or part of the convertible debentures at any time on or after December 31, 2003 without the payment of any premium amounts.

                                                In addition, we may redeem all of the convertible debentures, at any time, without premium, if:

                                                -       there is a change in existing laws or regulations, or new
                                                        official administrative or judicial interpretation or
                                                        application of these laws and regulations, that causes the interest we pay on the convertible debentures no longer to be deductible by us for federal income tax purposes; or the
                                                        Trust becomes subject to federal income tax; or the Trust
                                                        becomes or will become subject to certain other taxes or
                                                        governmental charges; or

                                                -       there is a change in existing laws or regulations that
                                                        requires the Trust to register as an investment company; or

                                                -       there is a change in the capital adequacy guidelines of the
                                                        Federal Reserve that results in the preferred securities
                                                        not being counted as Tier 1 capital, applied as if we were a bank holding company.

                                                We may also redeem the convertible debentures at any time, and from time to time, without premium, in an amount equal to the
                                                liquidation amount of any convertible preferred securities we purchase, plus a proportionate amount of common securities, but only in exchange for a like amount of the convertible preferred securities and common securities then owned by us.

                                                If your convertible preferred securities are redeemed by the Trust, you will receive the liquidation amount of $___ per convertible preferred security, plus any accrued and unpaid distributions to the date of redemption.

WE HAVE THE OPTION TO EXTEND THE
INTEREST PAYMENT PERIOD...................      The Trust will rely solely on payments made by us under the convertible debentures to pay distributions on the convertible preferred securities. As long as we are not in default under the indenture relating to the convertible debentures, we may, at one or more times, defer interest payments on the convertible debentures for up to 20 consecutive quarters, but not beyond December 31,
                                                2031. If we defer interest payments on the convertible debentures:

                                                -       the Trust will also defer distributions on the convertible preferred securities;

                                                -       the distributions you are entitled to will accumulate; and

                                                -       these accumulated distributions will earn interest at an
                                                        annual rate of ___%, compounded quarterly, until paid.

                                                At the end of any deferral period, we will pay to the Trust all accrued and unpaid interest under the convertible debentures. The
                                                Trust will then pay all accumulated and unpaid distributions to you.

YOU WILL STILL BE TAXED IF
DISTRIBUTIONS ARE DEFERRED................      If a deferral of payment occurs, you will still be required to recognize the deferred amounts as income for federal income tax purposes in advance of receiving these amounts even if you are a cash basis taxpayer.

OUR GUARANTEE OF PAYMENT..................      Our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the Trust under the convertible preferred securities. Under the guarantee agreement, we guarantee the Trust will use its assets to pay the distributions on the convertible preferred securities and the liquidation amount upon liquidation of the Trust. However, the guarantee does not apply when the Trust does not have sufficient funds to make the payments. If we do not make payments on the convertible debentures, the Trust will not have sufficient funds to make payments on the convertible preferred securities. In this event, your remedy is to institute a legal proceeding directly against us for enforcement of payments under the convertible debentures.

WE MAY DISTRIBUTE THE DEBENTURES
DIRECTLY TO YOU...........................      We may, at any time, dissolve the Trust and distribute the convertible debentures to you. If we distribute the convertible debentures, we will use our best efforts to list them on a national securities exchange or comparable automated quotation system.

HOW THE SECURITIES WILL RANK IN
RIGHT OF PAYMENT..........................      Our obligations under the convertible preferred securities, convertible debentures and guarantee are unsecured and will rank as follows with regard to right of payment:

                                                -       the convertible preferred securities will rank equally with the common securities of the Trust. The Trust will pay
                                                        distributions on the convertible preferred securities and
                                                        the common securities pro rata. However, if we default with respect to the convertible debentures, then no
                                                        distributions on the common securities of the Trust or our common stock will be paid until all accumulated and unpaid distributions on the convertible preferred securities have been paid;

                                                -       our obligations under the convertible debentures and the
                                                        guarantee are unsecured and generally will rank junior in
                                                        priority to our existing and future senior and subordinated indebtedness;

                                                -       because we are a holding company, the convertible
                                                        debentures and the guarantee will effectively be
                                                        subordinated to all depositors' claims, as well as existing and future liabilities of our subsidiaries.

VOTING RIGHTS OF THE PREFERRED
SECURITIES................................      Except in limited circumstances, holders of the convertible preferred securities will have no voting rights.

PROPOSED NASDAQ NATIONAL
MARKET SYMBOL.............................      GAFCP

HOW THE PROCEEDS OF THIS
OFFERING WILL BE USED.....................      The Trust will invest all of the proceeds from the sale of the convertible preferred securities in the convertible debentures. We estimate that the net proceeds to us from the sale of the
                                                convertible debentures to the Trust, after deducting offering expenses, will be approximately $______ million. We currently intend to retain approximately $2.0 million of the proceeds for general corporate purposes. Initially, we will invest the retained funds in short-term investment grade securities. We intend to invest the remainder of the proceeds in Greater Atlantic Bank to increase its capital position. Initially, these funds will be invested in short-term investment grade securities. Subsequently, such proceeds may be used to fund new loans and other investments.

CONVERSION INTO COMMON STOCK..............      Each convertible preferred security is convertible on or after 60 days after the closing of the offering, at the option of the holder, into shares of our common stock at the initial conversion ratio of one share of common stock for each convertible preferred security (equivalent to an initial conversion price of $____ per share of common stock), subject to adjustment under certain circumstances. The last reported sales price of our common stock on the Nasdaq National Market on _______________, 2002, was $_______.
                                                If you want to convert a convertible preferred security, the conversion agent will exchange your convertible preferred security for the appropriate principal amount of convertible debentures held by the Trust and immediately convert the convertible debentures into shares of our common stock. You will receive cash in lieu of fractional shares. However, you will not receive cash or additional shares of our common stock to compensate you for any accrued but unpaid distributions on the convertible preferred security through the time of conversion. These accrued amounts will be forfeited.

                                  RISK FACTORS

        An investment in the convertible preferred securities involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in Greater Atlantic Financial and the Trust before you purchase any of the convertible preferred securities offered by this prospectus.

        Because the Trust will rely on the payments it receives on the debentures it owns to fund all payments on the convertible preferred securities, you are making an investment decision that relates to the debentures being issued by us as well as the convertible preferred securities. You should carefully review the information in this prospectus about the convertible preferred securities, the convertible debentures and the guarantee.

        Because the convertible preferred securities are convertible into our common stock as described in this prospectus, prospective purchasers of convertible preferred securities are also making an investment decision with regard to our common stock. For this reason, you should also carefully review the information in this prospectus about our business and our common stock.

RISKS RELATED TO AN INVESTMENT IN GREATER ATLANTIC FINANCIAL CORP.

OUR RAPID GROWTH PRESENTS INCREASED RISKS.

        Since the acquisition of Greater Atlantic Bank, we have grown rapidly as a result of our branch expansion and the acquisition of Dominion Savings Bank. In the short-term, we expect this rapid growth to continue. To date, we have not experienced any material problems as a result of our growth. We believe we have the management, data processing systems, internal controls and a strong credit culture to support continued rapid growth. However, our growth and profitability depend on the ability of our officers and key employees to manage our growth effectively, to attract and retain skilled employees and to maintain adequate internal controls and a strong credit culture. Accordingly, there can be no assurance that we will be successful in managing our expansion and the failure to do so would adversely affect our financial condition and results of operations.

INTEREST RATES MAY REDUCE OUR NET INCOME AND FUTURE CASH FLOWS.

        Our primary source of income is our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense incurred on our interest-bearing liabilities. Because interest rates on deposit liabilities generally re-price more quickly than the interest rates on fixed-rate loans, our net interest income generally increases during periods of declining interest rates and decreases during periods of rising interest rates. In an environment of decreasing interest rates, the average life of the loans and mortgage-backed securities in our portfolio may decrease as the result of borrowers refinancing their mortgage loans to reduce their borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest such prepayments at rates which are comparable to the rates that we previously earned on the prepayed loans or securities. Further, during periods of rapidly declining interest rates, our interest expense may adjust more slowly in the short term than our interest income because a majority of our deposit accounts consist of certificates of deposit that have fixed terms and generally higher interest rates than our other deposit products, while our adjustable-rate mortgage loans may adjust frequently throughout the year.

        As a federal savings bank, Greater Atlantic Bank is required to monitor changes in the net present value of the expected future cash flows of its assets and liabilities, which is referred to as net portfolio value or NPV. In addition, we monitor our NPV ratio, which is our NPV divided by the estimated market value of total assets. The NPV ratio can be viewed as a corollary to our capital ratios. To monitor our overall sensitivity to changes in interest rates, we simulate the effect of instantaneous changes in interest rates of up to 200 basis points on our assets and liabilities. As of September 30, 2001, an increase in interest rates of 200 basis points would have increased our NPV by approximately 26.18%, resulting in an NPV ratio of 7.57%. There can be no assurance that future changes in our mix of assets and liabilities will not result in more extensive declines in our NPV and NPV ratio.

WE RELY ON MORTGAGE BANKING INCOME WHICH CARRIES RELATED RISKS.

        We have been and continue to be dependent on the origination and sale of loans by Greater Atlantic Mortgage to sustain profitable operations. This strategy anticipates that revenues from mortgage banking operations will offset losses, if any, from our retail branch operations, which have expanded rapidly since our organization. While this strategy of real estate loan origination activity, including refinancings, has been successful during periods of declining interest rates and favorable economic conditions, it was not successful during periods of rising interest rates and unfavorable economic conditions. Although currently favorable economic conditions exist, there is no assurance that such favorable conditions will prevail. To the extent such favorable conditions fail to continue, income from Greater Atlantic Mortgage may not be available to support our operations.

WE RELY HEAVILY ON OUR MANAGEMENT TEAM, AND THE UNEXPECTED LOSS OF KEY MANAGERS MAY ADVERSELY AFFECT OUR OPERATIONS.

        We are dependent on the continued services of certain key management personnel, including Carroll E. Amos, our President and Chief Executive Officer. Our ability to retain executive officers and the current management teams of each of our lines of business will continue to be important to successful implementation of our strategies. We have entered into an employment agreement with Mr. Amos. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results. Neither Greater Atlantic Financial nor Greater Atlantic Bank has a "key man" life insurance policy for Mr. Amos.

OUR RESIDENTIAL CONSTRUCTION AND NONRESIDENTIAL LENDING CARRY GREATER RISK THAN PERMANENT LOANS ON SINGLE-FAMILY HOMES.

        At September 30, 2001, residential construction, commercial real estate (including multi-family residential real estate) and commercial business amounted to approximately $48.8 million or approximately 27.59% of our total loan portfolio. Greater Atlantic Bank intends to continue to emphasize these types of lending, which generally provide higher rates of return but also possess a greater risk of loss than single-family residential real estate loans. The greater risk results from generally higher loan balances and dependence on the performance of the property and the business assets other than real estate such as equipment, inventory and accounts receivable.

        Net charge-offs for residential construction, commercial real estate (including multi-family residential real estate) and commercial business amounted to approximately $53,000 (or 48.69% of total net charge-offs) and $0 for the years ended September 30, 2001 and 2000, respectively. Greater Atlantic Bank's level of loans delinquent 60 days or more has increased from $612,000, or 0.43% of total loans, at September 30, 2000 to $933,000, or 0.53% of total loans, at September 30, 2001.

        Greater Atlantic Bank cannot assure that its level of delinquent loans or its level of charge-offs of residential construction, commercial real estate (including multi-family residential real estate) and commercial business, as well as other types of loans, will not be higher in future periods, which could lead to a significant increase in the provision for loan losses in future periods and reduce net income. Additionally, our growth in residential construction, commercial real estate (including multi-family residential real estate) and commercial business has occurred in a relatively strong real estate and business environment. These loans have generally performed according to contractual terms throughout this time period. Accordingly, such loans could experience higher levels of nonperformance in future periods if the economic or business environment continues to deteriorate.

STRONG COMPETITION COULD HURT GREATER ATLANTIC FINANCIAL'S PROFITS.

        Greater Atlantic Financial faces intense competition both in making loans and attracting deposits. This competition has made it more difficult for Greater Atlantic Financial to make new loans and at times has forced it to offer higher deposit rates in its market area. Greater Atlantic Financial expects competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to market entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non- depository institutions to offer products and services that traditionally have been provided by banks. Recent changes in federal banking law now permit affiliation among banks, securities firms and insurance companies, which also will change the competitive environment to which Greater Atlantic Financial conducts business. Some of the institutions with which Greater Atlantic Financial competes are significantly larger than Greater Atlantic Financial and, therefore, have significantly greater resources.

A DOWNTURN IN THE LOCAL ECONOMY COULD HURT OUR PROFITS.

        A majority of Greater Atlantic Bank's commercial loans and residential real estate loans are concentrated in borrowers who live and work in the Washington, D.C./Baltimore Metropolitan area. As a result of this concentration, a downturn in the Washington, D.C./Baltimore Metropolitan economy would likely cause significant increases in non-performing loans and assets, which could hurt our profits. The recent events resulting in the damage to the Pentagon have had a direct impact on the Washington, D.C./Baltimore Metropolitan economy. The displacement of workers and disruption to the financial community in Washington, D.C./Baltimore metropolitan may impact real estate values, interrupt consumer spending and may hurt business profitability throughout the area. This may result in an increase in non-performing loans and assets, which, in turn, could hurt our profits.

OWNERSHIP OF OUR COMMON STOCK IS CONCENTRATED IN PERSONS AFFILIATED WITH GREATER ATLANTIC FINANCIAL.

        Our directors, executive officers and the beneficial owners of more than 5% of Greater Atlantic Financial's common stock own in the aggregate approximately 37.27% of the common stock of Greater Atlantic Financial (35.89% assuming the exercise of outstanding options and warrants). If, they were to act as a group or in concert, they could exercise a significant influence over the outcome of any stockholder vote requiring a majority vote or in the election of directors and could effectively exercise veto power on matters requiring a stockholder vote with respect to certain business combinations.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN SUPERMAJORITY VOTING REQUIREMENTS AND OTHER ANTI-TAKEOVER MEASURES.

        Our certificate of incorporation and bylaws contain provisions designed to help our board of directors deal with attempts to acquire control of Greater Atlantic Financial. Those provisions include classification of the board of directors into three classes pursuant to which directors of each class serve for staggered three year periods. The certificate of incorporation also provides for 80% supermajority voting provisions for the approval of certain business combinations. Those provisions do not prevent a takeover. However, they may discourage a takeover attempt not approved by our board of directors even if it offered stockholders a substantial premium over the market price of our stock. As a result, stockholders who might desire to participate in such a transaction might not have the opportunity to do so. Such provisions also make the removal of our board of directors and management more difficult and may serve to keep current management in place. In turn, that could adversely affect the market price of the common stock. We do not have a stockholders' rights plan.

RISKS RELATED TO AN INVESTMENT IN THE CONVERTIBLE PREFERRED SECURITIES

IF WE DO NOT MAKE INTEREST PAYMENTS UNDER THE CONVERTIBLE DEBENTURES, THE TRUST WILL BE UNABLE TO PAY DISTRIBUTIONS AND LIQUIDATION AMOUNTS. THE GUARANTEE WOULD NOT APPLY BECAUSE THE GUARANTEE COVERS PAYMENTS ONLY IF THE TRUST HAS FUNDS AVAILABLE.

        The Trust will depend solely on our payments on the convertible debentures to pay amounts due to you on the convertible preferred securities. If we default on our obligation to pay the principal or interest on the convertible debentures, the Trust will not have sufficient funds to pay distributions or the liquidation amount on the related preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the Trust has sufficient funds to make distributions or to pay the liquidation amount. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee's rights under the indenture relating to the convertible debentures.

OUR ABILITY TO MAKE INTEREST PAYMENTS ON THE DEBENTURES AND CONVERTIBLE DEBENTURES TO THE TRUST MAY BE RESTRICTED.

        We are a holding company and substantially all of our assets are held by our subsidiaries. Our ability to make payments on the convertible debentures when due will depend primarily on available cash resources at Greater Atlantic Financial and dividends from our subsidiaries. Dividend payments or extensions of credit from Greater Atlantic Bank are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over our banking subsidiary. The ability of our subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. Our subsidiaries may not be able to pay dividends in the future.

THE CONVERTIBLE DEBENTURES AND THE GUARANTEE RANK LOWER THAN MOST OF OUR OTHER INDEBTEDNESS AND OUR HOLDING COMPANY STRUCTURE EFFECTIVELY SUBORDINATES ANY CLAIMS AGAINST US TO THOSE OF OUR SUBSIDIARIES' CREDITORS.

        Our obligations under the convertible debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness. At September 30, 2001, we had no senior indebtedness and subordinated indebtedness. The issuance of the convertible debentures and the convertible preferred securities does not limit our ability or the ability of our subsidiaries to incur additional indebtedness, guarantees or other liabilities.

        Because we are a holding company, the creditors of our subsidiaries, including depositors, also will have priority over you in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the convertible debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should look only to our assets for payments on the convertible preferred securities and the convertible debentures. The convertible debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future.

WE HAVE THE OPTION TO DEFER INTEREST PAYMENTS ON THE CONVERTIBLE DEBENTURES FOR SUBSTANTIAL PERIODS.

        We may, at one or more times, defer interest payments on the convertible debentures for up to 20 consecutive quarters. If we defer interest payments on the convertible debentures, the Trust will defer distributions on the convertible preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the convertible debentures, held by the Trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date.

        You will also not receive the cash related to any accrued and unpaid interest from the Trust if you sell the convertible preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the convertible preferred securities. If you sell the convertible preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

        We do not currently intend to exercise our rights to defer interest payments on the convertible debentures. However, if we do defer interest payments, the market price of the convertible preferred securities, would likely be adversely affected. The convertible preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures or the convertible debentures. If you sell the convertible preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold the convertible preferred securities. Because of our right to defer interest payments, the market price of the convertible preferred securities may be more volatile than the market prices of other securities without the deferral feature.

WE HAVE MADE ONLY LIMITED COVENANTS IN THE INDENTURE AND THE TRUST AGREEMENT.

        The indenture governing the convertible debentures and the trust agreement governing the Trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity. The instruments do not protect holders of the convertible debentures or the convertible preferred securities in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limits our ability or the ability of any subsidiary to incur additional indebtedness. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the convertible debenture, or the guarantee.

WE MAY REDEEM THE CONVERTIBLE DEBENTURES BEFORE DECEMBER 31, 2031.

        Under the following circumstances, we may redeem the convertible debentures before their stated maturity without payment of premium:

        - We may redeem the convertible debentures, in whole or in part, at any time on or after December 31, 2003.

        - We may redeem the convertible debentures in whole, but not in part, within 180 days after certain occurrences at any time during the life of the Trust. These occurrences may include adverse tax, investment company or bank regulatory developments.

        You should assume that an early redemption may be attractive to us if we are able to obtain capital at a lower cost than we must pay on the convertible debentures or if it is otherwise in our interest to redeem the convertible debentures. If the convertible debentures are redeemed, the Trust must redeem convertible preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the convertible debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the convertible preferred securities.

WE CAN DISTRIBUTE THE CONVERTIBLE DEBENTURES TO YOU, WHICH MAY HAVE ADVERSE TAX CONSEQUENCES FOR YOU; THIS RIGHT COULD ALSO ADVERSELY AFFECT THE MARKET PRICE OF THE CONVERTIBLE PREFERRED SECURITIES.

        The Trust may be dissolved at any time before maturity of the convertible debentures. If this happens, the trustee may distribute the convertible debentures to you under the terms of the Trust Agreement.

        We cannot predict the market prices for the convertible debentures that may be distributed in exchange for convertible preferred securities upon liquidation of the Trust. The convertible preferred securities, or the convertible debentures that you may receive if the Trust is liquidated, may trade at a discount to the price that you paid to purchase the convertible preferred securities. Because you may receive the convertible debentures, your investment decision with regard to the convertible preferred securities will also be an investment decision with regard to the convertible debentures. You should carefully review all of the information contained in this prospectus regarding the convertible debentures.

        Under current interpretations of federal income tax laws supporting classification of the Trust as a grantor trust for tax purposes, a distribution of the convertible debentures to you upon the dissolution of the Trust would not be a taxable event to you. Nevertheless, if the Trust is classified for federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the convertible debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of the convertible debentures upon the dissolution of the Trust could be a taxable event to you.

THERE IS NO CURRENT PUBLIC MARKET FOR THE CONVERTIBLE PREFERRED SECURITIES AND THEIR MARKET PRICES MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

        There is currently no public market for the convertible preferred securities. Although we have applied to have the convertible preferred securities included on the Nasdaq National Market, there is no guarantee that an active or liquid trading market will develop for the convertible preferred securities or that the quotation of the convertible preferred securities will continue on the Nasdaq National Market. If an active trading market does not develop, the market price and liquidity of the convertible preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the convertible preferred securities will equal or exceed the price you pay for the convertible preferred securities.

        Future trading prices of the convertible preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the convertible preferred securities has been set at the liquidation amount of the convertible preferred securities and may be greater than the market price of the security following the offering.

        The market price for the convertible preferred securities and the convertible debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the convertible debentures.

YOU MUST RELY ON THE PROPERTY TRUSTEE TO ENFORCE YOUR RIGHTS IF THERE IS AN EVENT OF DEFAULT UNDER THE INDENTURE.

        You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the convertible debentures against us. The holders of a majority in liquidation amount of the convertible preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the convertible debentures or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the convertible debentures unless the property trustee fails to do so.

AS A HOLDER OF PREFERRED SECURITIES OR CONVERTIBLE PREFERRED SECURITIES YOU HAVE LIMITED VOTING RIGHTS.

        Holders of convertible preferred securities have limited voting rights. Your voting rights pertain primarily to amendments to the trust agreement. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the convertible preferred securities may replace the property trustee and the Delaware trustee.

                      SELECTED CONSOLIDATED FINANCIAL DATA

        You should read the following Selected Consolidated Financial Data in conjunction with our Consolidated Financial Statements and the notes thereto, the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus.


                                                                                            AT OR FOR THE YEARS
                                                                                            ENDED SEPTEMBER 30,
                                                                                       -----------------------------
                                                                                           2001             2000
                                                                                       ------------     ------------
                                                                                         (IN THOUSANDS, EXCEPT PER
                                                                                              SHARE AMOUNTS)
Consolidated Statements of Operations Data:
   Interest income.....................................................................  $   23,623       $   17,772
   Interest expense....................................................................      17,247           13,094
                                                                                         ----------       ----------
      Net interest income..............................................................       6,376            4,678
   Provision for loan losses...........................................................          55               13
                                                                                         ----------       ----------
      Net interest income after provision for loan losses..............................       6,321            4,665
   Noninterest income..................................................................       5,707            2,054
   Noninterest expense.................................................................      12,550           10,957
                                                                                         ----------       ----------
       Loss before taxes...............................................................        (522)          (4,238)
   Income tax benefit..................................................................           -             (600)
                                                                                         ----------       ----------
   Net loss............................................................................  $     (522)      $   (3,638)
                                                                                         ==========       ==========

Per Share Data:
   Net loss:
     Basic ............................................................................  $    (0.17)      $    (1.21)
     Diluted ..........................................................................       (0.17)           (1.21)
   Book value .........................................................................        7.04             6.94
   Tangible book value ................................................................        6.80             6.94
   Weighted average shares outstanding:
      Basic............................................................................   3,007,434        3,007,434
      Diluted..........................................................................   3,007,434        3,007,434
Consolidated Statements of Financial Condition Data:
   Total assets........................................................................    $370,604         $296,296
   Total loans receivable, net.........................................................     164,603          132,698
   Allowance for loan losses...........................................................         810              765
   Mortgage-loans held for sale........................................................      14,683            5,599
   Investment securities(1) ...........................................................     131,302           70,777
   Mortgage-backed securities(1).......................................................      39,115           66,169
   Total deposits......................................................................     229,982          188,387
   FHLB advances.......................................................................      74,500           46,100
   Other borrowings....................................................................      43,323           36,736
   Total stockholders' equity..........................................................      21,180           20,867
   Tangible capital....................................................................      20,365           20,295

                                                                                       AT OR FOR THE YEARS ENDED
                                                                                             SEPTEMBER 30,
                                                                                   ----------------------------------
                                                                                        2001               2000
                                                                                   --------------    ----------------
                                                                                    (IN THOUSANDS, EXCEPT PER SHARE
                                                                                          AMOUNTS AND YIELDS)
Average Consolidated Statements of
Financial Condition Data:
   Total assets....................................................................    $  343,226        $    251,417
   Investment securities(1)........................................................       118,320              75,808
   Mortgage-backed securities(1)...................................................        46,225              59,489
   Total loans.....................................................................       164,790             106,917
   Allowance for loan losses.......................................................          (800)               (599)
   Total deposits..................................................................       207,657             137,272
   Total stockholders' equity......................................................        21,045              24,067

Performance Ratios(2):
   Return on average assets........................................................         (0.15)%             (1.45)%
   Return on average equity........................................................         (2.48)             (15.12)
   Equity to assets................................................................          6.13                9.57
   Net interest margin.............................................................          1.94                1.93
   Efficiency ratio(3).............................................................        103.86              162.76

Asset Quality Data:
   Non-performing assets to total assets, at period end............................          0.14                0.12
   Non-performing loans to total loans, at period end..............................          0.29                0.14
   Net charge-offs to average total loans..........................................          0.07                0.06
   Allowance for loan losses to:
      Total loans..................................................................          0.46%               0.54%
      Non-performing loans.........................................................        160.08              394.33

Asset Quality Data:
   Non-performing loans............................................................    $      506        $        194
   Non-performing assets...........................................................           506                 366
   Allowance for loan losses.......................................................           810                 765

Capital Ratios of the Bank:
   Leverage ratio..................................................................          5.51%               6.85%
   Tier 1 risk-based capital ratio.................................................         10.94               13.71
   Total risk-based capital ratio..................................................         11.36               14.23

-------------------------
(1) Consists of securities classified as available-for-sale, held-to-maturity and for trading.

(2)     Ratios are presented on an annualized basis where appropriate.

(3) Efficiency ratio consists of noninterest expense divided by net interest income and noninterest income.

                                 USE OF PROCEEDS

        The Trust will invest all of the proceeds from the sale of the convertible preferred securities in the corresponding convertible debentures. We anticipate that the net proceeds to us from the sale of the convertible debentures will be approximately $_____ million after deduction of offering expenses, estimated to be $_______. We currently intend to retain approximately $2.0 million of the proceeds for general corporate purposes. Initially, we will invest the retained funds in short-term investment grade securities. We intend to invest the remainder of the proceeds in Greater Atlantic Bank to increase its capital position. Initially, these funds will be invested in short-term investment grade securities. Subsequently, such proceeds may be used to fund new loans and other investments.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is quoted on the Nasdaq National Market under the symbol "GAFC." The following table sets forth the high and low sales prices and cash dividends declared per share of common stock for the periods indicated. We currently do not pay dividends on our common stock.

HIGH/LOW STOCK PRICE                                                    FISCAL YEARS SEPTEMBER 30,
                                                           ----------------------------------------------------
                                                                     2001                       2000
                                                           -------------------------  -------------------------
                                                               HIGH        LOW            HIGH         LOW
                                                               ----        ---            ----         ---
First Quarter..............................................    3          2 1/8          6 3/4        4 1/4
Second Quarter.............................................    5 1/8      3              4 15/32      3 3/8
Third Quarter..............................................    4 3/4      3              3 7/8        2 1/2
Fourth Quarter.............................................    5 3/4      4 5/8          4            2 11/16

        As of September 30, 2001, there were approximately 493 holders of record of our common stock. The last reported sales price of the common stock on Nasdaq on ______________ __, 2001, was $ ___________.

        Holders of our common stock will be entitled to receive any cash dividends as may be declared by our board of directors. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and considerations and such other factors as our board of directors may deem relevant.

        As a holding company, Greater Atlantic Financial is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to our banking subsidiary limit the payment of dividends, management fees and other distributions by Greater Atlantic Bank to us and may therefore limit our ability to make dividend payments.

                                 CAPITALIZATION

        The following table sets forth our capitalization at September 30, 2001, on a historical basis and as adjusted for the offering of the convertible preferred securities and the application of the estimated net proceeds from the corresponding sale of the convertible debentures to the Trust as if such sale had been consummated on September 30, 2001. This data should be read in conjunction with the consolidated financial statements and notes thereto in this prospectus.

                                                                                                   AT SEPTEMBER 30, 2001
                                                                                         ------------------------------------------
                                                                                                            AS          MAXIMUM AS
                                                                                           ACTUAL       ADJUSTED(1)     ADJUSTED(2)
                                                                                         ----------     -----------     -----------
                                                                                                       (IN THOUSANDS)
LONG-TERM BORROWINGS:
   FHLB advances........................................................................   $74,500        $74,500          $74,500

   Company-obligated mandatorily redeemable convertible preferred
     securities of subsidiary trust.....................................................        --          5,600           10,600

STOCKHOLDERS' EQUITY:

   Common stock, $0.01 par value:.......................................................
      10,000,000 shares authorized; 3,007,434 shares outstanding........................        30             30               30
   Additional paid-in capital...........................................................    25,132         25,132           25,132
   Accumulated deficit..................................................................    (3,450)        (3,450)          (3,450)
   Accumulated other comprehensive income...............................................      (532)          (532)            (532)
   Total stockholders' equity...........................................................    21,180         21,180           21,180

CAPITAL RATIOS (3):
   Leverage ratio.......................................................................     5.51%           6.77%           7.75%
   Tier 1 risk-based capital ratio......................................................    10.94%          13.25%          15.03%
   Total risk-based capital ratio.......................................................    11.36%          13.68%          15.44%

------------------------------------
(1)     Assuming net proceeds of the offering of $10.6 million.
(2)     Assuming net proceeds of the offering of $5.6 million.
(3)     Ratios for Greater Atlantic Bank only.

                       ACCOUNTING AND REGULATORY TREATMENT

        The Trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of the Trust will be included in our consolidated financial statements. The convertible preferred securities will be presented as a separate line item in our consolidated balance sheet under the caption "Company-obligated mandatorily redeemable convertible preferred securities of subsidiary trust," or other similar caption. In addition, appropriate disclosures about the convertible preferred securities, the guarantee and the convertible debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the convertible preferred securities in our consolidated statements of income.

        Our future reports filed under the Securities Exchange Act of 1934 will include a footnote to the audited consolidated financial statements stating that:

        -       the Trust is wholly-owned;

        - the sole assets of the Trust are the convertible debentures, specifying outstanding principal amount, interest rate and maturity date of the convertible debentures ; and

        - our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the Trust under the convertible preferred securities.

        Under accounting rules of the Securities and Exchange Commission, we are not required to include separate financial statements of the Trust in this prospectus because we will own all of the voting securities of the Trust, the Trust has no independent operations and we guarantee the payments on the convertible preferred securities to the extent described in this prospectus.

                               THE RIGHTS OFFERING

THE RIGHTS

        We are issuing rights at no charge to each record holder of our shares of common stock at the close of business on _____________, 2001. You will receive ____ rights for each share of our common stock that you owned on this date. If you complete and execute the subscription order form, you agree that your exercise of the rights will be on the terms and subject to the conditions specified in the subscription order form and related instructions and in this prospectus.

        Fractional rights will be rounded up to the next whole right. We will not issue or pay cash in lieu of fractional rights. Upon request to the subscription agent, you may combine or divide your subscription order form(s) for one or more subscription order form(s). You may not divide a subscription order form in such a way as to permit you to receive a greater number of rights than you are otherwise entitled to receive. However, a depository, bank, trust company or securities broker or dealer holding shares of the common stock for more than one beneficial owner on _______________, 2001, the record date, may, upon proper showing to the subscription agent, exchange its subscription order form to obtain a subscription order form for the number of rights to which all such beneficial owners in the aggregate would have been entitled had each been a holder of record on the record date.

SUBSCRIPTION PRIVILEGES

        We are offering two types of subscription privileges:

        BASIC SUBSCRIPTION PRIVILEGE. You may purchase one convertible preferred security for every whole right that you hold. You may exercise some or all of your rights.

        OVERSUBSCRIPTION PRIVILEGE. If you exercise your full basic subscription privilege, you may also subscribe for additional convertible preferred securities not subscribed for by other rights holders under their basic subscription privilege. If you wish to exercise your oversubscription privilege, you must specify the number of additional convertible preferred securities you want to purchase, up to the maximum number of convertible preferred securities offered in the rights offering, and must submit payment for the subscription price for those additional convertible preferred securities to the subscription agent. If the number of convertible preferred securities remaining after the exercise of the basic subscription privileges is not sufficient to satisfy all subscriptions pursuant to the exercise of oversubscription privileges, rights holders exercising the oversubscription privilege will receive from the available convertible preferred securities the lesser of (1) the number of convertible preferred securities for which they oversubscribed or (2) the number of convertible preferred securities in proportion to the number of convertible preferred securities for which each holder subscribes pursuant to their oversubscription privilege to the total number of convertible preferred securities for which all rights holders subscribe pursuant to oversubscription privileges,, subject to rounding of fractional convertible preferred securities up or down by us. If you are not allocated the full amount of convertible preferred securities for which you oversubscribe, you will receive a refund (without interest) of the subscription price that you delivered for those convertible preferred securities that are not allocated to you. The subscription agent will mail refunds after the closing of the offering.

        In order to exercise the oversubscription privilege, banks, brokers and other nominee rights holders who exercise the oversubscription privilege on behalf of beneficial owners must certify to the subscription agent and to us with respect to each beneficial owner the number of convertible preferred securities subscribed for under the oversubscription privilege.

SUBSCRIPTION PRICE

        The subscription price is $____ per convertible preferred securities, payable as provided in "--Subscription Payments."

DETERMINATION OF THE SUBSCRIPTION PRICE

        Our board of directors determined the subscription price on ________________, 2001. The board of directors considered the subscription price to be fair to our shareholders in light of potential dilution to all shareholders. Among other things, the board of directors considered our financial performance, market rates of interest, the market for trust preferred securities and for convertible trust preferred securities and the volitility of our common stock in its determination of the subscription price.

FINANCIAL ADVISER

        Legg Mason Wood Walker, Incorporated has acted as our financial adviser in connection with the rights offering and has assisted us in structuring the rights offering and other related matters. Legg Mason is not acting as an underwriter in connection with the rights offering, and will not be assisting with or involved in any solicitations or similar activities in connection with the rights offering.

EXPIRATION TIME AND DATE; CLOSING

        The rights offering will expire at 5:00 p.m., Eastern time, on ________________, 2002, unless we, in our sole discretion, extend it. After the expiration of the rights offering, all unexercised rights will be null and void. We will notify you of any extension of the expiration date by issuing a press release. We will not be obligated to honor any purported exercise of rights which the subscription agent receives after the expiration of the offering, regardless of when you sent the documents relating to that exercise. The closing of the offering is expected to take place as soon as practicable after the expiration of the rights offering but not later than __________, 2002. Subscription payments for convertible preferred debentures not allocated or validly purchased, will be returned as soon as practicable following the closing of the rights offering.

EXERCISE OF SUBSCRIPTION RIGHTS

        In order to exercise the rights, you must:

        (1)     complete and sign your subscription order form; and

        (2) deliver the completed and signed subscription order form together with payment in full of the subscription price for each convertible preferred securities for which you subscribe under the basic subscription privilege and the oversubscription privilege to the subscription agent before the expiration of the rights offering.

        If you do not indicate the number of convertible preferred securities to be subscribed for on your subscription order form, or if you indicate a number of convertible preferred securities that does not agree with the aggregate subscription price payment you delivered, you will be deemed to have subscribed for the maximum number of whole convertible preferred securities that may be subscribed for, under both the basic subscription privilege and the oversubscription privilege, based on the aggregate subscription price payment you delivered.

        The signature(s) on the subscription order form should match in every detail the name(s) of the registered owner(s) printed on the subscription order form. If there are joint owners of a subscription order form, each joint owner must sign the subscription order form. All other information on the subscription order form should be printed or typed.

        If the subscription order form is executed by an executor, administrator, trustee, guardian or other fiduciary, or by a corporation, and the rights are not registered in the name of such fiduciary or corporation, as indicated on the subscription order form, the person executing the subscription order form must give his or her full title and furnish proper evidence of authority to act on behalf of the registered owner of the rights, as indicated on the subscription order form.

        If the subscription order form is executed by an attorney-in-fact (except where such execution is by a bank, trust company or broker as agent for the subscriber and the convertible preferred securities are to be registered in the same name as stated on the subscription order form), evidence of authority to act must be furnished.

        If you hold shares of common stock for the account of others, you should contact the respective beneficial owners of those shares as soon as possible to ascertain their intentions and to obtain instructions and certifications with respect to their rights.

        If a beneficial owner so instructs, you should complete the appropriate subscription order form and related documents. You should submit these to the subscription agent with the proper subscription price payment. If you are a beneficial owner whose shares of our common stock are held for your account by a registered holder, you should give your instructions regarding your beneficially held rights to that holder. You cannot exercise your rights directly if your shares are held for your account by another person.

        Convertible preferred securities may only be purchased through a DTC participant. DTC participants are brokers, dealers and others having accounts with DTC. If you are a registered holder of our common stock, you must indicate on the subscription order form the name of the DTC participant through which you intend to purchase the convertible preferred securities, its DTC participant number, your client account number with the DTC participant and the name on the client account.

        You should carefully read the instructions accompanying the subscription order form and follow them closely. You should send your subscription order form, with any other required documents and the subscription price payment, to the subscription agent. Do not send these materials to us.

        The method of delivery of the subscription order form and the payment of the subscription price to the subscription agent is at your election and risk. If you send your subscription order form and payments by mail, we suggest that you send them by registered mail, properly insured. You should also allow sufficient time to ensure delivery to the subscription agent to permit your payment to clear prior to the expiration time.

        We will determine all questions concerning the timeliness, validity, form and eligibility of any exercise of rights, which determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected, or we may reject the purported exercise of any right because of any defect or irregularity. Neither the subscription agent nor we are under any duty to notify you of any defect or irregularity in the exercise of a right, and will not be held liable for any failure to notify you in that regard. We also reserve the right to reject any exercise if it could be deemed unlawful or materially burdensome. See "--Regulatory Limitation" below.

        You should direct any questions or requests for assistance concerning the method of exercising rights, or requests for additional copies of this prospectus supplement and the accompanying prospectus or, the instructions, to _________________________ at (____) ___-____ if you are not a bank or broker or
(___) ___-____, collect, if you are a bank or broker. If you do not exercise your rights prior to 5:00 p.m., Eastern time, on the expiration date, they will expire and be null and void.

SUBSCRIPTION PAYMENTS

        You must pay for all convertible preferred securities you subscribe for, whether under the basic subscription privilege or the oversubscription privilege, in United States dollars, by check or bank draft drawn upon a United States bank, or postal or express money order, payable to "_______________________________ re: ______ Rights Offering" as subscription agent.

        The subscription price will be considered received by the subscription agent only upon:

        -       clearance of an uncertified check; or

        - receipt by the subscription agent of a certified or cashier's check or bank draft drawn upon a United States bank (or for Canadian residents only, a bank located in Canada) or of a postal or express money order; in each case, before 5:00 p.m., Eastern time, on the expiration date. Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay the subscription price by uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure its receipt and clearance by that time. We urge you to consider payment by means of certified or cashier's check or money order.

NO REVOCATION OF EXERCISE

        Once you have exercised the basic subscription privilege or the oversubscription privilege, you may not revoke that exercise.

SUBSCRIPTION AGENT

        The subscription agent is Wilmington Trust Company in its capacity as a trustee for the Trust. The subscription agent's address, to which you must make any required deliveries, is:


                  BY MAIL                                BY OVERNIGHT COURIER                                BY HAND
            Rodney Square North                          Rodney Square North                         Wilmington Trust Plaza
          1100 North Market Street                     1100 North Market Street                            First Floor
         Wilmington, DE 19890-0001                    Wilmington, DE 19890-0001                      c/o Rodney Square North
           ATTN: Corporate Trust                        ATTN: Corporate Trust                       1100 North Market Street
                 Administration                               Administration                          Wilmington, DE 19890-0001
                                                                                                    ATTN: Corporate Trust
                                                                                                          Administration

We will pay the fees and expenses of the subscription agent, and have agreed to indemnify the subscription agent against certain liabilities that it may incur in connection with the rights offering.

REGULATORY LIMITATION

        We will not be required to issue convertible preferred securities in the rights offering to anyone who, in our opinion, would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such convertible preferred securities if such clearance or approval has not been obtained at or prior to the expiration of the rights offering.

WITHDRAWAL OF THE RIGHTS OFFERING

        We reserve the right to withdraw the rights offering for any reason and at any time prior to 5:00 p.m., Eastern time, on the expiration date, in which event the subscription agent will return all subscription price payments without interest. In the event we withdraw the rights offering, all rights will become null and void.

GLOBAL SECURITY FOR CONVERTIBLE PREFERRED SECURITIES

        The convertible preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, or its nominee. This means that you will not receive a certificate for the convertible preferred securities, and your ownership interests will be recorded through the DTC book-entry system. Therefore, all convertible preferred securities must be purchased through a DTC participant. DTC participants are brokers, dealers and others having accounts with DTC. See "--Exercise of Subscription Rights."

        The subscription agent will retain all funds delivered to it in payment of the subscription price until the closing of the offering. If you are allocated fewer than all the convertible preferred securities for which you subscribed, the subscription agent will return your excess subscription price payment to you, without interest, as soon as practicable after the closing of the offering. You will have no rights as a holder with respect to convertible preferred securities subscribed for until the closing of the offering.

NO BOARD RECOMMENDATION

        In making any decision to exercise, you must consider your own best interests. We and none of our board of directors makes any recommendation as to whether you should exercise your rights.

SUBSCRIPTIONS BY INSIDERS

        Our directors, executive officers and the beneficial owners of more than 5% of our common stock currently intend to subscribe for $______ million of the convertible preferred securities. No individual has entered into a binding agreement to purchase these convertible preferred securities and, therefore, actual purchases could be more or less than indicated.

NO EFFECT ON STOCK OPTIONS OR WARRANTS

        We will not make any adjustments in connection with the rights offering to any warrants or options issued by us under the Greater Atlantic Financial Corp. 1997 Stock Option and Warrant Plan or to the number of shares reserved for issuance under the stock option and warrant plan.

QUESTIONS

        If you have any questions about the rights offering or require additional copies of this prospectus supplement and the accompanying prospectus, please contact ___________________ at (___) ___-____ if you are not a bank or broker or (___) ___-____, collect, if you are a bank or broker.

                            DESCRIPTION OF THE TRUST

        Greater Atlantic Capital Trust I is a statutory business trust formed pursuant to the Delaware Business Trust Act under an initial trust agreement executed by us, as sponsor for the Trust, and the trustees, and a certificate of trust has been filed with the Delaware Secretary of State. The initial trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the convertible preferred securities are initially issued. Such amended and restated trust agreement is called the trust agreement. The trust agreement will be qualified under the Trust Indenture Act of 1939.

        The holders of the convertible preferred securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding convertible preferred securities of the Trust which have certain prior rights over the other securities of the Trust in certain circumstances as specified in this prospectus. We will not initially own any of the convertible preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the Trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the convertible preferred securities, are called the trust securities.

        The Trust exists exclusively for the purposes of:

        - issuing the convertible preferred securities to the public for cash;

        - issuing its common securities to us in exchange for our capitalization of the Trust;

        - investing the proceeds from the sale of the trust securities in an equivalent amount of convertible debentures; and

        - engaging in other activities that are incidental to those listed above, such as receiving payments on the debentures and making distributions to security holders, furnishing notices and other administrative tasks.

        The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the Trust to borrow money or make any investment other than in the convertible debentures. Other than with respect to the trust securities, Greater Atlantic has agreed to pay for all debts and obligations and all costs and expenses of the Trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the Trust may become subject, except for United States withholding taxes that are properly withheld.

        The number of trustees of the Trust under the trust agreement will initially be five. Three of the trustees will be persons who are employees or officers of or who are affiliated with Greater Atlantic Financial. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Wilmington Trust Company, a Delaware banking corporation, will act as Delaware trustee. The fifth trustee, called the property trustee, will also initially be Wilmington Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, Wilmington Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the convertible preferred securities may remove the Delaware trustee or the property trustee. The Trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

        The property trustee will hold the convertible debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the convertible debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest- bearing "payment account" established with Wilmington Trust Company to hold all payments made on the convertible debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the convertible preferred securities. We will pay all fees and expenses related to the Trust and the offering of the convertible preferred securities, including the fees and expenses of the trustees.

              DESCRIPTION OF THE CONVERTIBLE PREFERRED SECURITIES

        The convertible preferred securities will be issued pursuant to the trust agreement. For more information about the trust agreement, see "--Description of the Trust" beginning on page ___. Wilmington Trust Company will act as property trustee for the convertible preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the convertible preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

GENERAL

        The trust agreement authorizes the administrative trustees, on behalf of the Trust, to issue the trust securities, which are comprised of the convertible preferred securities to be sold to the public and the common securities. We will own all of the common securities issued by the Trust. The Trust is not permitted to issue any securities other than the trust securities or to incur any other indebtedness.

        The convertible preferred securities will represent preferred undivided beneficial interests in the assets of the Trust, and the holders of the convertible preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The convertible preferred securities will rank equally, and payments on the convertible preferred securities will be made proportionally, with the common securities, except as described under "--Subordination of Common Securities" on page ___.

        The property trustee will hold legal title to the convertible debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the Trust, and payments upon redemption of the convertible preferred securities or liquidation of the Trust, to the extent described under "--Description of the Guarantee" on page ___. The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

DISTRIBUTIONS

        SOURCE OF DISTRIBUTIONS. The funds of the Trust available for distribution to holders of the convertible preferred securities will be limited to payments made under the convertible debentures, which the Trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the convertible debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the convertible debentures, the property trustee will not have funds available to pay distributions on the convertible preferred securities.

        PAYMENT OF DISTRIBUTIONS. Distributions on the convertible preferred securities will be payable at the annual rate of ____% of the $___ stated liquidation amount, payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the convertible preferred securities on the relevant record dates. So long as the convertible preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the convertible preferred securities will be March 31, 2002.

        Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term "business day" we mean any day other than a Saturday, a Sunday, a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

        EXTENSION PERIOD. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the convertible debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No extension period may extend beyond December 31, 2031 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the convertible preferred securities will also be deferred during any such extension period. Any deferred distributions under the convertible preferred securities will accumulate additional amounts at the annual rate of __%, compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.

        During an extension period, we may not:

        - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than the payment of dividends or distributions to us);

        - make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with (including the debentures issued to our other affiliated Delaware trust), or junior in interest to, the convertible debentures or allow any of our subsidiaries to do the same;

        - make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the convertible debentures (other than payments under the guarantee); or

        - redeem, purchase or acquire less than all of the convertible debentures or any of the convertible preferred securities.

        After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

        We do not currently intend to exercise our right to defer distributions on the convertible preferred securities by deferring the payment of interest on the convertible debentures.

CONVERSION RIGHTS

        GENERAL. Convertible preferred securities will be convertible at any time on or after 60 days after the closing of the offering, and prior to the close of business on the business day immediately preceding the date of repayment of such convertible preferred securities, whether at stated maturity or upon redemption (either at the option of Greater Atlantic Financial or pursuant to a Tax Event, an Investment Company Event or a Capital Treatment Event), at the option of the holder thereof and in the manner described below, into shares of common stock at an initial conversion ratio of one share of common stock for each convertible preferred security (equivalent to an initial conversion price of $____ per share of common stock), subject to adjustment as described below. The Trust will covenant in the trust agreement not to convert convertible debentures held by it except pursuant to a notice of conversion delivered to the property trustee, as conversion agent, by a holder of convertible preferred securities. A holder of a convertible preferred security wishing to exercise its conversion right must deliver an irrevocable notice of conversion, together, if the convertible preferred security is in certificated form, with the certificate representing such convertible preferred security, to the conversion agent, which will, on behalf of such holder, exchange such convertible preferred security for a portion of the convertible debentures and immediately convert such convertible debentures into common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. In the event Cede & Co. receives a conversion request from the conversion agent, DTC will redeem the amount of interest credited to the applicable direct participant(s) in the convertible preferred securities in accordance with its procedures.

        Holders of convertible preferred securities at the close of business on a distribution record date will be entitled to receive the distribution payable on such convertible preferred securities on the corresponding distribution date notwithstanding the conversion of such convertible preferred securities following the distribution record date but prior to the distribution date; provided, however, that if any convertible preferred securities are surrendered for conversion during the period from the close of business on any record date through and including the next succeeding distribution date (except any such convertible preferred securities surrendered for conversion after such convertible preferred securities have been called for redemption by Greater Atlantic Financial during an extension period), the convertible preferred securities when surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the distribution which the registered holder on such record date is to receive. Except as described above, no distribution will be payable by Greater Atlantic Financial on converted convertible preferred securities with respect to any distribution date subsequent to the date of conversion and neither the Trust nor Greater Atlantic Financial will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid distributions, whether or not in arrears, on convertible preferred securities surrendered for conversion. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which the related conversion notice was received by the conversion agent.

        Shares of common stock issued upon conversion of convertible preferred securities will be validly issued, fully paid and nonassessable. No fractional shares of common stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by us in cash based on the last reported sale price of common stock on the date such convertible preferred securities are surrendered for conversion.

        CONVERSION RATIO ADJUSTMENTS--GENERAL. The conversion ratio is subject to adjustment if we take certain actions after the date of issuance of the convertible preferred securities offered in this prospectus, including:

        - issue shares of common stock as a dividend or a distribution with respect to common stock,

        - effect subdivisions, combinations and reclassification of common stock,

        - issue rights or warrants to all holders of common stock entitling them (for a period not exceeding 45 days) to subscribe for or purchase shares of common stock at less than the then current market price (as defined below) of the common stock,

        - distribute evidences of indebtedness, capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above, and dividends and distributions paid exclusively in cash) to all holders of common stock,

        - pay any dividends (and other distributions) on common stock exclusively in cash, but not including cash dividends we pay out of our retained earnings, and

        - make a tender or exchange offer (other than an odd-lot offer) for our common stock and pay a price in excess of 110% of the then current market price of our common stock based on the closing price on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

        "Current Market Price" means, in general, the average of the daily Closing Prices (as defined below) for the five consecutive trading days selected by Greater Atlantic Financial commencing not more than 20 trading days before, and ending not later than, the earlier of the day in question or, if applicable, the day before the "ex" date with respect to the issuance or distribution in question.

        "Closing Price" of any security on any day means the last reported sale price, regular way, on such day or, if no sale takes place on such day, the average of the reported closing bid and asked price on such day, regular way, in either case as reported on the Nasdaq National Market, or, if such security is not quoted or admitted to trading on Nasdaq, on the principal national securities exchange on which such security is listed or admitted to trading, or if such security is not listed or admitted to trading on a national securities exchange, on the principal quotation system on which such security is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or if not so available in such manner, as otherwise determined in good faith by our board of directors.

        From time to time, we may increase the conversion ratio of the convertible debentures (and thus increase the conversion ratio of the convertible preferred securities) by any amount selected by us for any period of at least 20 days, in which case we will give at least fifteen days' notice of such increase. We may, at our option, make such increases in the conversion ratio, in addition to those set forth above, as we deem advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "--Adjustment of Conversion Ratio" on page___.

        No adjustment of the conversion ratio will be made upon the issuance of any shares of common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of Greater Atlantic Financial and the investment of additional optional amounts in shares of common stock under any such plan, or upon the issuance of any shares of common stock or options or rights pursuant to any employee benefit plan or program, or pursuant to any option, warrant, right or any exercisable, exchangeable or convertible security outstanding as of the date on which the convertible debentures are first issued. No adjustment of the conversion ratio will be made upon the issuance of rights under any shareholder rights plan. The conversion ratio will be rounded to four decimal places. No adjustment in the conversion ratio will be required unless adjustment would require a change of at least one percent (1%) in the conversion ratio then in effect; provided, however, that any adjustment that would not be required to be made will be carried forward and taken into account in any subsequent adjustment. If any action would require adjustment of the conversion ratio pursuant to more than one of the provisions described above, only one adjustment will be made with respect to that action and such adjustment will be the amount of adjustment that has the highest absolute value to the holder of the convertible preferred securities.

        CONVERSION RATIO ADJUSTMENTS--MERGER, CONSOLIDATION OR SALE OF ASSETS OF COMPANY. In the event that Greater Atlantic Financial becomes a party to any transaction, including, without limitation, and with certain exceptions:

        -       a recapitalization or reclassification of the common stock;

        - consolidation of Greater Atlantic Financial with, or merger of Greater Atlantic Financial into, any other person, or any merger of another person into Greater Atlantic Financial;

        - any sale, transfer or lease of all or substantially all of the assets of Greater Atlantic Financial; or

        - any compulsory share exchange pursuant to which the common stock is converted into the right to receive other securities, cash or other property (each of the foregoing being referred to as a "business consolidation transaction"), then the holders of convertible preferred securities then outstanding will have the right to convert the convertible preferred securities into the kind and amount of securities, cash or other property receivable upon the consummation of such business consolidation transaction by a holder of the number of shares of common stock issuable upon conversion of such convertible preferred securities immediately prior to such business consolidation transaction.

        In the case of a business consolidation transaction, each convertible preferred security would become convertible into the securities, cash or property receivable by a holder of the number of shares of the common stock into which such convertible preferred security was convertible immediately prior to such business consolidation transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the convertible preferred securities in the future. For example, if Greater Atlantic Financial were acquired in a cash merger, each convertible preferred security would become convertible solely into cash and would no longer be convertible into securities which value would vary depending on the future prospects of Greater Atlantic Financial and other factors.

        Conversion ratio adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends to holders of convertible preferred securities or to the holders of common stock. See "--Adjustment of Conversion Ratio" on page __.

        Whenever the conversion ratio is adjusted as described above, we will place on file with the property trustee and with the conversion agent a statement signed by the appropriate officer of Greater Atlantic Financial showing in detail the facts requiring such adjustment and the conversion ratio after such adjustment and the property trustee or the conversion agent will exhibit the same from time to time to any holder desiring to inspect the statement.

REDEMPTION OR EXCHANGE OF CONVERTIBLE DEBENTURES

        GENERAL. We will have the right to redeem the convertible debentures:

        - in whole at any time, or in part from time to time, on or after December 31, 2003;

        - at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms we define below; or

        - at any time, and from time to time, to the extent of any convertible preferred securities we purchase, plus a proportionate amount of the common securities we hold.

        MANDATORY REDEMPTION. Upon our repayment or redemption, in whole or in part, of any convertible debentures, whether on December 31, 2031 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities, plus accumulated but unpaid distributions to the date of redemption. If less than all of the convertible debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of convertible preferred securities and common securities proportionately.

        DISTRIBUTION OF CONVERTIBLE DEBENTURES IN EXCHANGE FOR CONVERTIBLE PREFERRED SECURITIES. We will have the right at any time to dissolve, wind-up and terminate the trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the Trust, cause the convertible debentures to be distributed directly to the holders of trust securities in liquidation of the Trust.

        After the liquidation date fixed for any distribution of convertible debentures in exchange for convertible preferred securities:

        - those trust securities will no longer be deemed to be outstanding;

        - certificates representing convertible debentures in a principal amount equal to the liquidation amount of those convertible preferred securities will be issued in exchange for the convertible preferred securities;

        - we will use our best efforts to list the convertible debentures on the Nasdaq National Market or a national exchange;

        - any certificates representing trust securities that are not surrendered for exchange will be deemed to represent convertible debentures with a principal amount equal to the liquidation amount of those convertible preferred securities, accruing interest at the rate provided for in the convertible debentures from the last distribution date on the convertible preferred securities;

        - all rights of the trust securityholders other than the right to receive convertible debentures upon surrender of a certificate representing trust securities will terminate.

        We cannot assure you that the market prices for the convertible preferred securities or the convertible debentures that may be distributed if a dissolution and liquidation of the Trust were to occur would be favorable. The convertible preferred securities that an investor may purchase, or the convertible debentures that an investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the convertible preferred securities.

        REDEMPTION UPON A TAX EVENT, INVESTMENT COMPANY EVENT OR CAPITAL TREATMENT EVENT. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the convertible debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price described above. If one of these events occurs and we do not elect to redeem the convertible debentures, or to dissolve the Trust and cause the convertible debentures to be distributed to holders of the trust securities, then the convertible preferred securities will remain outstanding and additional interest may be payable on the convertible debentures.

        "Tax Event" means the receipt by the Trust and us of an opinion of counsel experienced in such matters stating that, as a result of any change or prospective change in the laws or regulations of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

        - interest payable by us on the convertible debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

        - the Trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the convertible debentures; or

        - the Trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

        "Investment Company Event" means the receipt by the Trust and us of an opinion of counsel experienced in such matters to the effect that the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

        "Capital Treatment Event" means the receipt by the Trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the convertible preferred securities as Tier 1 capital, applied as if we were a bank holding company, for purposes of the current capital adequacy guidelines of the Federal Reserve Board, as a result of any amendment to any laws or any regulations.

        For all of the events described above, we or the Trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

        REDEMPTION OF CONVERTIBLE DEBENTURES IN EXCHANGE FOR CONVERTIBLE PREFERRED SECURITIES WE PURCHASE. We will also have the right at any time, and from time to time, to redeem convertible debentures in exchange for any convertible preferred securities we may have purchased in the market. If we elect to surrender any convertible preferred securities beneficially owned by us in exchange for redemption of a like amount of convertible debentures, we will also surrender a proportionate amount of common securities in exchange for convertible debentures. Convertible preferred securities owned by other holders will not be called for redemption at any time when we elect to exchange trust securities we own to redeem convertible debentures.

        The common securities we surrender will be in the same proportion to the convertible preferred securities we surrender as is the ratio of common securities purchased by us to the convertible preferred securities issued by the trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation convertible debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the convertible debentures redeemed in exchange will be cancelled.

REDEMPTION PROCEDURES

        Convertible preferred securities will be redeemed at the redemption price with the proceeds from our contemporaneous redemption of the convertible debentures. Redemptions of the convertible preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the Trust has funds available for the payment of the redemption price.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the convertible debentures, interest will cease to accumulate on the convertible debentures called for redemption on and after the date of redemption.

        If the Trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. If the convertible preferred securities are no longer in book- entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such convertible preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the convertible preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

        If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

        If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

        Payment of the redemption price on the convertible preferred securities and any distribution of convertible debentures to holders of convertible preferred securities will be made to the recordholders as they appear on the register for the convertible preferred securities on the relevant record date. As long as the convertible preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

        If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular convertible preferred securities to be redeemed will be selected by the property trustee from the outstanding convertible preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $___ or an integral multiple of $___ of the liquidation amount of the convertible preferred securities. The property trustee will promptly notify the registrar for the convertible preferred securities in writing of the convertible preferred securities selected for redemption and, in the case of any convertible preferred securities selected for partial redemption, the liquidation amount to be redeemed.

        Subject to applicable law, and if we are not exercising our right to defer interest payments on the convertible debentures, we may, at any time, purchase outstanding convertible preferred securities.

SUBORDINATION OF COMMON SECURITIES

        Payment of distributions on, and the redemption price of, the convertible preferred securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding convertible preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding convertible preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the convertible preferred securities then due and payable.

        In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the convertible preferred securities and not on our behalf, and only the holders of the convertible preferred securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

        We will have the right at any time to dissolve, wind-up and terminate the Trust and cause convertible debentures to be distributed to the holders of the trust securities.

        In addition, the Trust will automatically dissolve upon expiration of its term and will dissolve earlier on the first to occur of:

        -       our bankruptcy, dissolution or liquidation;

        - the distribution of a like amount of the convertible debentures to the holders of trust securities, if we have given written direction to the property trustee to dissolve the Trust;

        - redemption of all of the convertible preferred securities as described under "--Redemption or Exchange of Convertible Debentures--Mandatory Redemption" on page ___;

        -       the entry of a court order for the dissolution of the Trust; or

        - the distribution of common stock upon conversion of all outstanding convertible preferred securities.

        With the exception of a redemption as described under "--Redemption or Exchange of Convertible Debentures--Mandatory Redemption" on page ___ , if an early dissolution of the Trust occurs, the Trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the Trust as provided by applicable law, the trustees will distribute to the holders of trust securities, convertible debentures:

        - in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

        - with an interest rate identical to the distribution rate on the trust securities; and

        - with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

        However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of convertible debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the Trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the convertible preferred securities. However, if an event of default under the indenture has occurred and is continuing, the convertible preferred securities will have a priority over the common securities. See "--Subordination of Common Securities" on page __.

        Under current federal income tax law and interpretations, and assuming that the Trust is treated as a grantor trust, as is expected, a distribution of the convertible debentures should not be a taxable event to holders of the convertible preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the convertible preferred securities. If we do not elect to redeem the convertible debentures prior to maturity or to liquidate the Trust and distribute the convertible debentures to holders of the convertible preferred securities, the convertible preferred securities will remain outstanding until the repayment of the convertible debentures. See "Federal Income Tax Consequences--Receipt of Debentures or Cash Upon Liquidation of the Trust" on page __ for more information regarding a taxable distribution.

        If we elect to dissolve the Trust and thus cause convertible debentures to be distributed to holders of the Trust securities in liquidation of the Trust, we will continue to have the right to shorten the maturity of the convertible debentures.

LIQUIDATION VALUE

        The amount of the liquidation distribution payable on the convertible preferred securities in the event of any liquidation of the Trust is $___ per convertible preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of convertible debentures having a liquidation value and accrued interest of an equal amount.

EVENTS OF DEFAULT; NOTICE

        Any one of the following events constitutes an event of default under the trust agreement with respect to the convertible preferred securities:

        -       the occurrence of an event of default under the indenture;

        - a default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days; or

        - a default by the Trust in the payment of any redemption price of any of the trust securities when it becomes due and payable.

        Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the convertible preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. Greater Atlantic Financial and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

        If an event of default under the indenture has occurred and is continuing, the convertible preferred securities will have preference over the common securities upon dissolution of the Trust. The existence of an event of default under the trust agreement does not entitle the holders of convertible preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the convertible debentures fail to accelerate the maturity thereof.

REMOVAL OF THE TRUSTEES

        Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding convertible preferred securities may remove the property trustee or the Delaware trustee. The holders of the convertible preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

        Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

        Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

        The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be considered to involve a replacement of the Trust, and the conditions set forth below would apply to such transaction. The Trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the convertible preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

        - the successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the convertible preferred securities, or (b) substitutes for the convertible preferred securities other securities having substantially the same terms as the convertible preferred securities (referred to as "successor securities") so long as the successor securities rank the same in priority as the convertible preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

        - we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the convertible debentures;

        - the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the convertible preferred securities are then listed, if any;

        - the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the convertible preferred securities (including any successor securities) in any material respect;

        - the successor entity has a purpose substantially identical to that of the Trust;

        - prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the convertible preferred securities (including any successor securities) in any material respect, and (b) following the transaction, neither the Trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

        - we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the convertible debentures, the trust agreement and the expense agreement.

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

Notwithstanding the foregoing, the Trust may not, except with the consent of every holder of the convertible preferred securities, enter into any transaction of this kind if the transaction would cause the Trust or the successor entity not to be classified as a grantor trust for federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

        Except as described below and under "Description of the Guarantees--Amendments" on page ___ and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the convertible preferred securities will have no voting rights.

        The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the convertible preferred securities, in the following circumstances:

        - with respect to acceptance of appointment by a successor trustee;

        - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

        - to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the Trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act.

        With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust's status as a grantor trust for federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

        As long as the property trustee holds any convertible debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding convertible preferred securities:

        - direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the convertible debentures;

        -       waive any past default that is waivable under the indenture;

        - exercise any right to rescind or annul a declaration that the principal of all the convertible debentures will be due and payable; or

        - consent to any amendment or termination of the indenture or the convertible debentures, where the property trustee's consent is required.

        However, where a consent under the indenture requires the consent of each holder of the affected convertible debentures, no consent will be given by the property trustee without the prior consent of each holder of the convertible preferred securities.

        The trustees may not revoke any action previously authorized or approved by a vote of the holders of the convertible preferred securities except by subsequent vote of the holders of the convertible preferred securities. The property trustee will notify each holder of convertible preferred securities of any notice of default with respect to the convertible debentures. In addition to obtaining the foregoing approvals of the holders of the convertible preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the Trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

        Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

        No vote or consent of the holders of convertible preferred securities will be required for the Trust to redeem and cancel its convertible preferred securities in accordance with the trust agreement.

        Notwithstanding the fact that holders of convertible preferred securities are entitled to vote or consent under any of the circumstances described above, any of the convertible preferred securities that are owned by Greater Atlantic Financial, the trustees or any affiliate of Greater Atlantic Financial or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

GLOBAL CONVERTIBLE PREFERRED SECURITIES

        The convertible preferred securities will be represented by one or more global convertible preferred securities registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. A global convertible preferred security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global convertible preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the convertible preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, convertible preferred securities in definitive form will not be issued in exchange for the global convertible preferred securities.

        No global convertible preferred security may be exchanged for convertible preferred securities registered in the names of persons other than DTC or its nominee unless:

        - DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global convertible preferred security and we are unable to locate a qualified successor depositary;

        - we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

        - there shall have occurred and be continuing an event of default under the indenture.

Any global convertible preferred security that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive certificates registered in the names as DTC directs. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global convertible preferred security. If convertible preferred securities are issued in definitive form, the convertible preferred securities will be in denominations of $___ and integral multiples of $___ and may be transferred or exchanged at the offices described below.

        Unless and until it is exchanged in whole or in part for the individual convertible preferred securities represented thereby, a global convertible preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

        Payments on global convertible preferred securities will be made to DTC, as the depositary for the global convertible preferred securities. If the convertible preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the convertible preferred securities will be registrable, and convertible preferred securities will be exchangeable for convertible preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the convertible preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" on page___.

        Upon the issuance of one or more global convertible preferred securities, and the deposit of the global convertible preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual convertible preferred securities represented by the global convertible preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the convertible preferred securities. Ownership of beneficial interests in a global convertible preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global convertible preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global convertible preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global convertible preferred security.

        So long as DTC or another depositary, or its nominee, is the registered owner of the global convertible preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the convertible preferred securities represented by the global convertible preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global convertible preferred security will not be entitled to have any of the individual convertible preferred securities represented by the global convertible preferred security registered in their names, will not receive or be entitled to receive physical delivery of any of the convertible preferred securities in definitive form and will not be considered the owners or holders of the convertible preferred securities under the trust agreement.

        None of us, the property trustee, any paying agent or the securities registrar for the convertible preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global convertible preferred security representing the convertible preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global convertible preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global convertible preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global convertible preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants.

PAYMENT AND PAYING AGENCY

        Payments in respect of the convertible preferred securities will be made to DTC, which will credit the relevant accounts of participants on the applicable distribution dates, or, if any of the convertible preferred securities are not held by DTC, the payments will be made by check mailed to the address of the holder as listed on the register of holders of the convertible preferred securities. The paying agent for the convertible preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the convertible preferred securities may resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the convertible preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

REGISTRAR, TRANSFER AGENT AND CONVERSION AGENT

        The property trustee will act as the registrar, the transfer agent and the conversion agent for the convertible preferred securities. Registration of transfers of convertible preferred securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of convertible preferred securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

        The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of convertible preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of convertible preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

        The administrative trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that:

        - the Trust will not be deemed to be an "investment company" required to be registered under Investment Company Act;

        - the Trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

        - the convertible debentures will be treated as indebtedness of Greater Atlantic Financial for federal income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

        The administrative trustees are required to use their best efforts to maintain the listing of the convertible preferred securities on the Nasdaq National Market or a national securities exchange, but this requirement will not prevent us from redeeming all or a portion of the convertible preferred securities in accordance with the trust agreement.

        Holders of the convertible preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

                    DESCRIPTION OF THE CONVERTIBLE DEBENTURES

        Concurrently with the issuance of the convertible preferred securities, the Trust will invest the proceeds from the sale of the trust securities in the convertible debentures issued by us. The convertible debentures will be issued as unsecured debt under the indenture between us and Wilmington Trust Company, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

        The following discussion is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

        The convertible debentures will be limited in aggregate principal amount to $___________. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The convertible debentures will bear interest at the annual rate of ____% of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2002, to the person in whose name each convertible debenture is registered at the close of business on the 15th day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of the Trust, the convertible debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

        The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30- day months. If any date on which interest is payable on the convertible debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of ____%, compounded quarterly.

        The convertible debentures will mature on December 31, 2031, the stated maturity date. We may shorten this date once at any time to any date not earlier than December 31, 2003.

        We will give notice to the indenture trustee and the holders of the convertible debentures, no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the convertible debentures from the Trust until after December 31, 2003, except if (a) a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms are defined on page ___, has occurred, or
(b) we repurchase convertible preferred securities in the market, in which case we can elect to redeem convertible debentures specifically in exchange for a like amount of convertible preferred securities owned by us plus a proportionate amount of common securities.

        The convertible debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future, and will be further subordinated to any debt of ours issued in connection with trust preferred securities intended to qualify for "Tier 1" capital treatment unless those debt securities are also convertible into our common stock. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the convertible debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The convertible debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of convertible debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt. See "--Subordination" on page ___.

        The indenture does not contain provisions that afford holders of the convertible debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the convertible debentures.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

        As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the convertible debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the convertible debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of ____%, compounded quarterly. During an extension period, interest will continue to accrue and holders of convertible debentures, or the holders of convertible preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "--Interest Payment Period and Original Issue Discount" on page ___.

        During an extension period, we may not:

        - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

        - make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the convertible debentures;

        - make or allow any of our subsidiaries to make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the convertible debentures (other than payments under the guarantee); or

        - redeem, purchase or acquire less than all of the convertible debentures or any of the convertible preferred securities.

        Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the convertible debentures.

        We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (b) the date we are required to give notice of the record date, or the date the distributions are payable, to the Nasdaq National Market, or other applicable self-regulatory organization, or to holders of the convertible preferred securities, but in any event at least one business day prior to the record date.

        Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

ADDITIONAL SUMS TO BE PAID AS A RESULT OF ADDITIONAL TAXES

        If the Trust is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the convertible debentures any amounts which may be required so that the net amounts received and retained by the Trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the Trust would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

REDEMPTION

        We may redeem the convertible debentures prior to maturity without payment of premium:

        - on or after December 31, 2003 in whole at any time or in part from time to time; or

        - in whole at any time within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event; or

        - at any time, and from time to time, to the extent of any convertible preferred securities we purchase, plus a proportionate amount of the common securities we hold.

In each case, we will pay a redemption price equal to the accrued and unpaid interest on the convertible debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed convertible debentures.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of convertible debentures to be redeemed at its registered address. Redemption of less than all outstanding convertible debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the redemption price for the convertible debentures, on and after the redemption date interest will no longer accrue on the convertible debentures or the portions of the convertible debentures called for redemption.

        The convertible debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

        As described above in "--Liquidation Distribution Upon Termination" on page ___, under certain circumstances, convertible debentures may be distributed to the holders of the trust securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust. If this occurs, we will use our best efforts to list the convertible debentures on the Nasdaq National Market or other stock exchange or national quotation system on which the convertible preferred securities are then listed, if any. There can be no assurance as to the market price of any convertible debentures that may be distributed to the holders of convertible preferred securities.

RESTRICTIONS ON PAYMENTS

        We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the convertible debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

        If any of these events occur, we will not:

        - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

        - make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the convertible debentures;

        - make or allow any of our subsidiaries to make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the convertible debentures (other than payments under the guarantee with respect to the convertible preferred securities); or

        - redeem, purchase or acquire less than all of the convertible debentures or any of the convertible preferred securities.

SUBORDINATION

        The convertible debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of Greater Atlantic Financial, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of convertible debentures will be entitled to receive or retain any payment in respect of the convertible debentures.

        If the maturity of any convertible debentures is accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the convertible debentures will be entitled to receive or retain any principal or interest payments on the convertible debentures.

        No payments of principal or interest on the convertible debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

        The term "debt" means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

        -       every obligation of the person for money borrowed;

        - every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

        - every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

        - every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

        -       every capital lease obligation of the person; and

        - every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

        The term "senior debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt, whether incurred on or prior to the date of the indenture or incurred after the date. However, senior debt will not be deemed to include:

        - any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the convertible debentures or to other debt which is equal with, or subordinated to, the convertible debentures;

        - any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

        -       any debt of ours to any of our subsidiaries;

        -       any debt to any of our employees; and

        - any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the convertible debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject.

        The term "subordinated debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt. Except as described below, subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours. For purposes of the convertible debentures, subordinated debt also includes any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing subsidiary in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier 1" capital treatment. Subordinated debt will not be deemed to include:

        - any of our debt which when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

        -       any debt of ours to any of our subsidiaries;

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

        -       any debt to any of our employees; and

        - any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the convertible debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; or

        -       debt which constitutes senior debt.

        We expect from time to time to incur additional indebtedness, and there is no limitation under the indenture on the amount of indebtedness we may incur. We had consolidated senior and subordinated debt of $____ million outstanding principal amount at September 30, 2001.

CONVERSION OF CONVERTIBLE DEBENTURES

        The convertible debentures will be convertible into common stock at the option of the holders thereof at any time on or after 60 days after the closing of the offer, and prior to 5:00 p.m. (Eastern time) on the business day immediately preceding the date of repayment of such convertible debentures, whether at stated maturity or upon redemption (either at the option of Greater Atlantic Financial or pursuant to a Tax Event, an Investment Company Event or a Capital Treatment Event), at the conversion ratio as adjusted, as applicable, as described under "Description of Convertible Preferred Securities--Conversion Rights." The Trust will covenant not to convert convertible debentures held by it except pursuant to a notice of conversion delivered to the conversion agent by a holder of convertible preferred securities. Upon surrender of a convertible preferred security to the conversion agent for conversion, the Trust will distribute $___ principal amount of the convertible debentures per convertible preferred security to the conversion agent on behalf of the holder of the convertible preferred securities so converted whereupon the conversion agent will convert such convertible debentures to common stock on behalf of such holder. Greater Atlantic Financial's delivery to the holders of the convertible debentures (through the conversion agent) of the fixed number of shares of common stock into which the debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy our obligation to pay the principal amount of the convertible debentures so converted, and the accrued and unpaid interest thereupon attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any debentures are converted after a record date for payment of interest and on or before the related interest payment date, the interest payable on the related interest payment date with respect to such convertible debentures will be paid to the Trust (which will distribute an equivalent amount to the holder of such convertible preferred security on the related record date) or other holder of convertible debentures, as the case may be, despite such conversion, and the holder of the convertible debentures must deliver an amount equal to the interest payable on the related interest payment date prior to receiving the shares of common stock; provided, further that if any convertible debentures are delivered for conversion during an extension period by a holder after receiving a notice of redemption from the property trustee, we will be required to pay to the Trust or other holder of the converted debentures all accrued and unpaid interest, if any, on such convertible debentures through the date of conversion which amount will be simultaneously distributed to the holders of the convertible preferred securities, if any, in respect of which such convertible debentures were delivered. Except as provided above, neither the Trust nor Greater Atlantic Financial will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid interest, whether or not in arrears, on the convertible debentures surrendered for conversion.

PAYMENT AND PAYING AGENTS

        Generally, payment of principal of and interest on the convertible debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the convertible debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the convertible debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on convertible debentures will be made to the person in whose name the convertible debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

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

        Any moneys deposited with the indenture trustee or any paying agent for the convertible debentures, or then held by us in trust, for the payment of the principal of or interest on the convertible debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on December 31 of each year. If we hold any of this money in trust, then it will be discharged from the Trust to us and the holder of the convertible debenture will thereafter look, as a general unsecured creditor, only to us for payment.

REGISTRAR AND TRANSFER AGENT

        The indenture trustee will act as the registrar and the transfer agent for the convertible debentures. Convertible debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the convertible debentures.

        If we redeem any of the convertible debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any convertible debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any convertible debentures so selected for redemption, except, in the case of any convertible debentures being redeemed in part, any portion not to be redeemed.

MODIFICATION OF INDENTURE

        We and the indenture trustee may, from time to time without the consent of the holders of the convertible debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the convertible debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding convertible debentures. However, without the consent of the holder of each outstanding convertible debenture affected by the proposed modification, no modification may:

        -       extend the maturity date of the convertible debentures; or

        - reduce the principal amount or the rate or extend the time of payment of interest; or

        - reduce the percentage of principal amount of convertible debentures required to amend the indenture.

As long as any of the convertible preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the convertible debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the convertible preferred securities.

DEBENTURE EVENTS OF DEFAULT

        The indenture provides that any one or more of the following events with respect to the convertible debentures that has occurred and is continuing constitutes an event of default under the indenture:

        - our failure to pay any interest on the convertible debentures for 30 days after the due date, except where we have properly deferred the interest payment;

        - our failure to pay any principal on the convertible debentures when due whether at maturity, upon redemption or otherwise;

        - our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the convertible debentures; or

        - our bankruptcy, insolvency or reorganization or dissolution of the Trust.

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

        The holders of a majority of the aggregate outstanding principal amount of the convertible debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the convertible debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the convertible debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the convertible debentures which has become due solely by the acceleration. Should the holders of the convertible debentures fail to annul the declaration and waive the default, the holders of at least 25% in aggregate liquidation amount of the convertible preferred securities will have this right.

        If an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the convertible debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the convertible debentures.

        We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE CONVERTIBLE PREFERRED SECURITIES

        If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the convertible debentures on the date on which the payment is due and payable, then a holder of convertible preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the convertible preferred securities. If the right to bring a direct action is removed, the Trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

        The holders of the convertible preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the convertible debentures unless there has been an event of default under the trust agreement.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

        We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

        - if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the convertible debentures, and the ultimate parent entity of the successor entity expressly assumes our obligations under the guarantee, to the extent the convertible preferred securities are then outstanding;

        - immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

        -       other conditions as prescribed in the indenture are met.

        Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the Trust, and the provisions of the trust agreement relating to a replacement of the Trust would apply to such transaction. See "--Mergers, Consolidations, Amalgamations or Replacements of the Trust" on page __.

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

SATISFACTION AND DISCHARGE

        The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all convertible debentures not previously delivered to the indenture trustee for cancellation:

        -       have become due and payable;

        - will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the convertible debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

        We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

GOVERNING LAW

        The indenture and the convertible debentures will be governed by and construed in accordance with Delaware law.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

        The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of convertible debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

        We have agreed, pursuant to the indenture, for so long as convertible preferred securities remain outstanding:

        - to maintain directly or indirectly 100% ownership of the common securities of the Trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

        - to use our reasonable efforts to cause the Trust (a) to remain a business trust (and to avoid involuntary termination, winding up or liquidation), except in connection with a distribution of convertible debentures, the redemption of all of the trust securities of the Trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes; and

        - to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the convertible debentures.

                          DESCRIPTION OF THE GUARANTEE

        The guarantee agreement will be executed and delivered by us concurrently with the issuance of the convertible preferred securities for the benefit of the holders of the convertible preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold each guarantee for the benefit of the holders of the convertible preferred securities. Prospective

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

investors are urged to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

        We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payment (as defined below) to the holders of the convertible preferred securities as and when due, regardless of any defense, right of set off or counterclaim that the Trust may have or assert other than the defense of payment.

        The following payments with respect to the convertible preferred securities are called the "guarantee payments" and, to the extent not paid or made by the Trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

        - any accumulated and unpaid distributions required to be paid on the convertible preferred securities;

        - with respect to any convertible preferred securities called for redemption, the redemption price; and

        - upon a voluntary or involuntary dissolution, winding up or termination of the Trust or the distribution of convertible debentures to the holders of convertible preferred securities, the lesser of:

                        (a)     the amount of the liquidation distribution; and

                        (b) the amount of assets of the Trust remaining available for distribution to holders of convertible preferred securities in liquidation of the Trust.

        We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the convertible preferred securities or by causing the Trust to pay the amounts to the holders.

        The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the Trust has funds available for those distributions. If we do not make interest payments on the convertible debentures purchased by the Trust, the Trust will not have funds available to make the distributions and will not pay distributions on the convertible preferred securities.

STATUS OF THE GUARANTEE

        The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the convertible debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and neither the indenture nor the trust agreement limits the amounts of the obligations that we may incur.

        The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of convertible preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

        The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the Trust or upon distribution of the convertible debentures to the holders of the convertible preferred securities. Because we are a savings and loan holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

AMENDMENTS

        Except with respect to any changes that do not materially adversely affect the rights of holders of the convertible preferred securities, in which case no vote will be required, the guarantee may not be amended without the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding convertible preferred securities.

EVENT OF DEFAULT; REMEDIES

        An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the convertible preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

        Any holder of convertible preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity.

        We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

TERMINATION OF THE GUARANTEE

        The guarantee will terminate and be of no further force and effect upon:

        - full payment of the redemption price of the convertible preferred securities;

        - full payment of the amounts payable upon liquidation of the Trust; or

        - distribution of the convertible debentures to the holders of the convertible preferred securities.

If at any time any holder of the convertible preferred securities must restore payment of any sums paid under the convertible preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

        The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities or any convertible preferred securities, as the case may be, unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

EXPENSE AGREEMENTS

        We will, pursuant to the separate agreement as to expenses and liabilities entered into by us and the Trust under the trust agreement , irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust. Third party creditors of the Trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

GOVERNING LAW

        The guarantee will be governed by New York law.

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

           RELATIONSHIP AMONG THE CONVERTIBLE PREFERRED SECURITIES AND
                  THE CONVERTIBLE DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

        We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the convertible preferred securities to the extent the Trust has funds available for the payment of these amounts. We and the Trust believe that, taken together, our obligations under the convertible debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the convertible preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the Trust under the convertible preferred securities.

        If and to the extent that we do not make payments on the convertible debentures, the Trust will not pay distributions or other amounts due on the convertible preferred securities. The guarantee does not cover payment of distributions when the Trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of convertible preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

SUFFICIENCY OF PAYMENTS

        As long as payments of interest and other payments are made when due on the convertible debentures these payments will be sufficient to cover distributions and other payments due on the convertible preferred securities primarily because:

        - the aggregate principal amount of the convertible debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

        - the interest rate and interest and other payment dates on the convertible debentures will match the distribution rate and distribution and other payment dates for the convertible preferred securities;

        - we will pay for any and all costs, expenses and liabilities of the Trust, except the obligations of the Trust to pay to holders of the convertible preferred securities the amounts due to the holders pursuant to the terms of the convertible preferred securities; and

        - the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

ENFORCEMENT RIGHTS OF HOLDERS OF CONVERTIBLE PREFERRED SECURITIES

        A holder of any convertible preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the Trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the convertible debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the convertible debentures, would constitute an event of default under the trust agreement.

LIMITED PURPOSE OF THE TRUST

        The convertible preferred securities evidence preferred undivided beneficial interests in the assets of the Trust. The Trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in convertible debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a convertible preferred security and the rights of a holder of a convertible debenture is that a holder of a convertible debenture is entitled to receive from us the principal amount of and interest accrued on convertible debentures held, while a holder of convertible preferred securities is entitled to

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

receive distributions from the Trust (or from us under the guarantee) if and to the extent the Trust has funds available for the payment of the distributions.

RIGHTS UPON DISSOLUTION

        Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust involving the liquidation of the convertible debentures, the holders of the convertible preferred securities will be entitled to receive, out of assets held by the Trust, the liquidation distribution in cash.

        Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the convertible debentures would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the Trust other than the obligations of the Trust to pay to holders of the convertible preferred securities the amounts due to the holders pursuant to the terms of the convertible preferred securities, the positions of a holder of the convertible preferred securities and a holder of the convertible debentures relative to our other creditors and to our shareholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                               BOOK-ENTRY ISSUANCE

GENERAL

        DTC will act as securities depositary for the convertible preferred securities and may act as securities depositary for the convertible debentures in the event of the distribution of the convertible debentures to the holders of the convertible preferred securities. Except as described below, the convertible preferred securities will be issued only as registered securities in the name of Cede & Co. (DTC's nominee). One or more global preferred securities will be issued for the convertible preferred securities and will be deposited with DTC.

        DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

        Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of convertible preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the convertible preferred securities on DTC's records. The ownership interest of each actual purchaser of each convertible preferred security ("beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities or convertible preferred security, as the case may be. Transfers of ownership interests in the convertible preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in convertible preferred securities unless use of the book-entry-only system for the convertible preferred securities is discontinued.

        DTC will have no knowledge of the actual beneficial owners of the convertible preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the convertible preferred securities are

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

credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the Trusts assume no responsibility for the accuracy thereof. Neither we nor the Trusts have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

NOTICES AND VOTING

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to Cede & Co. as the registered holder of the convertible preferred securities. If less than all of the convertible preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

        Although voting with respect to the convertible preferred securities is limited to the holders of record of the convertible preferred securities in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to convertible preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the convertible preferred securities are credited on the record date.

DISTRIBUTION OF FUNDS

        The property trustee will make distribution payments on the convertible preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the Trusts or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

SUCCESSOR DEPOSITARIES AND TERMINATION OF BOOK-ENTRY SYSTEM

        DTC may discontinue providing its services with respect to any of the convertible preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the convertible preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of convertible preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the convertible preferred securities will be printed and delivered.

                          DESCRIPTION OF CAPITAL STOCK

        The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to our Restated Articles of Incorporation and our Code of By-laws, as amended to date.

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

GENERAL

        The authorized capital stock of Greater Atlantic Financial consists of 10,000,000 shares of common stock, par value $0.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of September 30, 2001, 3,007,434 shares of common stock were issued and outstanding and no shares of Preferred Stock were outstanding. As of September 30, 2001, 319,685 shares of common stock were reserved for issuance pursuant to outstanding warrants and employee benefit plans. Since Greater Atlantic Financial is a savings and loan holding company, the right of Greater Atlantic Financial, and hence the right of creditors and stockholders of Greater Atlantic Financial, to participate in any distribution of assets of any subsidiary (including Greater Atlantic Bank) upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Greater Atlantic Financial itself as a creditor of the subsidiary may be recognized.

        The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law and Greater Atlantic Financial's Certificate of Incorporation.

COMMON STOCK

        Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote at a meeting of stockholders. The board of directors is divided into three classes as nearly equal in number as possible, with one third of the Board elected at each annual meeting of stockholders. Each share of common stock is entitled to share, pro rata, in dividends and in Greater Atlantic Financial's assets in the event of its dissolution or liquidation. Holders of shares of common stock do not possess any preemptive rights. The outstanding shares of common stock are fully paid and nonassessable. No option, warrant, privilege or right has been issued or is outstanding other than options granted under Greater Atlantic Financial's stock option plans.

        Subject to any prior rights of any Preferred Stock of Greater Atlantic Financial outstanding, holders of the common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor. Under Delaware law, Greater Atlantic Financial may pay dividends out of surplus (whether capital surplus or earned surplus) or net profits for the fiscal year in which declared or for the preceding fiscal year, even if its surplus accounts are in a deficit position. The principal source of funds for payment of dividends by Greater Atlantic Financial is its subsidiary, Greater Atlantic Bank. Payments made by such subsidiary to Greater Atlantic Financial are limited by law and regulations of the bank regulatory authorities.

PREFERRED STOCK

        Greater Atlantic Financial's board of directors has the authority to issue shares of the Preferred Stock from time to time as a class without series, or in one or more series. The Preferred Stock may be issued with such voting, dividend, redemption, sinking fund, conversion, exchange, liquidation and other rights as shall be determined by resolution of the board of directors, without stockholder approval. Preferred Stock will have a preference over common stock as to the payment of dividends, as to the right to distribution of assets upon redemption of shares or upon liquidation of Greater Atlantic Financial, or as to both dividends and assets, and such other preferences as may be fixed by the board of directors.

OPTIONS AND WARRANTS

        At September 30, 2001, Greater Atlantic Financial had outstanding warrants to purchase 94,685 shares and options to purchase 139,000 shares of Greater Atlantic Financial's common stock at exercise prices between $4.00 and $8.00 per share. The term of the warrants and options is 10 years. Holders of the warrants and options have no rights to have the underlying shares registered under the Securities Act. The number of shares that may be purchased upon the exercise of warrants or options will be adjusted in the event of a reclassification, recapitalization or other adjustment to the outstanding common stock. All options and warrants granted under the 1997 Stock Option Plan are fully vested and exercisable. The exercise of any of these warrants or options will result in a dilution of the percentage of the shares of Greater Atlantic Financial's common stock owned by each purchaser of the common stock in this offering.

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

DIVIDENDS

        Holders of shares of common stock are entitled to dividends if, when and as declared by the board of directors out of funds legally available therefor. Greater Atlantic Financial has not paid any dividends on its common stock and intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including future earnings, capital requirements, regulatory constraints and the financial condition of Greater Atlantic Financial.

GENERAL VOTING REQUIREMENTS

        Except as described in the next section regarding certain supermajority voting requirements, the affirmative vote of the holders of a majority of the shares of common stock entitled to vote is required to approve any action for which shareholder approval is required. A sale or transfer of substantially all of Greater Atlantic Financial's assets, liquidation, merger, consolidation, reorganization, or similar extraordinary corporate action requires the affirmative vote of 80% of the shares of common stock entitled to vote thereon.

SUPERMAJORITY VOTING REQUIREMENTS; ANTI-TAKEOVER MEASURES

        GENERAL. Greater Atlantic Financial's Certificate of Incorporation and Bylaws contain certain provisions designed to enhance the ability of the board of directors to deal with attempts to acquire control of Greater Atlantic Financial. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price.

        The following briefly summarizes protective provisions contained in the Certificate of Incorporation and Bylaws. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws.

        STAGGERED BOARD TERMS. The Bylaws provide that the board of directors be divided into three classes of directors, one class to be originally elected for a term expiring at the next annual meeting of stockholders in 2002, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2003 and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 2004, with each director to hold office until his or her successor is duly elected and qualified.

        The Bylaws provide that any directorships resulting from any increase in the number of directors and any vacancies on Greater Atlantic Financial's Board resulting from death, resignation, disqualification, or removal, may be filled by the board of directors, acting by a majority of the directors then in office, even though less than a quorum, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. At each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. In addition, any director may be removed from office but only with cause by the affirmative vote of the holders of 80% of the capital stock of Greater Atlantic Financial entitled to vote on such matter.

        These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of the Board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the Board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Greater Atlantic Financial.

        STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS. The Certificate of Incorporation require the affirmative vote of holders of at least 80% of Greater Atlantic Financial's common stock entitled to vote to approve certain business combinations. If Board approval has been obtained, then the affirmative vote of holders of only a majority of Greater Atlantic Financial's common stock entitled to vote would be required to approve the transaction. Business combinations subject to the supermajority voting requirements include
(i) a merger or consolidation of Greater Atlantic Financial or any subsidiary of Greater Atlantic Financial, (ii) the sale, exchange, transfer or other disposition (in one or a series of transactions) of substantially all of the assets of Greater Atlantic Financial or a subsidiary of Greater Atlantic Financial having an aggregate fair market value, as defined, exceeding 25% or more of the combined assets of Greater Atlantic Financial and its subsidiaries, (iii) adoption of a plan or proposal for the liquidation or dissolution or liquidation of Greater Atlantic Financial on behalf of an interested stockholder, as defined; or (iv) any reclassification of securities (including any reverse stock split) or merger or consolidation with any of Greater Atlantic Financial's subsidiaries which has the effect of increasing the proportionate share of the outstanding shares of any class of equity securities of Greater Atlantic Financial directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder . Any amendments to this provision would require the approval of holders of at least 80% of Greater Atlantic Financial's common stock entitled to vote thereon.

        This provision would have the effect of making more difficult the accomplishment of a merger or the assumption of control of Greater Atlantic Financial by a stockholder, because a higher percentage of votes would be required to approve a business combination if the transaction is not approved by Greater Atlantic Financial's board of directors. The board of directors of Greater Atlantic Financial believes that Greater Atlantic Financial and its stockholders are best served when the Board has the opportunity to objectively review and evaluate proposed transactions involving Greater Atlantic Financial, and that these provisions are desirable and in the best interests of Greater Atlantic Financial and its stockholders because they will deter potential acquirors from influencing a transaction that could result in stockholders receiving less than fair value for their shares. These provisions, however, may make more difficult the consummation of a transaction that has terms favorable to stockholders of Greater Atlantic Financial.

        DELAWARE CORPORATE LAW. The state of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

        In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

        The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the board of directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of continuing members of the board of directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the board of directors does not intend to propose any such amendment.

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

                         FEDERAL INCOME TAX CONSEQUENCES

GENERAL

        The following summary of the material federal income tax considerations that may be relevant to the purchasers of convertible preferred securities, insofar as the discussion relates to matters of law and legal conclusions, represents the opinion of Muldoon Murphy & Faucette LLP, counsel to Greater Atlantic Financial and the Trust. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of convertible preferred securities may differ from the treatment described below.

        No attempt has been made in the following discussion to comment on all federal income tax matters affecting purchasers of convertible preferred securities. Moreover, the discussion generally focuses on holders of convertible preferred securities who are individual citizens or residents of the United States and trust and estates whose federal taxable income is taxed in the same manner as individual citizens or residents of the United States, and who acquire convertible preferred securities on their original issue at their initial offering price and hold convertible preferred securities as capital assets. The discussion has only limited application to dealers in securities, corporations, partnerships, or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the convertible preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of convertible preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the convertible preferred securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of convertible preferred securities.

CLASSIFICATION OF THE CONVERTIBLE DEBENTURES

        Based on advice of counsel, we intend to take the position that the convertible debentures will be classified for federal income tax purposes as indebtedness of Greater Atlantic Financial under current law, and, by acceptance of a convertible preferred security, you, as a holder, covenant to treat the convertible debentures as indebtedness and the convertible preferred securities as evidence of an indirect beneficial ownership interest in the convertible debentures. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service ("IRS") or, if challenged, that it will not be successful. The remainder of this discussion assumes that the convertible debentures will be classified for federal income tax purposes as indebtedness of Greater Atlantic Financial.

CLASSIFICATION OF GREATER ATLANTIC CAPITAL TRUST I

        Muldoon Murphy & Faucette LLP, counsel for Greater Atlantic Financial and the Trust, has rendered its opinion that, under current law and assuming full compliance with the terms of trust agreement and indenture, Greater Atlantic Capital Trust I will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, you, as a holder of convertible preferred securities will be treated as owning an undivided beneficial interest in the convertible debentures and you will be required to include in its gross income any interest with respect to the convertible debentures at the time such interest is accrued or is received, in accordance with the holder's method of accounting. If the convertible debentures were determined to be subject to the original issue discount ("OID") rules, you as a holder would instead be required to include in its gross income any OID accrued with respect to your allocable share of the convertible debentures whether or not cash was actually distributed to you.

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

INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

        Under the applicable Treasury regulations, debt instruments such as the convertible debentures, which are issued at face value will not be considered issued with OID, even if their issuer can defer payments of interest, if the likelihood of any deferral is remote. Assuming the accuracy of our conclusion as set forth below that the likelihood of exercising its option to defer payments is remote, the convertible debentures will not be treated as issued with OID. Accordingly, except as set forth below, stated interest on the convertible debentures generally will be included in income by a holder as ordinary income at the time it is paid or accrued in accordance with such holder's regular method of accounting.

        A debt instrument will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the convertible debentures, we have concluded that the likelihood of exercising our option to defer payments of interest is remote.

        If the likelihood that we would exercise the option to defer any payment of interest was determined not to be "remote" or if Greater Atlantic Financial actually exercises its option to defer the payment of interest, the convertible debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest would thereafter be treated as OID as long as the convertible debentures remained outstanding. In such event, all of a holder's taxable interest income in respect of the convertible debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to such income, regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of convertible preferred securities would be required to include such OID in gross income even though Greater Atlantic Financial would not make any actual cash payments during an extension period.

        The Treasury regulations referred to above have not been interpreted by any court decisions or addressed in any ruling or other pronouncements of the IRS, and it is possible that the IRS could take a position contrary to the conclusions herein.

MARKET DISCOUNT AND ACQUISITION PREMIUM

        Holders of convertible preferred securities other than a holder who purchased the convertible preferred securities upon original issuance or who purchased for a price other than the first price at which a substantial amount of the convertible preferred securities were sold for money other than to a bond house, broker, or other person acting as an underwriter, placement agent or wholesaler may be considered to have acquired their undivided interests in the debentures with "market discount" or "acquisition premium" as these phrases are defined for federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the convertible preferred securities.

RECEIPT OF CONVERTIBLE DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

        Under the circumstances described under "Description of the Convertible Preferred Securities--Redemption or Exchange" and "--Liquidation Distribution Upon Termination," the convertible debentures may be distributed to holders of convertible preferred securities upon a liquidation of the Trust. Under current federal income tax law, such a distribution would be treated as a nontaxable event to the holder and would result in the holder having an aggregate tax basis in the convertible debentures received in the liquidation equal to the holder's aggregate tax basis in the convertible preferred securities immediately before the distribution. A holder's holding period in convertible debentures received in liquidation of the Trust would include the period for which the holder held the convertible preferred securities.

        If, however, a Tax Event occurs which results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the convertible preferred securities. Under certain circumstances described herein, the convertible debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their convertible preferred securities. Under current law, such a redemption should, to the extent that it constitutes a complete redemption, constitute a taxable disposition of the redeemed convertible preferred securities, and, for federal income tax purposes, a holder should therefore recognize gain or loss as if the holder sold the convertible preferred securities for cash.

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DISPOSITION OF CONVERTIBLE PREFERRED SECURITIES

        A holder that sells convertible preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the convertible preferred securities and the holder's adjusted tax basis in the convertible preferred securities. A holder's adjusted tax basis in the convertible preferred securities generally will be its initial purchase price increased by OID, if any, previously includible in the holder's gross income to the date of disposition and decreased by payments, if any, received on the convertible preferred securities in respect of OID to the date of disposition. A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the convertible preferred securities have been held for more than one year at the time of sale.

        The convertible preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying convertible debentures. A holder that disposes of its convertible preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the convertible debentures through the date of disposition in income as ordinary income, and to add the amount to its adjusted tax basis in its proportionate share of the underlying convertible debentures deemed disposed of. Any OID included in income will increase a holder's adjusted tax basis as discussed above. To the extent the selling price is less than the holder's adjusted tax basis a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

CONVERSION OF CONVERTIBLE PREFERRED SECURITIES

        A holder of convertible preferred securities generally will not recognize income, gain or loss upon the conversion of its convertible preferred securities into our common stock. A holder will, however, recognize gain upon the receipt of cash in lieu of a fractional share of common stock equal to the amount of cash received less the holder's tax basis in such fractional share. A holder's tax basis in the common stock received upon exchange and conversion should generally be equal to the holder's tax basis in the convertible preferred securities delivered to the conversion agent for exchange less the basis allocated to any fractional share for which cash is received, and a holder's holding period in the common stock received upon exchange and conversion will generally begin on the date that the holder acquired the convertible preferred securities delivered to the conversion agent for exchange.

ADJUSTMENT OF CONVERSION RATIO

        Treasury Regulations promulgated under Section 305 of the Code would treat holders of convertible preferred securities as having received a constructive distribution from us in the event that the conversion ratio of the convertible debentures were adjusted if (1) as a result of such adjustment, the proportionate interest (measured by the quantum of common stock into or for which the convertible debentures are convertible or exchangeable) of the holders of the convertible preferred securities in the assets or earnings and profits of Greater Atlantic Financial were increased, and (2) the adjustment was not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment of the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the common stock. Thus, under certain circumstances, an increase in the conversion ratio for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of Greater Atlantic Financial. Holders of the convertible preferred securities would be required to include their allocable share of such deemed dividend income in gross income but would not receive any cash related thereto.

OWNERSHIP OF COMMON STOCK

        Distributions received by holders of common stock in respect of such common stock (other than certain distributions of additional shares of common stock or rights to acquire additional shares of common stock) will be treated as ordinary dividend income to such holders to the extent such distributions are considered to be paid by us out of our current or accumulated earnings and profits, as determined under federal income tax principles. Corporate holders of common stock may be entitled to a "dividends-received deduction" with respect to such dividends.

        To the extent that any such distribution exceeds our current or accumulated earnings and profit, such distribution will be treated, first, as a tax-free return of capital to a holder of common stock to the extent of such holder's adjusted tax basis in the common stock and, thereafter, as capital gain.

        Distributions of additional shares of common stock, or rights to acquire additional shares of common stock, that are received as part of a pro rata distribution of such shares, or rights to acquire such shares, to all our shareholders generally should not be subject to federal income tax. The tax basis of such new shares or rights generally will be determined by allocating the shareholder's adjusted tax basis in the "old" shares of common stock between such "old" shares and the new shares or rights received by such shareholder, based upon their relative fair market values on the date of the distribution.

        A holder of common stock generally will recognize gain or loss on a sale or other taxable disposition of common stock equal to the difference between the amount realized by the shareholder on such sale or disposition and the shareholder's adjusted tax basis in such common stock. Such gain or loss generally will be capital gain or loss and generally will be considered long-term capital gain or loss if the holder had held such common stock for more than one year immediately prior to such sale or disposition.

EFFECT OF POSSIBLE CHANGES IN TAX LAWS

        In a case filed in the U.S. Tax Court, Enron Corp. v. Commissioner, Tax Court Docket No. 6149-98, the IRS challenged the deductibility for federal income tax purposes of interest paid on securities which are similar, but not identical to, the convertible preferred securities. The parties filed a stipulation of settled issues, a portion of which stipulated there shall be no adjustment for the interest deducted by the taxpayer with respect to the securities. The IRS may also challenge the deductibility of interest paid on the convertible debentures, which, if such challenge were litigated resulting in the IRS's position being sustained, would trigger a Tax Event and possibly a redemption of the convertible preferred securities.

        Accordingly, there can be no assurance that a Tax Event will not occur. A Tax Event would permit us to cause a redemption of the preferred securities before, as well as after, December 31, 2003.

BACKUP WITHHOLDING AND INFORMATION REPORTING

        Interest paid, or, if applicable, OID accrued, on the convertible preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the Internal Revenue Service on Forms 1099-INT, or, where applicable, Forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the convertible preferred securities may be subject to a "backup" withholding tax (currently at 30.5%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the Internal Revenue Service.

        The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon the particular situation of a holder of convertible preferred securities. Holders of convertible preferred securities should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the convertible preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.


                              ERISA CONSIDERATIONS

        Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, or Section 4975 of the Internal Revenue Code, generally may purchase convertible preferred securities, subject to the investing fiduciary's determination that the investment in convertible preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

        In any case, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) with respect to certain plans. These plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of convertible preferred securities by a plan (or by an individual retirement arrangement or other plans described in Section 4975(e)(1) of the Internal Revenue Code) with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the convertible preferred securities are acquired pursuant to and in accordance with an applicable exemption.

        As a result, plans with respect to which we or any of our affiliates or any of its affiliates is a party in interest or a disqualified person should not acquire or convertible preferred securities unless the convertible preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or Section 4975 of the Internal Revenue Code proposing to acquire convertible preferred securities should consult with their own counsel.


                                  OUR BUSINESS

GENERAL

        We are a savings and loan holding company which was organized in June 1997. We conduct substantially all of our business through our wholly-owned subsidiary, Greater Atlantic Bank, a federally-chartered savings bank, and its wholly-owned subsidiary, Greater Atlantic Mortgage Corporation ("Greater Atlantic Mortgage"). We offer traditional banking services to customers through the nine bank branches located throughout the greater Washington, DC/Baltimore metropolitan area. We also originate mortgage loans for sale in the secondary market through Greater Atlantic Mortgage.

MARKET AREA AND COMPETITION

        We operate in a competitive environment, competing for deposits and loans with other thrifts, commercial banks and other financial entities. Numerous mergers and consolidations involving banks in the market in which we operate have occurred resulting in an intensification of competition in the banking industry in our geographic market. Many of the financial intermediaries operating in our market area offer certain services, such as trust, investment and international banking services, which we do not offer. In addition, banks with a larger capitalization than us and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the needs of larger customers.

MARKET RISK

        Market risk is the risk of loss from adverse changes in market prices and rates. Our market risk arises primarily from interest-rate risk inherent in our lending and deposit taking activities. To that end, management actively monitors and manages interest-rate risk exposure. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified. Disclosures about the fair value of financial instruments, which reflects changes in market prices and rates, can be found in Note 17 of Notes to Consolidated Financial Statements.

        Our primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on our net interest income and capital, while adjusting our asset-liability structure to obtain the maximum yield-cost spread on that structure. We rely primarily on our asset-liability structure to control interest-rate risk. However, a sudden and substantial increase in interest rates may adversely impact our earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

ACQUISITION OF DOMINION SAVINGS BANK, FSB

        On August 22, 2000, Greater Atlantic Financial completed the acquisition of Dominion Savings Bank, FSB, Front Royal, Virginia. The acquisition is being accounted for as a purchase and accordingly, the financial statements include assets and liabilities acquired at fair value and results of operations from the date of acquisition. Shareholders of Dominion were paid approximately $1.1 million in cash, resulting in goodwill of approximately $1.4 million, which is being amortized, on a straight-line basis over 15 years. Since the Dominion acquisition occurred on August 22, 2000, its impact upon Greater Atlantic Financial's consolidated results of operations for the fiscal year ended September 30, 2000 was not significant.

LENDING ACTIVITIES

        GENERAL. Net loans receivable at September 30, 2001 were $164.6 million, an increase of $31.9 million or 24.04% from the $132.7 million held at September 30, 2000. The increase in loans consisted primarily of real estate loans secured by first mortgages on residential properties, construction loans, consumer and commercial lines of credit secured by mortgages on residential property and commercial real estate. Loans held for sale amounted to $14.7 million at September 30, 2001 compared to $5.6 million at September 30, 2000, an increase of $9.1 million.

The increase in loans held for sale is due to growth in the amount of loans originated for sale and sold during fiscal year 2001 when compared to fiscal year 2000. Exclusive of the $23.2 million in loans purchased in the Dominion acquisition in fiscal year 2000, loan originations and purchases for investment in Greater Atlantic Bank's portfolio increased $5.6 million during the fiscal year 2001 when compared to fiscal year 2000.

        The following table sets forth Greater Atlantic Bank's loan originations, purchases, sales and principal repayments for the periods indicated:

                                                                                   FOR THE YEARS ENDED
                                                                                       SEPTEMBER 30,
                                                                               ----------------------------
                                                                                 2001               2000
                                                                               ---------          ---------
                                                                                      (IN THOUSANDS)

Total loans at beginning of period(1) ................................         $ 146,975          $  83,637
Originations of loans for investment:
   Single-family residential(2) ......................................            35,843             48,023
   Commercial real estate(3) .........................................             5,055              7,501
   Construction ......................................................             5,825             18,169
   Land loans ........................................................             6,701              2,945
   Second trust ......................................................             1,368                416
   Commercial business(4) ............................................            16,534             17,541
   Consumer(5) .......................................................            32,540             26,816
                                                                               ---------          ---------
      Total originations and purchases for investment ................           103,866            121,411
Loans originated for resale by Greater Atlantic Bank .................             2,997                  -
Loans originated for resale by Greater Atlantic Mortgage .............           246,927            117,037
                                                                               ---------          ---------
Total originations ...................................................           353,790            238,448
Repayments ...........................................................           (68,494)           (56,236)
Sale of loans originated for resale by Greater Atlantic Bank .........            (2,891)                 -
Sale of loans originated for resale by Greater Atlantic Mortgage .....          (237,949)          (118,874)
                                                                               ---------          ---------
Net activity in loans ................................................            44,456             63,338
                                                                               ---------          ---------
Total loans at end of period(1) ......................................         $ 191,431          $ 146,975
                                                                               =========          =========

-------------------------------
(1) Includes loans held for sale of $14.7 million and $5.6 million at September 30, 2001 and 2000, respectively.
(2) Includes $17.7 million of loans purchased in the Dominion acquisition at September 30, 2000.
(3) Includes $9,000 of loans purchased in the Dominion acquisition at September 30, 2000.
(4) Includes $2.9 million of loans purchased in the Dominion acquisition at September 30, 2000.
(5) Includes $2.5 million of loans purchased in the Dominion acquisition at September 30, 2000.

        LOAN PORTFOLIO. The following table sets forth the composition of Greater Atlantic Bank's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                                                         AT SEPTEMBER 30,
                                                  -------------------------------------------------------------
                                                             2001                               2000
                                                  --------------------------         --------------------------
                                                                    % OF                               % OF
                                                    AMOUNT       TOTAL LOANS          AMOUNT        TOTAL LOANS
                                                  ----------     -----------         ----------     -----------
                                                                      (DOLLARS IN THOUSANDS)
Mortgage loans:
   Single-family(1) ...................           $   84,570           47.84%        $   78,736           55.70%
   Multi-family .......................                  634            0.36              1,053            0.74
   Construction .......................               19,110           10.81             14,537           10.28
   Commercial real estate .............               17,977           10.17             10,765            7.62
   Land ...............................                5,431            3.07              3,158            2.23
      Total mortgage loans ............              127,722           72.25            108,249           76.57
                                                  ----------      ----------         ----------      ----------
Commercial business and consumer loans:
   Commercial business ................               11,675            6.61             11,221            7.94
   Consumer:
      Home equity .....................               35,353           20.00             20,116           14.23
      Automobile ......................                1,269            0.72                477            0.34
      Other ...........................                  750            0.42              1,294            0.92
                                                  ----------      ----------         ----------      ----------
         Total commercial business and
          consumer loans ..............               49,047           27.75             33,108           23.43
                                                  ----------      ----------         ----------      ----------
            Total loans ...............              176,769          100.00%           141,357          100.00%
                                                                  ==========                         ==========
Less:
   Allowance for loan losses ..........                 (810)                              (765)
   Loans in process ...................              (11,756)                            (7,953)
   Unearned premium ...................                  400                                 59
                                                  ----------                         ----------
        Loans receivable, net .........           $  164,603                         $  132,698
                                                  ==========                         ==========

--------------------------

(1) Includes loans secured by second trusts on single-family residential property.

        LOAN MATURITY. The following table shows the remaining contractual maturity of Greater Atlantic Bank's total loans at September 30, 2001. Loans that have adjustable rates are shown as amortizing when the interest rates are next subject to change. The table does not include the effect of future principal prepayments.

                                                                         AT SEPTEMBER 30, 2001
                                                      -----------------------------------------------------------
                                                                        MULTI-        COMMERCIAL
                                                       ONE-TO         FAMILY AND       BUSINESS
                                                       FOUR-          COMMERCIAL          AND             TOTAL
                                                       FAMILY        REAL ESTATE        CONSUMER          LOANS
                                                      --------       -----------      ----------         --------
                                                                            (IN THOUSANDS)
Amounts due in:
   One year or less .........................         $ 35,996         $ 13,175         $ 41,862         $ 91,033
   After one year:
   More than one year to three years ........           28,923            4,595            2,726           36,244
   More than three years to five years ......            7,915            4,922            4,015           16,852
   More than five years to 15 years .........            8,582              815              436            9,833
   More than 15 years .......................            9,158            1,885                8           11,051
                                                      --------         --------         --------         --------
      Total amount due ......................         $ 90,574         $ 25,392         $ 49,047         $165,013
                                                      ========         ========         ========         ========

        The following table sets forth, at September 30, 2001, the dollar amount of loans contractually due after September 30, 2002, identifying whether such loans have fixed interest rates or adjustable interest rates. At September 30, 2001, Greater Atlantic Bank did not have any construction, acquisition and development, land or commercial business loans contractually due after September 30, 2002.

                                                             DUE AFTER SEPTEMBER 30, 2002
                                                      ------------------------------------------
                                                       FIXED          ADJUSTABLE          TOTAL
                                                      --------        ----------        --------
                                                                   (IN THOUSANDS)
Real estate loans:
   One-to four-family ......................          $ 21,666         $ 32,912         $ 54,578
   Multi-family and commercial ..............            8,480            3,737           12,217
                                                      --------         --------         --------
      Total real estate loans ...............           30,146           36,649           66,795
Commercial business and consumer loans ......            6,560              625            7,185
                                                      --------         --------         --------
      Total loans ...........................         $ 36,706         $ 37,274         $ 73,980
                                                      ========         ========         ========

        ONE- TO FOUR-FAMILY MORTGAGE LENDING. Greater Atlantic Bank currently offers both fixed-rate and adjustable-rate mortgage ("ARM") loans with maturities of up to 30 years secured by single-family residences, which term includes real property containing from one to four residences. At September 30, 2001, Greater Atlantic Bank's one- to four-family mortgage loans totaled $84.6 million, or 47.84% of total loans. Of the one- to four-family mortgage loans outstanding at that date, 25.83% were fixed-rate loans and 74.17% were ARM loans.

        CONSTRUCTION AND DEVELOPMENT LENDING. Greater Atlantic Bank originates construction and development loans primarily to finance the construction of one- to four-family, owner-occupied residential real estate properties located in Greater Atlantic Bank's primary market area. Greater Atlantic Bank also originates land loans to local contractors and developers for the purpose of making improvements thereon, including small residential subdivisions in Greater Atlantic Bank's primary market area or for the purpose of holding or developing land for sale. At September 30, 2001, construction and development loans (including land loans) totaled $24.5 million, or 13.9%, of Greater Atlantic Bank's total loans, of which, land loans totaled $5.4 million, or 3.07% of total loans. Such loans are secured by a lien on the property, are limited to 75% of the lower of the acquisition price or the appraised value of the land and have a term of up to three years with a floating interest rate based on the prime rate as reported in The Wall Street Journal. Greater Atlantic Bank's land loans are only secured by property in its primary market area.

        MULTI-FAMILY AND COMMERCIAL REAL ESTATE LENDING. Greater Atlantic Bank originates multi-family and commercial real estate loans that are generally secured by five or more unit apartment buildings and properties used for business purposes such as small office buildings or retail facilities located in Greater Atlantic Bank's primary market area. Greater Atlantic Bank's multi-family and commercial real estate underwriting policies provide that such real estate loans may be made in amounts of up to 75-80% of the appraised value of the property. Greater Atlantic Bank's multi-family and commercial real estate loan portfolio at September 30, 2001 was $18.6 million, or 10.53% of total loans. The largest multi-family or commercial real estate loan in Greater Atlantic Bank's portfolio at September 30, 2001, was a $3.1 million participation in a performing $8.3 million loan secured by four nursing home facilities in Michigan.

        COMMERCIAL BUSINESS LENDING. At September 30, 2001, Greater Atlantic Bank had $11.7 million in commercial business loans which amounted to 6.61% of total loans. Greater Atlantic Bank makes commercial business loans primarily in its market area to a variety of professionals, sole proprietorships and small businesses. Greater Atlantic Bank offers a variety of commercial lending products, including term loans for fixed assets and working capital, revolving lines of credit and letters of credit. Term loans are generally offered with initial fixed rates of interest for the first five years and with terms of up to 7 years. Business lines of credit have adjustable rates of interest and are payable on demand, subject to annual review and renewal. Business loans with variable rates of interest adjust on a monthly basis and are indexed to the prime rate as published in The Wall Street Journal.

        CONSUMER LENDING. Consumer loans at September 30, 2001 amounted to $37.4 million or 21.14% of Greater Atlantic Bank's total loans, and consisted primarily of home equity loans, home equity lines of credit, and, to a significantly lesser extent, secured and unsecured personal loans and new and used automobile loans. These loans are generally made to residents of Greater Atlantic Bank's primary market area and generally are secured by real estate, deposit accounts and automobiles. These loans are typically shorter term and generally have higher interest rates than one- to four-family mortgage loans.

        Greater Atlantic Bank offers home equity loans and home equity lines of credit (collectively, "home equity loans"). Most of Greater Atlantic Bank's home equity loans are secured by second mortgages on one- to four-family residences located in Greater Atlantic Bank's primary market area. At September 30, 2001, these loans totaled $35.4 million or 20.00% of Greater Atlantic Bank's total loans and 72.08% of commercial business and consumer loans. Other types of consumer loans, primarily consisting of secured and unsecured personal loans and new and used automobile loans, totaled $2.0 million, or 1.14% of Greater Atlantic Bank's total loans and 4.12% of commercial business and consumer loans at September 30, 2001.

ASSET QUALITY

        DELINQUENT LOANS AND CLASSIFIED ASSETS. Reports listing all delinquent accounts are generated and reviewed monthly by management and all loans or lending relationships delinquent 30 days or more and all real estate owned ("REO") are reviewed monthly by the board of directors. The procedures taken by Greater Atlantic Bank with respect to delinquencies vary depending on the nature of the loan, the length and cause of delinquency and whether the borrower has previously been delinquent.

        Federal regulations and Greater Atlantic Bank's Asset Classification Policy require that Greater Atlantic Bank utilize an internal asset classification system as a means of reporting problem and potential problem assets. Greater Atlantic Bank has incorporated the internal asset classifications of the Office of Thrift Supervision as a part of its credit monitoring system. Greater Atlantic Bank currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

        Greater Atlantic Bank's management reviews and classifies Greater Atlantic Bank's assets on a regular basis and the board of directors reviews the management's reports on a quarterly basis. Greater Atlantic Bank classifies assets in accordance with the management guidelines described above. At September 30, 2001, Greater

Atlantic Bank had $364,000 of loans designated as Substandard which consisted of four residential loans, one commercial real estate loan and three consumer loans. At that same date Greater Atlantic Bank had $21,000 of assets classified as Doubtful, consisting of four second trust loans. At September 30, 2001, Greater Atlantic Bank had no loans classified as Loss. As of September 30, 2001, Greater Atlantic Bank also had two residential loans, one construction loan, one commercial real estate one second trust and one commercial business loan, totaling $3.0 million, designated as Special Mention.

        NON-PERFORMING ASSETS AND IMPAIRED LOANS. The following table sets forth information regarding non-accrual loans and REO. The Bank's policy is to cease accruing interest on mortgage loans 90 days or more past due, cease accruing interest on consumer loans 60 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection), and to charge off any accrued and unpaid interest. As a result, Greater Atlantic Bank had no loans 90 days or more past due but still accruing interest or troubled debt restructurings at any of the dates indicated.

                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                          2001           2000
                                                                         ------         ------
                                                                         (DOLLARS IN THOUSANDS)
Mortgage loans:
   Single-family ................................................         $ 340          $ 144
   Commercial ...................................................            36             50
   Construction .................................................           122              -
   Consumer .....................................................             8              -
                                                                          -----          -----
Total non-accrual loans .........................................           506            194
REO .............................................................             -            172
                                                                          -----          -----
Total non-performing assets .....................................         $ 506          $ 366
                                                                          =====          =====
Non-performing loans to total loans held for investment .........          0.29%          0.14%
                                                                          =====          =====
Total non-performing assets to total assets, at period end ......          0.14%          0.12%
                                                                          =====          =====

        During the year ended September 30, 2001, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $12,000.

ALLOWANCE FOR LOAN LOSSES

        The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Greater Atlantic Bank's allowance for loan losses. Such agencies may require Greater Atlantic Bank to make additional provisions for estimated loan losses based upon their judgments about information available to them at the time of their examination. There can be no assurance that Greater Atlantic Bank will not sustain credit losses in future periods, which could be substantial in relation to the size of the allowance. As of September 30, 2001, Greater Atlantic Bank's allowance for loan losses amounted to $810,000 or 0.46% of total loans. While the allowance for loan losses to total non-performing loans at September 30, 2001 is 160.08%, the allowance as a percentage of total loans decreased 0.08%, from 0.54% at September 30, 2000 to 0.46% at September 30, 2001.

        The decrease resulted notwithstanding a $35.4 million increase in total loans, from $141.4 million at September 30, 2000 to $176.8 million at September 30, 2001. Based on management's estimates of overall asset quality and actual loss experience, the allowance is considered adequate to cover estimated losses in loans receivable at September 30, 2001.

        The following table sets forth activity in Greater Atlantic Bank's allowance for loan losses.

                                                               AT OR FOR THE YEARS ENDED
                                                                     SEPTEMBER 30,
                                                               -------------------------
                                                                 2001             2000
                                                               --------         --------
                                                                 (DOLLARS IN THOUSANDS)

Balance at beginning of period ........................         $  765           $  590
Provisions ............................................             55               13
Dominion reserves .....................................            100              225

Total charge-offs .....................................           (131)             (63)
Total recoveries ......................................             21               --
                                                                ------           ------
Net charge-offs .......................................           (110)             (63)
Balance at end of period ..............................         $  810           $  765
                                                                ======           ======
Ratio of net charge-offs during the period
   to average loans outstanding during the period .....           0.07%            0.06%
                                                                ======           ======
Allowance for loan losses to total non-performing
    loans at end of period ............................         160.08%          394.33%
                                                                ======           ======
Allowance for loan losses to total loans ..............           0.46%            0.54%
                                                                ======           ======

        The following table sets forth Greater Atlantic Bank's allowance for loan losses in each of the categories listed and the percentage of such amounts to the total allowance and the percentage of such amounts to total loans.

                                                                              AT SEPTEMBER 30,
                                                 --------------------------------------------------------------------------
                                                               2001                                     2000
                                                 ---------------------------------        ---------------------------------
                                                                   PERCENT OF                               PERCENT OF
                                                             ---------------------                   ----------------------
                                                               TOTAL        TOTAL                      TOTAL         TOTAL
                                                 AMOUNT      ALLOWANCE      LOANS         AMOUNT     ALLOWANCE       LOANS
                                                 ------      ---------      ------        ------     ---------       ------
                                                                          (DOLLARS IN THOUSANDS)

Mortgage loans:
   Single-family .........................       $   95        11.73%         0.06%       $   73         9.54%         0.05%
   Multi-family ..........................            5         0.62             -             8         1.05          0.01
   Construction ..........................           74         9.14          0.04            54         7.06          0.04
   Commercial real estate ................          195        24.07          0.11           195        25.49          0.13
   Land ..................................           53         6.54          0.03            39         5.10          0.03
                                                 ------       ------        ------        ------       ------        ------
      Total mortgage loans ...............          422        52.10          0.24           369        48.24          0.26
                                                 ------       ------        ------        ------       ------        ------

Commercial and Consumer:
   Commercial ............................          263        32.47          0.15           168        21.96          0.11
   Consumer:
      Home equity ........................           88        10.86          0.05            50         6.54          0.04
      Automobile .........................           31         3.83          0.02            27         3.53          0.02
       Total commercial and consumer .....          382        47.16          0.22           245        32.03          0.17
                                                 ------       ------        ------        ------       ------        ------
Unallocated ..............................            6         0.74             -           151        19.73          0.11
                                                 ------       ------        ------        ------       ------        ------
Total ....................................       $  810       100.00%         0.46%       $  765       100.00%         0.54%
                                                 ======       ======        ======        ======       ======        ======

INVESTMENT ACTIVITIES

        The investment policy of Greater Atlantic Bank, as approved by the board of directors, requires management to maintain adequate liquidity and generate a favorable return on investments, to complement Greater Atlantic Bank's lending activities without incurring undue interest rate and credit risk. Greater Atlantic Bank primarily utilizes investments in securities for liquidity management, as a source of income and as a method of deploying excess funds not utilized for investment in loans. Securities bought and held principally for sale in the near term, generally within 90 days are classified as trading.

        At September 30, 2001, Greater Atlantic Bank had invested $37.9 million in mortgage-backed securities, or 10.20% of total assets, of which $32.6 million were classified as available-for-sale and $5.3 million were classified as held-to-maturity. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

        The following table sets forth information regarding the amortized cost and estimated market value of Greater Atlantic Bank's investment securities.

                                                                       SEPTEMBER 30,
                                               ---------------------------------------------------------
                                                         2001                            2000
                                               -------------------------       -------------------------
                                                               ESTIMATED                       ESTIMATED
                                               AMORTIZED         MARKET        AMORTIZED         MARKET
                                                 COST            VALUE           COST            VALUE
                                               ---------       ---------       ---------       ---------
                                                                    (IN THOUSANDS)
Available-for-sale:
   Equity securities ...................       $       -       $       -       $   2,157       $   2,171
   Corporate debt securities ...........             974           1,025           1,967           1,924
   Federal agency securities ...........               -               -           1,000             976
   CMOs ................................           6,971           6,994           3,410           3,358
   U.S. Government securities ..........         106,124         105,794          39,967          39,487
                                               ---------       ---------       ---------       ---------
      Total available-for-sale .........         114,069         113,813          48,501          47,916
                                               ---------       ---------       ---------       ---------

Held-to-maturity:
   Corporate debt securities ...........           1,029             991           1,037             965
   U.S. Government securities ..........          16,460          15,956          19,878          19,182
                                               ---------       ---------       ---------       ---------
      Total held-to-maturity ...........          17,489          16,947          20,915          20,147
                                               ---------       ---------       ---------       ---------
      Total investment securities ......       $ 131,558       $ 130,760       $  69,416       $  68,063
                                               =========       =========       =========       =========

Investment securities with:
   Fixed rates .........................       $   3,443       $   3,477       $   7,752       $   7,572
   Adjustable rates ....................         128,115         127,283          61,664          60,491
                                               ---------       ---------       ---------       ---------
      Total ............................       $ 131,558       $ 130,760       $  69,416       $  68,063
                                               =========       =========       =========       =========

Trading securities(1) ..................       $       -       $       -       $       -       $   1,946
                                               =========       =========       =========       =========

--------------------------------------
(1)  Consists of federal agency securities.

        The following table sets forth information regarding the amortized cost and estimated market value of Greater Atlantic Bank's mortgage-backed securities.

                                                                    SEPTEMBER 30,
                                              ------------------------------------------------------
                                                        2001                          2000
                                              ------------------------       -----------------------
                                                             ESTIMATED                     ESTIMATED
                                              AMORTIZED       MARKET         AMORTIZED      MARKET
                                                 COST          VALUE           COST          VALUE
                                              ---------      ---------       ---------     ---------
                                                                  (IN THOUSANDS)
Available for sale:
   FHLMC ...............................       $ 11,770       $ 11,745       $ 10,772       $ 10,705
   FNMA ................................         19,059         19,020         26,880         26,555
   GNMA ................................          1,797          1,788          1,430          1,404
                                               --------       --------       --------       --------
      Total ............................         32,626         32,553         39,082         38,664
                                               --------       --------       --------       --------

Held-to-maturity:
   FHLMC ...............................          2,276          2,303          2,817          2,739
   FNMA ................................          2,974          3,023          3,868          3,713
                                               --------       --------       --------       --------
       Total Held-to-maturity ..........          5,250          5,326          6,685          6,452
                                               --------       --------       --------       --------
       Total ...........................       $ 37,876       $ 37,879       $ 45,767       $ 45,116
                                               ========       ========       ========       ========
Mortgage-backed securities with:
   Fixed rates .........................       $  3,445       $  3,445       $  7,260       $  7,068
   Adjustable rates ....................         34,431         34,434         38,507         38,048
                                               --------       --------       --------       --------
      Total ............................       $ 37,876       $ 37,879       $ 45,767       $ 45,116
                                               ========       ========       ========       ========

      Trading securities ...............       $      -       $  1,312       $      -       $ 20,820
                                               ========       ========       ========       ========

            The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of Greater Atlantic Bank's investment securities available-for-sale and mortgage-backed securities available-for-sale.

                                                                         AT SEPTEMBER 30, 2001
                                          --------------------------------------------------------------------------------------
                                                                             MORE THAN ONE                 MORE THAN FIVE
                                             ONE YEAR OR LESS             YEAR TO FIVE YEARS             YEARS TO TEN YEARS
                                          -----------------------       -----------------------        -----------------------
                                                         WEIGHTED                      WEIGHTED                       WEIGHTED
                                          CARRYING       AVERAGE        CARRYING        AVERAGE        CARRYING        AVERAGE
                                           VALUE          YIELD           VALUE          YIELD          VALUE           YIELD
                                          --------       --------       --------       --------        --------       --------
                                                                        (DOLLARS IN THOUSANDS)
Investment securities
   available-for-sale:
 Adjustable-rate securities:
   CMO's ..........................       $      -              -%      $      -             -%        $      -              -%
   U.S. Government agency .........              -              -          1,305           7.89               -              -
                                          --------       --------       --------       --------        --------       --------
       Total ......................              -              -          1,305           7.89               -              -
                                          --------       --------       --------       --------        --------       --------

 Fixed-rate:
   Corporate debt .................              -              -              -              -               -              -
   CMOs ...........................              -              -              -              -           1,461           7.39
                                          --------       --------       --------       --------        --------       --------
       Total ......................              -              -              -              -           1,461           7.39
                                          --------       --------       --------       --------        --------       --------
Total investment securities
   available-for-sale .............              -              -          1,305           7.89           1,461           7.39
                                          --------       --------       --------       --------        --------       --------

Mortgage-backed securities
   available-for-sale:
 Adjustable-rate securities:
   FNMA ...........................              -              -            136           6.66               -              -
   FHLMC ..........................              -              -              -              -               -              -
   GNMA ...........................              -              -              -              -             362           7.60
                                          --------       --------       --------       --------        --------       --------
       Total ......................              -              -            136           6.66             362           7.60
                                          --------       --------       --------       --------        --------       --------
 Fixed-rate:
   FNMA ...........................              -              -            520           7.99             771           9.09
   FHLMC ..........................              -              -            184           7.49               -              -
                                          --------       --------       --------       --------        --------       --------
       Total ......................              -              -            704           7.85             771           9.09
                                          --------       --------       --------       --------        --------       --------
Total mortgage-backed
   securities available-for-
   sale ...........................              -              -            840           7.66           1,133           8.61
                                          --------       --------       --------       --------        --------       --------
Total investments .................       $      -             -%       $  2,145           7.80%       $  2,594           7.92%
                                          ========       ========       ========       ========        ========       ========

                                                          AT SEPTEMBER 30, 2001
                                          -------------------------------------------------------

                                            MORE THAN TEN YEARS                    TOTAL
                                           -----------------------        -----------------------
                                                          WEIGHTED                       WEIGHTED
                                           CARRYING        AVERAGE        CARRYING        AVERAGE
                                            VALUE           YIELD           VALUE          YIELD
                                           --------       --------        --------       --------
                                                           (DOLLARS IN THOUSANDS)
Investment securities
   available-for-sale:
 Adjustable-rate securities:
   CMO's ..........................        $  5,533           4.92%       $  5,533           4.92%
   U.S. Government agency .........         104,489           7.14         105,794           7.15
                                           --------       --------        --------       --------
       Total ......................         110,022           7.03         111,327           7.04
                                           --------       --------        --------       --------

 Fixed-rate:
   Corporate debt .................           1,025           7.11           1,025           7.11
   CMOs ...........................               -              -           1,461           7.39
                                           --------       --------        --------       --------
       Total ......................           1,025           7.11           2,486           7.27
                                           --------       --------        --------       --------
Total investment securities
   available-for-sale .............         111,047           7.03         113,813           7.05
                                           --------       --------        --------       --------

Mortgage-backed securities
   available-for-sale:
 Adjustable-rate securities:
   FNMA ...........................          16,483           7.40          16,619           7.39
   FHLMC ..........................          11,560           7.13          11,560           7.13
   GNMA ...........................           1,426           7.42           1,788           7.45
                                           --------       --------        --------       --------
       Total ......................          29,469           7.29          29,967           7.29
                                           --------       --------        --------       --------
 Fixed-rate:
   FNMA ...........................           1,111           9.02           2,402           8.82
   FHLMC ..........................               -              -             184           7.49
                                           --------       --------        --------       --------
       Total ......................           1,111           9.02           2,586           8.72
                                           --------       --------        --------       --------
Total mortgage-backed
   securities available-for-
   sale ...........................          30,580           7.36          32,553           7.41
                                           --------       --------        --------       --------
Total investments .................        $141,627           7.10%       $146,366           7.13%
                                           ========       ========        ========       ========

        The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of Greater Atlantic Bank's held-to-maturity investment securities held-to-maturity and mortgage-backed securities held-to-maturity.

                                                                                 AT SEPTEMBER 30, 2001
                                                    -------------------------------------------------------------------------------
                                                                                     MORE THAN ONE               MORE THAN FIVE
                                                        ONE YEAR OR LESS          YEAR TO FIVE YEARS           YEARS TO TEN YEARS
                                                    ----------------------      ----------------------       ----------------------
                                                                  WEIGHTED                    WEIGHTED                     WEIGHTED
                                                    CARRYING      AVERAGE       CARRYING      AVERAGE        CARRYING      AVERAGE
                                                     VALUE         YIELD          VALUE        YIELD           VALUE        YIELD
                                                    --------      --------      --------      --------       --------      --------
                                                                                (DOLLARS IN THOUSANDS)
Investment securities held-to- maturity:
 Adjustable-rate securities:
   U.S. Government agency ......................    $     -             -%      $   679          6.63%       $ 1,459          7.85%
                                                    -------       -------       -------       -------        -------       -------
       Total ...................................          -             -           679          6.63          1,459          7.85
                                                    -------       -------       -------       -------        -------       -------
 Fixed-rate:
   Corporate debt ..............................          -             -         1,029          7.15              -             -
                                                    -------       -------       -------       -------        -------       -------
       Total ...................................          -             -         1,029          7.15              -             -
                                                    -------       -------       -------       -------        -------       -------

Total investment securities held-to-
   maturity ....................................          -             -         1,708          6.94          1,459          7.85
                                                    -------       -------       -------       -------        -------       -------

Mortgage-backed securities held-to- maturity:
 Adjustable-rate securities:
   FNMA ........................................          -             -             -             -              -             -
   FHLMC .......................................          -             -             -             -              -             -
                                                    -------       -------       -------       -------        -------       -------
       Total ...................................          -             -             -             -              -             -
                                                    -------       -------       -------       -------        -------       -------
 Fixed-rate:
   FNMA ........................................          -             -             -             -              -             -
                                                    -------       -------       -------       -------        -------       -------
       Total ...................................          -             -             -             -              -             -
                                                    -------       -------       -------       -------        -------       -------
Total mortgage-backed securities
   held-to-maturity ............................          -             -             -             -              -             -
                                                    -------       -------       -------       -------        -------       -------

Total held-to-maturity investments .............    $     -            -%       $ 1,708          6.94%       $ 1,459          7.85%
                                                    =======       =======       =======       =======        =======       =======


                                                                   AT SEPTEMBER 30, 2001
                                                    ---------------------------------------------------

                                                      MORE THAN TEN YEARS                 TOTAL
                                                    ----------------------       ----------------------
                                                                  WEIGHTED                     WEIGHTED
                                                    CARRYING      AVERAGE        CARRYING       AVERAGE
                                                     VALUE         YIELD           VALUE         YIELD
                                                    --------      --------       --------      --------
                                                                   (DOLLARS IN THOUSANDS)
Investment securities held-to- maturity:
 Adjustable-rate securities:
   U.S. Government agency ......................    $14,322          6.40%       $16,460          6.54%
                                                    -------       -------        -------       -------
       Total ...................................     14,322          6.40         16,460          6.54
                                                    -------       -------        -------       -------
 Fixed-rate:
   Corporate debt ..............................          -             -          1,029          7.15
                                                    -------       -------        -------       -------
       Total ...................................          -             -          1,029          7.15
                                                    -------       -------        -------       -------

Total investment securities held-to-
   maturity ....................................     14,322          6.40         17,489          6.57
                                                    -------       -------        -------       -------

Mortgage-backed securities held-to- maturity:
 Adjustable-rate securities:
   FNMA ........................................      2,124          6.41          2,124          6.41
   FHLMC .......................................      2,276          7.10          2,276          7.10
                                                    -------       -------        -------       -------
       Total ...................................      4,400          6.77          4,400          6.77
                                                    -------       -------        -------       -------
 Fixed-rate:
   FNMA ........................................        850          6.50            850          6.50
                                                    -------       -------        -------       -------
       Total ...................................        850          6.50            850          6.50
                                                    -------       -------        -------       -------
Total mortgage-backed securities
   held-to-maturity ............................      5,250          6.72          5,250          6.72
                                                    -------       -------        -------       -------

Total held-to-maturity investments .............    $19,572          6.49%       $22,739          6.61%
                                                    =======       =======        =======       =======

SOURCES OF FUNDS

        GENERAL. Deposits, loan repayments and prepayments, cash flows generated from operations, Federal Home Loan Bank ("FHLB") advances and reverse repurchase agreements are the primary sources of Greater Atlantic Bank's funds for use in lending, investing and for other general purposes.

        DEPOSITS. Because Greater Atlantic Bank has aggressively marketed its deposit products, expanded its branch network and used brokered deposits to fund its mortgage-banking activities, total deposits increased to $230.0 million at September 30, 2001 from $188.4 million at September 30, 2000, an increase of 22.08%. Certificates of deposit increased $15.5 million. Greater Atlantic Bank offers a variety of deposit accounts with a range of interest rates and terms. Greater Atlantic Bank's deposits consist of checking, money market, savings, NOW, certificate accounts and Individual Retirement Accounts. Of the funds deposited in Greater Atlantic Bank, 64.08% are in certificate of deposit accounts at September 30, 2001. At September 30, 2001, transaction-based accounts (savings, NOW, money market and noninterest bearing deposits) represented 35.92% of total deposits.

        At September 30, 2001, $114.3 million, or 77.59% of Greater Atlantic Bank's certificate of deposit accounts were to mature within one year.

        The following table sets forth the distribution and the rates paid on each category of Greater Atlantic Bank's deposits.

                                                                              AT SEPTEMBER 30,
                                           --------------------------------------------------------------------------------------
                                                            2001                                           2000
                                           ---------------------------------------        ---------------------------------------
                                                         PERCENT OF                                     PERCENT OF
                                                           TOTAL            RATE                           TOTAL           RATE
                                           BALANCE        DEPOSITS          PAID          BALANCE        DEPOSITS          PAID
                                           --------      ----------       --------        --------      ----------       --------
                                                                          (DOLLARS IN THOUSANDS)
Savings accounts ...................       $  4,641           2.02%           3.15%       $  5,808           3.08%           2.51%
Now and money market accounts ......         71,229          30.97            3.50          46,263          24.56            5.22
Certificates of deposit ............        147,365          64.08            5.26         131,893          70.01            6.18
Noninterest-bearing deposits:
    Demand deposits ................          6,747           2.93              --           4,423           2.35               -
                                           --------       --------        --------        --------       --------        --------
        Total deposits .............       $229,982         100.00%           4.52%       $188,387         100.00%           5.69%
                                           ========       ========        ========        ========       ========        ========

        The following table presents information concerning the amounts, the rates and the periods to maturity of Greater Atlantic Bank's certificate accounts outstanding.

                                                         AT SEPTEMBER 30, 2001
                                                       -------------------------
                                                        AMOUNT            RATE
                                                       --------         --------
    Balances maturing:                                   (DOLLARS IN THOUSANDS)

    Three months or less ...............               $ 38,617             5.37%
    Three months to one year ...........                 75,728             5.29
    One year to three years ............                 29,873             4.95
    Over three years ...................                  3,147             5.64
                                                       --------         --------
                Total ..................               $147,365             5.26%
                                                       ========         ========

        At September 30, 2001, Greater Atlantic Bank had $36.9 million in certificate accounts in amounts of $100,000 or more maturing as follows:

                                                                        WEIGHTED
                                                                         AVERAGE
             MATURITY PERIOD                            AMOUNT            RATE
    ----------------------------------                 --------         --------
                                                         (DOLLARS IN THOUSANDS)
    Three months or less .........                     $  8,461             5.69%
    Over 3 through 6 months ......                        7,017             5.69
    Over 6 through 12 months .....                       12,915             5.08
    Over 12 months ...............                        8,482             5.11
                                                       --------         --------
          Total ..................                     $ 36,875             5.34%
                                                       ========         ========

        BORROWINGS. FHLB advances amounted to $74.5 million at September 30, 2001 an increase from the $46.1 million at September 30, 2000 and other borrowings (reverse repurchase agreements) amounted to $43.3 million an increase of $6.6 million compared to $36.7 million at September 30, 2000. During the fiscal year ended September 30, 2001, all reverse repurchase agreements represented agreements to repurchase the same securities. At September 30, 2001, borrowings consisted of FHLB advances and reverse repurchase agreements totaling $117.8 million.

        The following table sets forth information regarding Greater Atlantic Bank's borrowed funds:

                                                                               AT OR FOR THE YEARS ENDED
                                                                                      SEPTEMBER 30,
                                                                               --------------------------
                                                                                 2001              2000
                                                                               --------          --------
                                                                                 (DOLLARS IN THOUSANDS)
    FHLB Advances:
    Average balance outstanding ......................................         $ 60,784          $ 55,691
    Maximum amount outstanding at any month-end during the period ....           74,500            76,800
    Balance outstanding at end of period .............................           74,500            46,100
    Weighted average interest rate during the period .................             5.59%             6.14%
    Weighted average interest rate at end of period ..................             4.47%             6.33%

    Reverse repurchase agreements:
    Average balance outstanding ......................................           43,217            31,100
    Maximum amount outstanding at any month-end during the period ....           53,279            39,605
    Balance outstanding at end of period .............................           43,323            36,736
    Weighted average interest rate during the period .................             5.14%             6.45%
    Weighted average interest rate at end of period ..................             3.32%             6.62%

SUBSIDIARY ACTIVITIES

        Our sole subsidiary is Greater Atlantic Bank, Greater Atlantic Bank has one wholly-owned subsidiary, Greater Atlantic Mortgage Corporation, and in furtherance of our community banking focus, we have expanded the operations of Greater Atlantic Mortgage in order to diversify our revenue stream and support our growth. The strategy of Greater Atlantic Mortgage is to originate mortgage loans for sale in the secondary market and to develop profitable niche mortgage products, such as Federal Housing Administration ("FHA") streamline refinancings and the origination of loans on condominiums in connection with the conversion of cooperative apartments to condominiums. Currently, the operations of Greater Atlantic Mortgage employ approximately 60 persons in Tysons Corner, Virginia, Wheaton and Rockville, Maryland, Martinsburg, West Virginia and Ft. Lauderdale, Florida. For the fiscal year ended September 30, 2001, Greater Atlantic Mortgage originated $246.9 million of single-family residential loans, respectively, the majority of which consisted of loans insured by the FHA or partially guaranteed by the Veterans Administration ("VA") which were pre-sold in the secondary market with servicing released.

PERSONNEL

        As of September 30, 2001, we had 143 full-time employees and 3 part-time employees. The employees are not represented by a collective bargaining unit and Greater Atlantic Financial considers its relationship with its employees to be good.

PROPERTIES

        We currently conduct our business from nine full-service banking offices and our administrative office. The following table sets forth certain information concerning Greater Atlantic Bank's offices as of September 30, 2001.

                                                                                                         NET BOOK VALUE
                                                                        ORIGINAL                         OF PROPERTY OR
                                                                          YEAR            DATE OF           LEASEHOLD
                                                       LEASED OR        LEASED OR          LEASE         IMPROVEMENTS AT
LOCATION                                                 OWNED          ACQUIRED         EXPIRATION     SEPTEMBER 30, 2001
--------------------------------------------------     ---------        ---------        ----------     ------------------
                                                                                                          (IN THOUSANDS)
ADMINISTRATIVE OFFICES:
10700 Parkridge Boulevard
Reston, Virginia 20191............................       Leased            1998            03-31-03            $   94

BRANCH OFFICES:
11834 Rockville Pike
Rockville, Maryland 20852.........................       Leased            1998            06-15-05               217
8070 Ritchie Highway
Pasadena, Maryland 21122..........................       Leased            1998            08-31-08                20
153 Defense Highway
Annapolis, Maryland 21401.........................       Owned             2000                                   875
250 N. Glebe Road
Arlington, Virginia 22203.........................       Leased            1998            03-31-03                30
1025 Connecticut Avenue, N.W.
Washington, D.C. 20036............................       Leased            1998            07-31-08               218
46901 Cedar Lakes Plaza
Sterling, Virginia 20164..........................       Leased            1999            02-28-19               347
43086 Peacock Market Plaza
South Riding, Virginia 20152......................       Leased            2000            06-30-15               351
1 South Royal Avenue
Front Royal, Virginia 22630.......................       Owned             1977                                   736
9484 Congress Street
New Market, Virginia 22844........................       Owned             1989                                   508
2147 Valley Avenue
Winchester, Virginia 22601........................       Owned             2000                                   317
2800 Valley Avenue
Winchester, Virginia 22601........................       Owned             1978                                   229

GREATER ATLANTIC MORTGAGE OFFICES:
8230 Old Courthouse Road
Vienna, Virginia 22182............................       Leased            1995            12-31-04                 1
11300 Rockville Pike
Rockville, Maryland 20852.........................       Leased            2001            01-31-06                 1
2730 University Boulevard
Wheaton, Maryland 20902...........................       Leased            2000            09-30-05                 4
800 East Broward Boulevard
Ft. Lauderdale, Florida 33301.....................       Leased            2001            04-30-02                --
310 West King Street
Martinsburg, West Virginia 25401..................       Leased            2000         Month to Month             --
                                                                                                               ------
                                        Total......................................................            $3,948
                                                                                                               ======

LEGAL PROCEEDINGS

        The company is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such routine legal proceedings, in the aggregate, are believed by management to be immaterial to Greater Atlantic Financial's financial condition, results of operations or cash flows.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

        The profitability of Greater Atlantic Financial, and more specifically, the profitability of its primary subsidiary Greater Atlantic Bank, depends primarily on its net interest income. Net interest income is the difference between the interest income it earns on its loans and investment portfolio, and the interest it pays on interest-bearing liabilities, which consists mainly of interest paid on deposits and borrowings.

        Our profitability is also affected by the level of its non-interest income and operating expenses. Non-interest income consists primarily of gains on sales of loans and available-for-sale investments, service charge fees and commissions earned by non-bank subsidiaries. Operating expenses consist primarily of salaries and employee benefits, occupancy-related expenses, equipment and technology-related expenses and other general operating expenses.

        The operations of Greater Atlantic Bank, and banking institutions in general, are significantly influenced by general economic conditions and related monetary and fiscal policies of regulatory agencies. Deposit flows and the cost of deposits and borrowings are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

FORWARD LOOKING STATEMENTS

        When used in this prospectus and in future filings by Greater Atlantic Financial with the Securities and Exchange Commission, in Greater Atlantic Financial's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in Greater Atlantic Financial's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Greater Atlantic Financial's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Greater Atlantic Financial wishes to advise readers that the factors listed above could affect Greater Atlantic Financial's financial performance and could cause Greater Atlantic Financial's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

        The company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2000

        NET INCOME. For the fiscal year ended September 30, 2001, Greater Atlantic Financial incurred a loss of $522,000 or $0.17 per share compared to a loss of $3.6 million or $1.21 per share for fiscal year 2000. The $3.1 million decrease in net loss over the comparable period one year ago was primarily due to increases in net interest income and noninterest income. Those increases exceeded an increase in noninterest expense and a decrease in Greater Atlantic Bank's income tax benefit. Greater Atlantic Bank believes that due to continuing operating losses it is more appropriate not to recognize an income tax benefit for current period operating losses, and that pre-tax earnings or loss provide a better basis to compare period to period operations. Viewed from that perspective, Greater Atlantic Bank's pre-tax loss improved by $3.7 million from a loss of $4.2 million for the fiscal year ended

2000 to a loss of $522,000 for the current year. The reduction in interest rates, coupled with the continued growth of Greater Atlantic Bank have led to an improvement in both net interest income and noninterest income.

        NET INTEREST INCOME. An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing sources of funds such as deposits and borrowings. The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them. The correlation between the repricing of interest rates on assets and on liabilities also influences net interest income.

        The following table presents a comparison of the components of interest income and expense and net interest income.

                                                                          YEARS ENDED
                                                                          SEPTEMBER 30,                      DIFFERENCE
                                                                    ------------------------          -----------------------
                                                                     2001             2000            AMOUNT              %
                                                                    -------          -------          ------            -----
                                                                                     (DOLLARS IN THOUSANDS)

        Interest income:
           Loans.................................................   $12,658          $ 8,462          $4,196            49.59%
           Investments...........................................    10,965            9,310           1,655            17.78
                                                                    -------          -------          ------            -----
              Total..............................................    23,623           17,772           5,851            32.92
                                                                    -------          -------          ------            -----

        Interest expense:
           Deposits..............................................    11,629            7,668           3,961            51.66
           Borrowings............................................     5,618            5,426             192             3.54
                                                                    -------          -------          ------            -----
              Total..............................................    17,247           13,094           4,153            31.72
                                                                    -------          -------          ------            -----
        Net interest income......................................   $ 6,376          $ 4,678          $1,698            36.30%
                                                                    =======          =======          ======            =====

        Our growth in net interest income for fiscal year 2001 was due primarily to the increase in average interest-earning assets resulting from our planned growth. Average interest-earning assets increased $87.1 million or 35.97% over the comparable period one-year ago coupled with a one basis point increase in net interest margin (net interest income divided by average interest-earning assets). The increase in net interest margin resulted from the decrease on rates paid for interest bearing liabilities exceeding the decrease in yields earned on interest earning assets by 14 basis points. That decrease was offset by an increase in average interest-bearing liabilities exceeding the increase in average interest-earning assets by $474,000.

        INTEREST INCOME. Interest income for the fiscal year ended September 30, 2001 increased $5.9 million from fiscal year 2000 primarily as a result of an increase in the average outstanding balances in loans and investment securities. The increase in interest income from the loan portfolio for fiscal year 2001 compared to interest income earned for fiscal 2000 resulted from an increase of $57.9 million in the average balance of loans outstanding. That increase was coupled with an increase of $29.2 million in the average outstanding balance in the investment and mortgage-backed securities portfolios and was offset by a 17 basis point decrease in the average yield earned on the loan and investment portfolios.

        INTEREST EXPENSE. The $4.2 million increase in interest expense on deposits and borrowed funds for fiscal year 2001 compared to fiscal year 2000 was principally the result of a significant increase in the average outstanding balances in total deposits and borrowed funds, and was offset by a 31 basis point decrease in the average cost of funds. The increase in interest expense on deposits was primarily due to an increase in average certificates of deposit and NOW and money market accounts of $67.8 million, or 49.97%, from $135.7 million for fiscal 2000 to $203.6 million for fiscal 2001. The average rate we paid for deposits increased from 5.59% for fiscal 2000 to 5.60% for fiscal 2001. That increase in rate was coupled with an increase of $70.4 million in the average outstanding balance of deposits. The increase in interest expense on borrowings was primarily due to an increase in average borrowings of $17.2 million, and was offset in part by an 85 basis point decline in the average cost of funds.

        COMPARATIVE AVERAGE BALANCES AND INTEREST INCOME ANALYSIS. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates. No tax-equivalent adjustments were made and all average balances are average daily balances. Nonaccruing loans have been included in the tables as loans carrying a zero yield.

                                                                         FOR THE YEARS ENDED SEPTEMBER 30,
                                                    -------------------------------------------------------------------------------
                                                                      2001                                        2000
                                                    --------------------------------------       ----------------------------------

                                                                    INTEREST       AVERAGE                      INTEREST   AVERAGE
                                                    AVERAGE          INCOME/        YIELD/       AVERAGE        INCOME/     YIELD/
                                                    BALANCE          EXPENSE        RATE         BALANCE        EXPENSE      RATE
                                                    -------         --------       -------       -------        -------    -------
Assets:                                                                               (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Real estate loans........................        $124,646        $ 9,298          7.46%       $ 87,468       $ 6,699      7.66%
   Consumer loans...........................          29,106          2,287          7.86          13,980         1,236      8.84
   Commercial business loans................          11,038          1,073          9.72           5,469           527      9.64
                                                    --------        -------          ----        --------       -------      ----
      Total loans...........................         164,790         12,658          7.68         106,917         8,462      7.91
Investment securities.......................         118,320          7,897          6.67          75,808         5,380      7.10
Mortgage-backed securities..................          46,225          3,068          6.64          59,489         3,930      6.61
                                                    --------        -------          ----        --------       -------      ----
      Total interest-earning assets.........         329,335         23,623          7.17         242,214        17,772      7.34
Non-earning assets..........................          13,891                                        9,203
                                                    --------                                     --------
     Total assets...........................        $343,226                                     $251,417
                                                    ========                                     ========

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
   Savings accounts.........................        $  4,089            136          3.33        $  1,532            40      2.61
   Now and money market accounts............          59,783          2,744          4.59          34,882         1,772      5.08
   Certificates of deposit..................         143,785          8,749          6.08         100,858         5,856      5.81
                                                    --------        -------          ----        --------       -------      ----
      Total deposits........................         207,657         11,629          5.60         137,272         7,668      5.59
   FHLB advances............................          60,784          3,396          5.59          55,691         3,419      6.14
   Other borrowings.........................          43,217          2,222          5.14          31,100         2,007      6.45
                                                    --------        -------          ----        --------       -------      ----
     Total interest-bearing liabilities.....         311,658         17,247          5.53         224,063        13,094      5.84
                                                                    -------          ----                       -------      ----
Noninterest-bearing liabilities:
  Noninterest-bearing demand deposits.......           8,767                                        1,916
  Other liabilities.........................           1,756                                        1,371
                                                    --------                                     --------
     Total liabilities......................         322,181                                      227,350
Stockholders' equity........................          21,045                                       24,067
                                                    --------                                     --------
     Total liabilities and stockholders'
        equity..............................        $343,226                                     $251,417
                                                    ========                                     ========
Net interest income.........................                        $ 6,376                                     $ 4,678
                                                                    =======                                     =======
Interest rate spread........................                                         1.64%                                   1.50%
                                                                                     ====                                    ====
Net interest margin.........................                                         1.94%                                   1.93%
                                                                                     ====                                    ====

        RATE/VOLUME ANALYSIS. The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated. The changes in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

                                                            YEARS ENDED
                                                    SEPTEMBER 30, 2001 VS. 2000
                                                 ---------------------------------
                                                      CHANGE ATTRIBUTABLE TO
                                                 ---------------------------------
                                                 VOLUME         RATE        TOTAL
                                                 ------       --------     -------
                                                           (IN THOUSANDS)

Real estate loans ..........................     $ 2,847      $  (248)     $ 2,599
Consumer loans .............................       1,337         (286)       1,051
Commercial business loans ..................         537            9          546
                                                 -------      -------      -------
      Total loans ..........................       4,721         (525)       4,196
Investments ................................       3,017         (500)       2,517
Mortgage-backed securities .................        (876)          14         (862)
                                                 -------      -------      -------
Total interest-earning assets ..............     $ 6,862      $(1,011)     $ 5,851
                                                 =======      =======      =======

Savings accounts ...........................     $    67      $    29      $    96
Now and money market accounts ..............       1,265         (293)         972
Certificates of deposit ....................       2,492          401        2,893
                                                 -------      -------      -------
  Total deposits ...........................       3,824          137        3,961
FHLB advances ..............................         313         (336)         (23)
Other borrowings ...........................         782         (567)         215
                                                 -------      -------      -------
Total interest-bearing liabilities .........     $ 4,919      $  (766)     $ 4,153
                                                 =======      =======      =======
Change in net interest income ..............     $ 1,943      $  (245)     $ 1,698
                                                 =======      =======      =======

        PROVISION FOR LOAN LOSSES. The allowance for loan losses, which is established through provisions for losses charged to expense, is increased by recoveries on loans previously charged off and is reduced by charge-offs on loans. Determining the proper reserve level or allowance involves management's judgment based upon a review of factors, including Greater Atlantic Financial's internal review process which segments the loan portfolio into groups based on various risk factors including the types of loans and asset classifications. Each segment is then assigned a reserve percentage based upon the perceived risk in that segment. Although management utilizes its best judgment in providing for probable losses, there can be no assurance that Greater Atlantic Financial will not have to increase its provisions for loan losses in the future as a result of an adverse market for real estate and economic conditions generally in Greater Atlantic Financial's primary market area, future increases in non-performing assets or for other reasons which would adversely affect Greater Atlantic Financial's results of operations.

        The increase in non-performing loans of $312,000 during fiscal 2001, resulted primarily from the $196,000 increase in single family loans and a $122,000 increase in non-performing construction loans. The provision for loan losses was increased from $13,000 during fiscal 2000 to $55,000 during fiscal 2001. The increase in provision is directly related to the increase in non-performing loans. Net charge-offs increased from $63,000 during fiscal 2000 to $110,000 during fiscal 2001 as management took a more aggressive posture in assessing collectibility of classified loans. Management expects charge-offs to increase in the future as a result of the increase in its total loan portfolio during fiscal 2001. While we have continued our loan loss provisions in response to our continued growth in real estate loans, we have allowed our allowance for loan losses to decline as a percentage of loans due to the continuation of the low percentages of our charge-offs and non-performing loans.

        NONINTEREST INCOME. Noninterest income increased $3.7 million during fiscal 2001, over the comparable period one year ago, primarily as a result of the increase in gain on sale of loans, reflecting an increased volume of loan originations and sales from Greater Atlantic Financial's mortgage banking activities. That increase was coupled with an increase in gains on the sale of investments and an increase in service fees on loans and deposits. That increase in gain on sales of investment securities occurred as a result of a loss of $1.0 million recognized during fiscal 2000 when Greater Atlantic Bank transferred $22.8 million in securities from available for sale to trading resulting in a loss of $580,000, with the remaining $420,000 of loss on sale resulting from sales of $18.0 million in securities as Greater Atlantic Bank restructured its investment securities portfolio, with no comparable loss occurring during fiscal 2001. The increase in service fees on loans and deposits relates primarily to Greater Atlantic Bank's acquisition of Dominion Savings Bank, with a full year of activity being realized, and increased loan production at Greater Atlantic Mortgage. The significant level of gains on sale of loans in fiscal 2001 resulted from Greater Atlantic Financial taking advantage of loan origination volumes coupled with home loan refinancing and a favorable interest rate environment which enabled Greater Atlantic Financial to sell at a gain loans through Greater Atlantic Mortgage.

        During the fiscal year ended September 30, 2001, loan disbursements originated for sale amounted to $249.9 million compared to $117.0 million during the comparable period one year ago. The $132.9 million increase in loans originated and disbursed was largely attributable to decreases in market interest rates, which increased home mortgage refinancings. During the period, substantially all loans originated were sold in the secondary market, in most cases with servicing released. Proceeds from the sale of loans for fiscal 2001 amounted to $245.2 million compared to $121.3 million during the comparable period one year ago. Sales of loans resulted in gains of $4.3 million and $2.5 million for fiscal 2001 and fiscal 2000, respectively.

        The following table presents a comparison of the components of noninterest income.

                                                           YEARS ENDED SEPTEMBER 30,          DIFFERENCE
                                                           -------------------------     -------------------
                                                               2001       2000           AMOUNT         %
                                                              ------     -------         ------      -------
                                                                          (DOLLARS IN THOUSANDS)
Noninterest income:
   Gain on sale of loans ................................     $4,335     $ 2,466         $1,869       75.79%
   Service fees on loans ................................        673         464            209       45.04
   Service fees on deposits .............................        456         177            279      157.63
   Gain (loss) on sale of investment securities .........        194      (1,025)         1,219      118.93
   Gain on sale of real estate owned ....................         45          14             31      221.43
   Other operating income ...............................          4         (42)            46      109.52
                                                              ------     -------         ------      ------
      Total noninterest income ..........................     $5,707     $ 2,054         $3,653      177.85%
                                                              ======     =======         ======      ======

        NONINTEREST EXPENSE. Noninterest expense for fiscal 2001, amounted to $12.6 million, an increase of $1.6 million or 14.54% from the $11.0 million incurred in fiscal 2000. Excluding non-recurring expenses of $1.6 million during fiscal 2000, as a result of the settlement of a lawsuit and related legal fees, noninterest expense increased $3.2 million over the comparable period one year ago. The increase in Greater Atlantic Bank's noninterest expense was primarily in compensation of $1.3 million, depreciation expense on furniture fixtures and equipment of $180,000, data processing of $477,000, occupancy of $413,000 and other operating expense of $481,000, when factoring in $1.3 million related to the settlement. Those increases were attributable to the continued expansion and growth of Greater Atlantic Bank and an increase in commissions to loan officers due to increased loan production and the related employee benefit cost associated with the increase in compensation.

        The following table presents a comparison of the components of noninterest expense.

                                                           YEARS ENDED
                                                           SEPTEMBER 30,                   DIFFERENCE
                                                       ----------------------        -----------------------
                                                        2001           2000          AMOUNT            %
                                                       -------        -------        -------        ------
                                                                      (DOLLARS IN THOUSANDS)

Noninterest expense:
   Compensation and employee benefits .........        $ 6,054        $ 4,738        $ 1,316         27.78%
   Occupancy ..................................          1,607          1,194            413         34.59
   Professional services ......................            818            794             24          3.02
   Advertising ................................            522            547            (25)        (4.57)
   Deposit insurance premium ..................             36             52            (16)       (30.77)
   Furniture, fixtures and equipment ..........            668            488            180         36.89
   Data processing ............................            887            410            477        116.34
   Loss from foreclosed real estate ...........              3             10             (7)       (70.00)
   Other operating expense ....................          1,955          2,724           (769)       (28.23)
                                                       -------        -------        -------        ------
      Total noninterest expense ...............        $12,550        $10,957        $ 1,593         14.54%
                                                       =======        =======        =======        ======

        INCOME TAXES. Greater Atlantic Financial files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis. Since, as previously indicated, Greater Atlantic Bank no longer recognizes a tax benefit for current operating losses there was no income tax benefit for fiscal 2001 compared to a benefit of $600,000 in 2000.

        Management has provided a valuation allowance for net deferred tax assets of $2.5 million, as they are unable to determine the timing of the generation of future taxable income.

        At September 30, 2001, Greater Atlantic Financial has net operating loss carryforwards totaling approximately $9.1 million, which expire in the years 2006 to 2020. As a result of the change in ownership of the Bank, approximately $1.7 million of the total net operating loss carryforwards are subject to an annual usage limitation of approximately $114,000.

ASSET-LIABILITY MANAGEMENT

        The primary objective of asset/liability management is to ensure the steady growth of Greater Atlantic Financial's primary earnings component, net interest income and the maintenance of reasonable levels of capital independent of fluctuating interest rates. Interest rate risk can be defined as the vulnerability of an institution's financial condition and/or results of operations to movements in interest rates. Interest rate risk, or sensitivity, arises when the maturity or repricing characteristics of assets differ significantly from the maturity or repricing characteristics of liabilities. Management endeavors to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals to maintain interest rate risk at an acceptable level.

        Management oversees the asset/liability management function and meets periodically to monitor and manage the structure of the balance sheet, control interest rate exposure, and evaluate pricing strategies for Greater Atlantic Financial. The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. Management of the liability mix of the balance sheet focuses on expanding Greater Atlantic Financial's various funding sources. At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, Greater Atlantic Bank may determine to increase our interest rate risk position in order to increase our net interest margin.

        Greater Atlantic Bank manages its exposure to interest rates by structuring the balance sheet in the ordinary course of business. Greater Atlantic Bank currently emphasizes adjustable rate loans and/or loans that mature in a relatively short period when compared to single-family residential loans. In addition, to the extent possible, Greater Atlantic Bank attempts to attract longer-term deposits. Greater Atlantic Bank has not entered into instruments such as leveraged derivatives, structured notes, interest rate swaps, caps, floors, financial options, financial futures contracts or forward delivery contracts for the purpose of reducing interest rate risk.

        One of the ways Greater Atlantic Bank monitors interest rate risk is through an analysis of the relationship between interest-earning assets and interest-bearing liabilities to measure the impact that future changes in interest rates will have on net interest income. An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time ("GAP") and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments.

        The table below illustrates the maturities or repricing of Greater Atlantic Financial's assets and liabilities, including noninterest-bearing sources of funds to specific periods at September 30, 2001. Estimates and assumptions concerning prepayment rates of major asset categories are based on information obtained from the FHLB of Atlanta on projected prepayment levels on mortgage-backed and related securities and decay rates on savings, NOW and money market accounts. Greater Atlantic Bank believes that such information is consistent with our current experience.


                                                                                            THREE YEARS
                                           90 DAYS   91 DAYS TO   181 DAYS TO  ONE YEAR TO       TO       FIVE YEARS
MATURING OR REPRICING PERIODS              OR LESS    180 DAYS     ONE YEAR    THREE YEARS   FIVE YEARS    OR MORE        TOTAL
---------------------------------------   --------   ----------   -----------  -----------  -----------   ----------    ---------
                                                                          (DOLLARS IN THOUSANDS)

Interest-earning assets:
Loans:
   Adjustable and balloon .............   $ 20,451    $  6,577     $ 25,654      $31,781      $ 9,119      $     94     $ 93,676
   Fixed-rate .........................     16,146         506          976        3,460        2,841         8,196       32,125
   Second mortgages ...................        430         141          267          893          666           978        3,375
   Commercial business ................      9,260         358          708        2,733          222            --       13,281
   Consumer ...........................     35,165         167          316        1,041          311            --       37,000
Investment securities .................    120,903          45           88          330        2,296         4,511      128,173
Mortgage-backed securities ............      6,686       6,617       10,299        9,339        4,237         1,180       38,358
                                          --------    --------     --------      -------      -------      --------     --------
      Total ...........................    209,041      14,411       38,308       49,577       19,692        14,959      345,988
                                          --------    --------     --------      -------      -------      --------     --------

Interest-bearing liabilities:
Deposits:
   Savings accounts ...................        232         232          324        1,205          788         1,854        4,635
   NOW accounts .......................      1,731       1,731        1,875        4,903        1,298         2,884       14,422
   Money market accounts ..............     14,769      14,769       15,337        6,249        2,840         2,841       56,805
   Certificates of deposit ............     38,775      23,392       52,337       29,871        3,053            95      147,523
Borrowings:
   FHLB advances ......................     46,500       3,000           --           --           --        25,000       74,500
   Other borrowings ...................     43,323          --           --           --           --            --       43,323
                                          --------    --------     --------      -------      -------      --------     --------
      Total ...........................    145,330      43,124       69,873       42,228        7,979        32,674      341,208
                                          --------    --------     --------      -------      -------      --------     --------
GAP ...................................   $ 63,711    $(28,713)    $(31,565)     $ 7,349      $11,713      $(17,715)    $  4,780
                                          ========    ========     ========      =======      =======      ========     ========
Cumulative GAP ........................   $ 63,711    $ 34,998     $  3,433      $10,782      $22,495      $  4,780
                                          ========    ========     ========      =======      =======      ========
Ratio of Cumulative GAP
to total earning assets ...............      18.41%      10.12%        0.99%        3.12%        6.50%         1.38%
                                             =====       =====         ====         ====         ====          ====

        As indicated in the interest rate sensitivity table, the twelve-month cumulative gap, representing the total net assets and liabilities that are projected to re-price over the next twelve months, was asset sensitive in the amount of $3.4 million at September 30, 2001.

        While the GAP position is a useful tool in measuring interest rate risk and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on the measure, without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates. The GAP position reflects only the prepayment assumptions pertaining to the current rate environment and assets tend to prepay more rapidly during periods of declining interest rates than during periods of rising interest rates.

        Management uses two other analyses to manage interest rate risk: (1) an earnings-at-risk analysis to develop an estimate of the direction and magnitude of the change in net interest income if rates move up or down 100 to 300 basis points; and (2) a value-at-risk analysis to estimate the direction and magnitude of the change in net portfolio value if rates move up or down 100 to 200 basis points. Currently Greater Atlantic Bank uses a sensitivity of net interest income analysis prepared by the FHLB of Atlanta to measure earnings-at-risk and the Office of Thrift Supervision Interest Rate Risk Exposure Report to measure value-at-risk.

        The following table sets forth the earnings at risk analysis that measures the sensitivity of net interest income to changes in interest rates at September 30, 2001:

                        NET INTEREST INCOME SENSITIVITY ANALYSIS
--------------------------------------------------------------------------------------------
                                                    BASIS POINT CHANGE        PERCENT CHANGE
CHANGES IN RATE (bp)        NET INTEREST MARGIN         FROM BASE               FROM BASE
--------------------        -------------------     ------------------        --------------

         300                       3.13%                 (0.09)%                 (2.80)%
         200                       3.16                  (0.06)                  (1.86)
         100                       3.20                  (0.02)                  (0.62)
          --                       3.22                     --                      --
        (100)                      3.21                  (0.01)                  (0.31)
        (200)                      3.12                  (0.10)                  (3.11)
        (300)                      2.85                  (0.37)                 (11.49)

        The table indicates that, if based on an immediate and sustained 200 basis point increase in market interest rates, net interest margin, as measured as a percent of total assets, would decrease by 6 basis points or 1.86%. Conversely, if interest rates decrease 200 basis points net interest margin, as a percent of total assets, would decrease by 10 basis points or 3.11%.

        The net interest income sensitivity analysis does not represent a forecast and should not be relied upon as being indicative of expected operating results. The estimates used are based upon the assumption as to the nature and timing of interest rate levels including the shape of the yield curve. These estimates have been developed based upon current economic conditions; Greater Atlantic Financial cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change.

        Presented below, as of September 30, 2001, is an analysis of our interest rate risk as measured by changes in net portfolio value for parallel shifts of 200 basis points in market interest rates:

                                             NET PORTFOLIO VALUE AS A PERCENT
                                              OF THE PRESENT VALUE OF ASSETS
                 NET PORTFOLIO VALUE         --------------------------------
                ---------------------
CHANGES IN      DOLLAR        PERCENT        NET PORTFOLIO          CHANGE IN
RATES (bp)      CHANGE        CHANGE          VALUE RATIO           NPV RATIO
----------      ------        ------         -------------          ---------
               (DOLLARS IN THOUSANDS)

     200        $ 5,818        26.18%             7.57%                1.57%
     100          3,134        14.10              6.92                 0.92
      --             --           --              6.00                   --
    (100)        (3,283)      (14.77)             5.11                (0.89)
    (200)        (3,699)      (16.64)             5.00                (1.00)

        The improvement in net portfolio value of $5.8 million or 26.18% in the event of a 200 basis point increase in rates is a result of the current amount of adjustable rate loans and investments held by Greater Atlantic Bank as of September 30, 2001. The foregoing decline in net portfolio value, in the event of an increase in interest rates of 200 basis points, currently exceeds Greater Atlantic Financial's internal board guidelines.

LIQUIDITY AND CAPITAL RESOURCES

        LIQUIDITY. Greater Atlantic Bank's primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities and borrowings. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Greater Atlantic Bank has continued to maintain the levels of liquid assets as previously required by Office of Thrift Supervision regulations. Greater Atlantic Bank manages its liquidity position and demands for funding primarily by investing excess funds in short-term investments and utilizing FHLB advance and reverse repurchase agreements in periods when Greater Atlantic Bank's demands for liquidity exceed funding from deposit inflows.

        Greater Atlantic Bank's most liquid assets are cash and cash equivalents, securities available-for-sale and trading securities. The levels of these assets are dependent on Greater Atlantic Bank's operating, financing, lending and investing activities during any given period. At September 30, 2001, cash and cash equivalents, interest bearing deposits and securities available-for-sale and trading securities totaled $151.1 million, or 40.77% of total assets.

        The primary investing activities of Greater Atlantic Bank are the origination of residential one- to four-family loans, commercial real estate loans, real estate construction and development loans, commercial borrowing and consumer loans and the purchase of United States Treasury and agency securities, mortgage-backed and mortgage-related securities and other investment securities. During the year ended September 30, 2001, Greater Atlantic Bank's loan originations and purchases totaled $103.9 million. Purchases of United States Treasury and agency securities, mortgage-backed and mortgage related securities and other investment securities totaled $106.4 million for the year ended September 30, 2001.

        Greater Atlantic Bank has other sources of liquidity if a need for additional funds arises. At September 30, 2001, Greater Atlantic Bank had $74.5 million in advances outstanding from the FHLB and had an additional overall borrowing capacity from the FHLB of $36.7 million at that date. Depending on market conditions, the pricing of deposit products and FHLB advances, Greater Atlantic Bank may continue to rely on FHLB borrowings to fund asset growth.

        At September 30, 2001, Greater Atlantic Bank had commitments to fund loans and unused outstanding lines of credit, unused standby letters of credit and undisbursed proceeds of construction mortgages totaling $99.4 million. Greater Atlantic Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, including IRA and Keogh accounts, which are scheduled to mature in less than one year from September 30, 2001, totaled $114.3 million. Based upon experience, management believes the majority of maturing certificates of deposit will remain with Greater Atlantic Bank. In addition, management of Greater Atlantic Bank believes that it can adjust the rates offered on certificates of deposit to retain deposits in changing interest rate environments. In the event that a significant portion of these deposits are not retained by Greater Atlantic Bank, Greater Atlantic Bank would be able to utilize FHLB advances and reverse repurchase agreements to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such borrowings exceeds the average rate paid on deposits of similar duration.

        CAPITAL RESOURCES. At September 30, 2001, Greater Atlantic Bank exceeded all minimum regulatory capital requirements with a tangible capital level of $20.4 million, or 5.51% of total adjusted assets, which exceeds the required level of $5.5 million, or 1.50%; core capital of $20.4 million, or 5.51% of total adjusted assets, which exceeds the required level of $14.8 million, or 4.00%; and risk-based capital of $21.2 million, or 11.36% of risk-weighted assets, which exceeds the required level of $14.9 million, or 8.00%.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND SEPTEMBER 30, 1999

        NET INCOME. For the fiscal year ended September 30, 2000 Greater Atlantic Financial incurred a net loss of $3.6 million or $1.21 per share compared to net income of $101,000 or $0.07 per share for fiscal year 1999. The $3.7 million decrease in net income over the comparable period one year ago was primarily due to the decline in income from mortgage-banking activities. Also, contributing to the decrease in income was the settlement of a lawsuit against Greater Atlantic Mortgage costing $1.3 million and the sale and reclassification by the Bank of certain investment securities at a loss of $1.0 million.

        NET INTEREST INCOME. An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing sources of funds such as deposits and borrowings. The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them. The correlation between the repricing of interest rates on assets and on liabilities also influences net interest income.

        The following table presents a comparison of the components of interest income and expense and net interest income.

                                        YEARS ENDED
                                        SEPTEMBER 30,           DIFFERENCE
                                    -------------------      -----------------
                                      2000        1999       AMOUNT         %
                                    -------      ------      ------      ------
                                                (DOLLARS IN THOUSANDS)
Interest income:
   Loans .....................      $ 8,462      $4,210      $4,252      101.00%
   Investments ...............        9,310       4,836       4,474       92.51
                                    -------      ------      ------      ------
      Total ..................       17,772       9,046       8,726       96.46
                                    -------      ------      ------      ------

Interest expense:
   Deposits ..................        7,668       5,499       2,169       39.44
   Borrowings ................        5,426         881       4,545      515.89
                                    -------      ------      ------      ------
      Total ..................       13,094       6,380       6,714      105.24
                                    -------      ------      ------      ------
Net interest income ..........      $ 4,678      $2,666      $2,012       75.47%
                                    =======      ======      ======      ======

        Our growth in net interest income for fiscal year 2000 was due primarily to the increase in average interest-earning assets resulting from our planned growth. Although average interest-earning assets increased $110.4 million or 83.80% over the comparable period one-year ago, a decline in the net interest margin (net interest income divided by average interest-earning assets) of 9 basis points limited the increase in net interest income to $2.0 million. The decline in net interest margin resulted from a significant increase in investments at a yield lower than could have been obtained if the funds had been invested in loans.

        INTEREST INCOME. Interest income for fiscal year 2000 increased $8.7 million from fiscal year 1999 primarily as a result of an increase in the average outstanding balances in loans, investment securities and mortgage-backed securities resulting in large measure from the planned leveraging of our capital. The increase in interest income from the loan portfolio for fiscal year 2000 compared to interest income earned for fiscal 1999 resulted from an increase of $55.2 million in the average balance of loans outstanding. That increase was coupled with an increase in interest income from the investment and mortgage-backed securities portfolios, resulting from an increase of $55.3 million in the average outstanding balance, and was coupled with a 48 basis point increase in the average yield earned on the portfolio.

        INTEREST EXPENSE. The increase in interest expense on deposits and borrowed funds for fiscal year 2000 compared to 1999 was principally the result of a significant increase in the average outstanding balances in total deposits and borrowed funds, coupled with a 64 basis point increase in the average cost of funds. The increase in interest expense on deposits of $2.2 million was primarily due to an increase in average certificates of deposit of $14.7 million or 17.08% from $86.1 million for fiscal 1999 to $100.9 million for fiscal 2000, and was coupled with a 44 basis point increase in the average rate paid from 5.37% for fiscal 1999 to 5.81% for fiscal 2000. The average rate we paid for deposits increased from 5.24% for fiscal 1999 to 5.59% for fiscal 2000. That increase in rate was coupled with an increase of $32.4 million in the average outstanding balance of deposits.

        COMPARATIVE AVERAGE BALANCES AND INTEREST INCOME ANALYSIS. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates. No tax-equivalent adjustments were made and all average balances are average daily balances. Non-accruing loans have been included in the tables as loans carrying a zero yield.

                                                                            FOR THE YEARS ENDED SEPTEMBER 30,
                                                      ----------------------------------------------------------------------------
                                                                       2000                                     1999
                                                      --------------------------------------     ---------------------------------
                                                                    INTEREST                                  INTEREST      AVERAGE
                                                      AVERAGE        INCOME/       AVERAGE       AVERAGE       INCOME/       YIELD/
                                                      BALANCE        EXPENSE     YIELD/ RATE     BALANCE       EXPENSE       RATE
                                                      -------        -------     -----------     -------       -------       ----
ASSETS:                                                                             (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Real estate loans...............................   $ 87,468        $6,699         7.66%       $ 45,090       $3,685       8.17%
   Consumer loans..................................     13,980         1,236         8.84           4,167          320       7.68
   Commercial business loans.......................      5,469           527         9.64           2,497          205       8.21
                                                      --------        ------         ----        --------       ------       ----
      Total loans..................................    106,917         8,462         7.91          51,754        4,210       8.13
Investment securities..............................     75,808         5,380         7.10          47,208        2,976       6.30
Mortgage-backed securities.........................     59,489         3,930         6.61          32,816        1,860       5.67
                                                      --------        ------         ----        --------       ------       ----
      Total interest-earning assets................    242,214        17,772         7.34         131,778        9,046       6.86
                                                                      ------         ----                       ------       ----
Non-earning assets.................................      9,203                                      5,611
                                                      --------                                   --------
      Total assets.................................   $251,417                                   $137,389
                                                      ========                                   ========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
   Savings accounts................................   $  1,532            40         2.61        $  1,079           36       3.34
   Now and money market accounts...................     34,882         1,772         5.08          17,688          841       4.75
   Certificates of deposit.........................    100,858         5,856         5.81          86,142        4,622       5.37
                                                      --------        ------         ----        --------       ------       ----
      Total deposits...............................    137,272         7,668         5.59         104,909        5,499       5.24
   FHLB advances...................................     55,691         3,419         6.14          16,371          810       4.95
   Other borrowings................................     31,100         2,007         6.45           1,301           71       5.46
                                                      --------        ------         ----        --------       ------       ----
      Total interest-bearing liabilities...........    224,063        13,094         5.84         122,581        6,380       5.20
                                                                      ------         ----                       ------       ----
Noninterest-bearing liabilities:
   Noninterest-bearing demand deposits.............      1,916                                      1,855
   Other liabilities...............................      1,371                                      1,802
                                                      --------                                      -----
      Total liabilities............................    227,350                                    126,238
Stockholders' equity...............................     24,067                                     11,151
                                                      --------                                   --------
      Total liabilities and stockholders' equity...   $251,417                                   $137,389
                                                      ========                                   ========
Net interest income................................                   $4,678                                    $2,666
                                                                      ======                                    ======
Interest rate spread...............................                                  1.50%                                   1.66%
                                                                                     ====                                    ====
Net interest margin................................                                  1.93%                                   2.02%
                                                                                     ====                                    ====

        RATE/VOLUME ANALYSIS. The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated. The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

                                                                  YEARS ENDED SEPTEMBER 30, 2000
                                                                             VS. 1999
                                                                  ------------------------------
                                                                      CHANGE ATTRIBUTABLE TO
                                                                  ------------------------------
                                                                  VOLUME      RATE        TOTAL
                                                                  ------     -------      ------
                                                                         (IN THOUSANDS)

Real estate loans ...........................................     $3,463     $  (449)     $3,014
Consumer loans ..............................................        754         162         916
Commercial business loans ...................................        244          78         322
                                                                  ------     -------      ------
      Total loans ...........................................      4,461        (209)      4,252
Investments .................................................      1,803         601       2,404
Mortgage-backed securities ..................................      1,512         558       2,070
                                                                  ------     -------      ------
Total interest-earning assets ...............................     $7,776     $   950      $8,726
                                                                  ======     =======      ======


Savings accounts ............................................     $   15     $   (11)     $    4
Now and money market accounts ...............................        818         113         931
Certificates of deposit .....................................        790         444       1,234
                                                                  ------     -------      ------
  Total deposits ............................................      1,623         546       2,169
FHLB advances ...............................................      1,945         664       2,609
Other borrowings ............................................      1,626         310       1,936
                                                                  ------     -------      ------
Total interest-bearing liabilities ..........................     $5,194     $ 1,520      $6,714
                                                                  ======     =======      ======
Change in net interest income ...............................     $2,582     $  (570)     $2,012
                                                                  ======     =======      ======

        PROVISION FOR LOAN LOSSES. The allowance for loan losses, which is established through provisions for losses charged to expense, is increased by recoveries on loans previously charged off and is reduced by charge-offs on loans. Determining the proper reserve level or allowance involves management's judgment based upon a review of factors, including Greater Atlantic Financial's internal review process which segments the loan portfolio into groups based on various risk factors including the types of loans and asset classifications. Each segment is then assigned a reserve percentage based upon the perceived risk in that segment. Although management utilizes its best judgment in providing for probable losses, there can be no assurance that Greater Atlantic Financial will not have to increase its provisions for loan losses in the future as a result of an adverse market for real estate and economic conditions generally in Greater Atlantic Financial's primary market area, future increases in non-performing assets or for other reasons which would adversely affect Greater Atlantic Financial's results of operations.

        The increase in non-performing loans of $171,000 during fiscal 2000, resulted primarily from the addition of two commercial loans and one residential loan to non-performing status. Excluding those three non-performing loans, Greater Atlantic Bank experienced a general decline during fiscal 2000, reflecting continued stability in the local real estate market. The allowance for loan losses increased $175,000 during fiscal 2000, and resulted primarily from the $225,000 addition from the Dominion acquisition offset by net charge-offs exceeding the provision by $50,000. Net charge-offs increased from $14,000 during fiscal 1999 to $63,000 during fiscal 2000 as new management took a more aggressive posture in assessing collectability of classified loans. Management expects charge-offs to increase in the future as a result of the increase in its total loan portfolio during fiscal 2000. While we have continued our loan loss provisions in response to our continued growth in real estate loans, we have allowed our allowance for loan losses to decline as a percentage of loans due to the continuation of low charge-off and non-performing loan to average loan percentages.

        NON-INTEREST INCOME. Non-interest income declined during fiscal 2000, over the comparable period one year ago, primarily as a result of a decline of $2.9 million in gain on sale of loans, reflecting a decreased volume of loan originations and sales from Greater Atlantic Financial's mortgage banking activities. That decrease was coupled with a loss on sale of investments of $1.0 million. That loss occurred as a result of the Bank transferring $22.8 million in securities from available for sale to trading resulting in a loss of $580,000, with the remaining $420,000 of loss on sale of investment securities resulting from sales of $18.0 million in securities available for sale as the Bank restructured its investment securities portfolio, while improving its net interest margin and interest rate risk position. The proceeds from the sale will be re-invested in substantially higher yielding loans and interest sensitive investments improving future operations.

        During the fiscal year ended September 30, 2000, Greater Financial Mortgage originated and disbursed $117.0 million in mortgage loans for sale compared to $294.8 million during the comparable period one year ago. The $177.8 million decrease in loans originated and disbursed was largely attributable to increases in market interest rates, which reduced home mortgage refinancings. During the period, substantially all loans originated were sold in the secondary market, in most cases with servicing released. Proceeds from the sale of loans for fiscal 2000 amounted to $121.3 million compared to $318.1 million during the comparable period one year ago. Sales of loans resulted in gains of $2.5 million and $5.4 million for fiscal 2000 and fiscal 1999, respectively.

        The following table presents a comparison of the components of non-interest income.

                                                           YEARS ENDED SEPTEMBER 30,         DIFFERENCE
                                                           -------------------------  ------------------------
                                                               2000         1999        AMOUNT         %
                                                           ------------  ----------   ----------   -----------
                                                                          (DOLLARS IN THOUSANDS)

Noninterest income:
   Gain on sale of loans ................................     $ 2,466      $5,408      $(2,942)       (54.40)%
   Service fees on loans ................................         464         513          (49)        (9.55)
   Service fees on deposits .............................         177         110           67         60.91
   Gain (loss) on sale of investment securities .........      (1,025)         24       (1,049)    (4,370.83)
   Other operating income ...............................         (28)         26          (54)      (207.69)
                                                              -------      ------      -------     ---------
      Total noninterest income ..........................     $ 2,054      $6,081      $(4,027)       (66.22)%
                                                              =======      ======      =======     =========

        NON-INTEREST EXPENSE. Non-interest expense increased $2.2 million, over the comparable period one year ago mainly because of a non-recurring expense as a result of the settlement of a lawsuit and related legal fees amounting to $1.6 million, of which $1.3 million related to the settlement. Excluding that non-recurring increase in non-interest expense relating to the settlement of the lawsuit and professional fees, non-interest expense would have increased $606,000 during fiscal 2000 when compared to fiscal 1999. A significant portion of the increase in compensation and employee benefits and occupancy expense resulted from the addition of new employees and property in the Dominion acquisition. The remaining salary and benefits expense increase reflects base salary and staff increases during the past fiscal year. Increased data processing cost of $226,000 resulted from additional systems activity, conversion costs and the continued growth and expansion of the Bank.

           The following table presents a comparison of the components of noninterest expense.

                                                       YEARS ENDED
                                                      SEPTEMBER 30,             DIFFERENCE
                                                    ------------------      -------------------
                                                      2000       1999       AMOUNT         %
                                                    -------     ------      ------       ------
                                                               (DOLLARS IN THOUSANDS)

Noninterest expense:
   Compensation and employee benefits .........     $ 4,738     $4,523      $  215         4.75%
   Occupancy ..................................       1,194        914         280        30.63
   Professional services ......................         794        388         406       104.64
   Advertising ................................         547        661        (114)      (17.25)
   Deposit insurance premium ..................          52         64         (12)      (18.75)
   Furniture, fixtures and equipment ..........         488        412          76        18.45
   Data processing ............................         410        184         226       122.83
   Loss from foreclosed real estate ...........          10         19          (9)      (47.37)
   Other operating expense ....................       2,724      1,624       1,100        67.73
                                                    -------     ------      ------       ------
      Total noninterest expense ...............     $10,957     $8,789      $2,168        24.67%
                                                    =======     ======      ======       ======

        INCOME TAXES. The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis. The income tax benefit in fiscal 2000 amounted to $600,000 compared to $169,000 in fiscal 1999.

        Management has provided a valuation allowance for net deferred tax assets of $1.7 million, as they believe that it is more likely than not that the entire amount of deferred tax assets will not be realized.

        At September 30, 2000, Greater Atlantic Financial has net operating loss carryforwards totaling approximately $6.7 million, which expire in the years 2006 to 2020. As a result of the change in ownership of the Bank, approximately $1.7 million of the total net operating loss carryforwards are subject to an annual usage limitation of approximately $114,000.

RECENT ACCOUNTING STANDARDS

In July 2001, The Securities and Exchange Commission issued Staff Accounting Bulletin No. 102 "Selected Loan Loss Allowance Methodology and Documentation Issues" ("SAB 102"). SAB 102 sets forth guidelines for determining the allowance for loan losses under generally accepted accounting principles. In addition, SAB 102 sets forth guidelines for documentation by registrants in support of the allowance for loan losses. Greater Atlantic Financial adopted SAB 102 on October 1, 2001. Greater Atlantic Financial's banking subsidiary has a detailed loan classification and estimated loss calculation methodology in effect, which is the basis for the determination of the allowance for loan losses. This methodology and related documentation thereof, has been in effect since Greater Atlantic Financial acquired the banking subsidiary in 1997. Greater Atlantic Financial believes that adoption of SAB 102 will have no impact on the financial statements.

        In June 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations" (SFAS No. 141), and No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). SFAS No. 141 changes the accounting for business combinations, requiring that all business combinations be accounted for using the purchase method and that intangible assets be recognized as assets apart from goodwill if they arise from contractual or other legal rights, or if they are separable or capable of being separated from the acquired entity and sold, transferred, licensed, rented, or exchanged. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. SFAS No. 142 specifies that financial accounting and reporting for acquired goodwill and other intangible assets. Goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 is effective for fiscal years beginning and after December 15, 2001.

        SFAS No. 142 requires that the useful lives of intangible assets acquired on or before June 30, 2001 are reassessed and the remaining amortization periods adjusted accordingly. Previously recognized intangible assets deemed to have indefinite lives shall be tested for impairment. Goodwill recognized on or before June 30, 2001, shall be assigned to one or more reporting units and shall be tested for impairment as of the beginning of the fiscal year in which SFAS No. 142 is initially applied in it's entirety.

        Greater Atlantic Financial will adopt SFAS 142 on October 1, 2001 and, accordingly, will discontinue amortization of the exiting goodwill. The adoption of SFAS 142 will reduce amortization expense approximately $93,000 in fiscal 2002.


                    MANAGEMENT OF GREATER ATLANTIC FINANCIAL

DIRECTORS

        The following table sets forth information regarding the board of directors of Greater Atlantic Financial. Each of the directors of Greater Atlantic Financial is also a director of Greater Atlantic Bank.

                                                                                                DIRECTOR
       NAME                 AGE          POSITION(S) HELD WITH GREATER ATLANTIC FINANCIAL        SINCE       TERM EXPIRES
--------------------      -------      ----------------------------------------------------     --------     ------------

Carroll E. Amos              54        Director, President and Chief Executive Officer             1997          2002

Charles W. Calomiris         43        Director, Chairman of the Board of Directors                2001          2002

Paul J. Cinquegrana          59        Director                                                    1997          2003

Jeffrey M. Gitelman          56        Director                                                    1997          2004

Jeffrey W. Ochsman           48        Director                                                    1999          2003

James B. Vito                75        Director                                                    1998          2002

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

        The following table sets forth information regarding the executive officers of Greater Atlantic Financial and Greater Atlantic Bank who are not also directors.

      NAME               AGE     POSITION(S) HELD WITH GREATER ATLANTIC FINANCIAL OR GREATER ATLANTIC BANK
------------------     -------   ------------------------------------------------------------------------------------------

Edward C. Allen           53     Senior Vice President and Chief Operating Officer of Greater Atlantic Bank

Jeremiah D. Behan         52     Senior Vice President, Construction Lending of Greater Atlantic Bank

Justin R. Golden          51     Senior Vice President, Consumer Lending of Greater Atlantic Bank

Wade Hotsenpiller         60     General Auditor and Chief Credit Officer of Greater Atlantic Bank

Patsy J. Mays             55     Senior Vice President, Small Business Lending and Retail Banking of Greater Atlantic Bank

Robert W. Neff            54     Senior Vice President, Commercial Real Estate Lending of Greater Atlantic Bank

Laurel L. Mitchell        43     Corporate Secretary of Greater Atlantic Financial and Greater Atlantic Bank

David E. Ritter           51     Senior Vice President and Chief Financial Officer of Greater Atlantic Financial and Greater
                                 Atlantic Bank

        Each of the executive officers of Greater Atlantic Financial and Greater Atlantic Bank holds his or her office until his or her successors is elected and qualified or until removed or replaced. Officers are subject to re-election by the board of directors annually.

BIOGRAPHICAL INFORMATION

DIRECTORS

        CHARLES W. CALOMIRIS is Chairman of the Board of Directors of Greater Atlantic Financial and the Bank. Mr. Calomiris is currently the Paul M. Montrone Professor of Finance and Economics at the Columbia University Graduate School of Business and a professor at the School of International and Public Affairs at Columbia. During the last five years he has served as a consultant to the Federal Reserve Board as well as to Federal Reserve Banks and the World Bank, to the governments of states and foreign countries and to major U. S. corporations.

        CARROLL E. AMOS is President and Chief Executive Officer of Greater Atlantic Financial and of Greater Atlantic Bank. He is a private investor who until 1996 served as President and Chief Executive Officer of 1st Washington Bancorp and Washington Federal Saving Bank.

        PAUL J. CINQUEGRANA is a Principal of Washington Securities Corporation a stock and bond brokerage firm.

        JEFFREY M. GITELMAN, D.D.S., is an Oral Surgeon and the owner of Jeffrey
M. Gitelman D.D.S., P.C.

        JEFFREY W. OCHSMAN is a partner in the law firm of Friedlander, Misler, Friedlander, Sloan & Herz, PLLC, Washington, D.C.

        JAMES B. VITO is Chairman of the Board, of James Vito Inc., a plumbing and heating company and managing general partner, James Properties, engaged in the sale and management of property.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

        EDWARD C. ALLEN joined Greater Atlantic Bank as a Senior Vice President and Chief Financial Officer in mid 1996 and became Chief Operating Officer in 1997. Prior to joining Greater Atlantic Bank, Mr. Allen was the Chief Financial Officer of Servus Financial Corp. from 1994 to 1996 and Senior Vice President of NVR Savings Bank from 1992 to 1994.

        JEREMIAH D. BEHAN joined Greater Atlantic Bank in 1998 as a Senior Vice President with primary responsibility for Greater Atlantic Bank's Construction Lending Department. From 1997 until joining Greater Atlantic Bank, Mr. Behan was the Senior Servicing Officer for Virginia Asset Financing Corporation. From 1986 until 1996, he served as Senior Vice President of Construction Administration and Servicing at Washington Federal Savings Bank.

        JUSTIN R. GOLDEN joined Greater Atlantic Bank as Senior Vice President of the Consumer Lending Department in 1998. From 1984 until 1997 he served in various capacities at Citizens Bank, most recently having responsibility for reorganizing and operating that Bank's Home Equity Lending Function.

        WADE HOTSENPILLER joined Greater Atlantic Financial during the past year and serves as General Auditor and Chief Credit Officer for Greater Atlantic Financial and Greater Atlantic Bank. Previously, Mr. Hotsenpiller, a certified public accountant, was President, CFO and COO of Dominion Savings Bank, FSB in 2000 after serving from 1996 to 1999 as Senior Vice President and COO for Allstate Financial Corporation.

        PATSY J. MAYS joined Greater Atlantic Bank in 1998 as a Senior Vice President, primarily responsible for Small Business Lending and Retail Banking. Prior to joining Greater Atlantic Bank, Ms. Mays served as an Assistant Vice President at Wachovia Bank of South Carolina responsible for sales production and branch operations from 1995 to 1996. From 1993 until 1995 she served as Vice President for Branch Administration at Ameribanc Savings Bank.

        LAUREL L. MITCHELL joined Greater Atlantic Bank and Greater Atlantic Financial as Corporate Secretary in 1999 after three years as Executive Assistant to the Executive Director of Collier, Shannon, Rill and Scott, PLLC. Ms. Mitchell had previously been employed with America's Community Bankers from 1993 to 1997.

        ROBERT W. NEFF joined Greater Atlantic Bank in 1997 as Senior Vice President, Commercial Real Estate Lending. Prior to joining Greater Atlantic Bank, Mr. Neff served as a Consultant on commercial real estate loan brokerage with the First Financial Group of Washington after serving from 1984 until 1996 as an Executive Vice President for Commercial Real Estate Lending at Washington Federal Savings Bank.

        DAVID E. RITTER joined Greater Atlantic Bank and Greater Atlantic Financial as a Senior Vice President and Chief Financial Officer in 1998. From 1996 to 1997, Mr. Ritter was a Senior Financial Consultant with Peterson Consulting. From 1988 until 1996, he was the Executive Vice President and Chief Financial Officer of Washington Federal Savings Bank.

DIRECTORS' COMPENSATION

        Since the formation of Greater Atlantic Financial, the executive officers, directors and other personnel have been compensated for services by Greater Atlantic Bank and have not received additional remuneration from Greater Atlantic Financial. Outside directors of Greater Atlantic Bank, including the Chairman of the Board, received $200 for each Board meeting and $100 for each committee meeting attended. Beginning October 1, 1998, outside directors of Greater Atlantic Bank received $500 for each Board meeting and $250 for each committee meeting attended. Beginning on that same date, the Chairman was made a salaried officer of Greater Atlantic Financial and Greater Atlantic Bank and in those capacities received compensation at the rate of $3,000 per month. Beginning December 1, 1999, outside directors of Greater Atlantic Bank received $600 for each Board meeting and $300 for each committee meeting attended.

EXECUTIVE COMPENSATION

        SUMMARY COMPENSATION TABLE. The following table sets forth the cash compensation paid by Greater Atlantic Financial for services rendered in all capacities during the fiscal years ended September 30, 2001 and 2000, to the Chief Executive Officer, the only executive officer of Greater Atlantic Financial who received salary and bonus in excess of $100,000 ("Named Executive Officers").

                                                                                       LONG-TERM COMPENSATION(2)
                                                                          ------------------------------------------------------
                                         ANNUAL COMPENSATION(1)                     AWARDS                 PAYOUTS
                                   ----------------------------------     --------------------------     -----------------------
                                                            OTHER
                                                            ANNUAL        RESTRICTED     SECURITIES                  ALL OTHER
NAME AND               FISCAL                            COMPENSATION       STOCK        UNDERLYING       LTIP      COMPENSATION
PRINCIPAL POSITIONS     YEAR        SALARY      BONUS        (2)            AWARDS      OPTIONS/SARS     PAYOUTS         (2)
-----------------------------      --------     -----    ------------     ----------    ------------     -------    ------------
Carroll E. Amos
  President and
  Chief Executive       2001       $156,000      $ -          -               -            45,000           -             -
  Officer               2000       $148,500      $ -          -               -            36,334           -             -

-------------------------
(1) Under Annual Compensation, the column titled "Bonus" consists of Board approved discretionary bonus.
(2) For 2001 and 2000, there were no (a) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year;
        (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock. For 2000, Greater Atlantic Bank had no restricted stock or stock related plans in existence.

EMPLOYMENT AGREEMENTS

        CARROLL E. AMOS. Effective November 1, 1997, Greater Atlantic Bank entered into an employment agreement (the "Employment Agreement") with Mr. Amos. The Employment Agreement is intended to ensure that Greater Atlantic Bank and Greater Atlantic Financial will be able to retain Mr. Amos who provides a stable and competent management base. The continued success of Greater Atlantic Bank and Greater Atlantic Financial depends to a significant degree on the skills and competence of its executive officers, particularly Mr. Amos, the Chief Executive Officer.

        The Employment Agreement provides for a three-year term for Mr. Amos and provides that commencing on the first anniversary date and continuing each anniversary date thereafter the board of directors may extend the Employment Agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the board of directors after conducting a performance evaluation of Mr. Amos. The

Employment Agreement provides that Mr. Amos's base salary will be reviewed annually. The base salary provided for in the Employment Agreement for Mr. Amos for 1998 was $110,000. At the first anniversary date, Mr. Amos's base salary was increased to $144,000, and at the second anniversary date, his base salary was increased to $150,000 and at the third anniversary date, his base salary was increased to $157,200. In addition to the base salary, the Employment Agreement provides for, among other things, participation in various employee benefit plans and stock-based compensation programs, as well as furnishing fringe benefits available to similarly situated executive personnel. Effective November 1, 1998, the Employment Agreement also provides for an automobile allowance of $9,600 per year.

        The Employment Agreement provides for termination by Greater Atlantic Bank for cause (as defined in the Employment Agreement) at any time. In the event Greater Atlantic Bank chooses to terminate Mr. Amos's employment for reasons other than for cause or, in the event of Mr. Amos's resignation from Greater Atlantic Bank upon: (i) failure to re-elect Mr. Amos to his current office; (ii) a material change in Mr. Amos's functions, duties or responsibilities; (iii) a relocation of Mr. Amos's principal place of employment by more than 30 miles; (iv) liquidation or dissolution of Greater Atlantic Bank or Greater Atlantic Financial; or (v) a breach of the Employment Agreement by Greater Atlantic Bank, Mr. Amos or, in the event of death, Mr. Amos's beneficiary would be entitled to receive an amount generally equal to the remaining base salary and bonus payments that would have been paid to Mr. Amos during the remaining term of the Employment Agreement. Greater Atlantic Bank would also continue to pay for Mr. Amos's life, health and disability coverage for the remaining term of the Employment Agreement. Upon any termination of Mr. Amos, Mr. Amos is subject to a covenant not to compete with Greater Atlantic Bank for one year.

        Under the Employment Agreement, if involuntary termination or voluntary termination follows a change in control of Greater Atlantic Bank or Greater Atlantic Financial, Mr. Amos or, in the event of his death, his beneficiary, would receive a severance payment generally equal to the greater of: (i) the payments due for the remaining terms of the agreement, including the value of stock-based incentives previously awarded to Mr. Amos; or (ii) three times the average of the three preceding taxable years' annual compensation. Greater Atlantic Bank would also continue Mr. Amos's life, health, and disability coverage for thirty-six months. In the event of a change in control of Greater Atlantic Bank, the total amount of payment due under the Employment Agreement, based solely on the base salary paid to Mr. Amos, and excluding any benefits under any employee benefit plan which may otherwise become payable, would equal approximately $471,600.

        All reasonable costs and legal fees paid or incurred by Mr. Amos pursuant to any dispute or question of interpretation relating to the Employment Agreement are to be paid by Greater Atlantic Bank if he is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreement also provides that Greater Atlantic Bank will indemnify Mr. Amos to the fullest extent allowable under federal law.

        T. MARK STAMM. Effective October 1, 1997, Greater Atlantic Bank entered into an employment agreement (the "Stamm Agreement") with Mr. Stamm. The Stamm Agreement and subsequent modifications are intended to ensure that Greater Atlantic Bank and Greater Atlantic Financial would be able to retain the services of an experienced mortgage banking professional.

        The Stamm Agreement was for a one-year term with total compensation comprised of three elements, a base salary, a production bonus, and a net income bonus, based on the net income of the then mortgage banking division of Greater Atlantic Bank. In addition to the salary and bonus provisions, the Stamm Agreement provides for, among other things, participation in various employee benefit plans and stock-based compensation programs, as well as furnishing fringe benefits available to similarly situated personnel. The Stamm Agreement also provides Mr. Stamm with the use of an automobile.

        Effective October 1, 2000, the Stamm Agreement was modified to provide for his employment as President of Greater Atlantic Mortgage for a two-year term. Under the modified agreement, Mr. Stamm's compensation continues to be comprised of three elements, a base salary for Mr. Stamm of $108,000, a production bonus of two basis points, payable monthly on each loan closed in a month and a net income bonus. However, the net income bonus was modified to 40% on the first $1,250,000, 20% on the next $2,670,000 and 40% on anything over $3,920,000 of the net income, as defined, of Greater Atlantic Mortgage. For the year ended September 30, 2001, Greater Atlantic Mortgage had net income before bonus of $1.1 million.

        The Stamm Agreement provides for termination by Greater Atlantic Bank for cause (as defined in the Stamm Agreement) at any time. In the event Greater Atlantic Bank chose to terminate Mr. Stamm's employment for reasons other than for cause, Mr. Stamm or, in the event of death, Mr. Stamm's beneficiary would be entitled to receive an amount generally equal to the remaining base salary and bonus payments that would have been paid to Mr. Stamm during the remaining term of the Stamm Agreement, but in no event less than three months. Greater Atlantic Bank would also continue and pay for Mr. Stamm's life, health and disability coverage for a term of at least six months, but in no event less than three months.

        Under the Stamm Agreement, if involuntary termination or voluntary termination follows a change in control of Greater Atlantic Bank, Mr. Stamm or, in the event of his death, his beneficiary, would be entitled to receive a severance payment generally equal to the greater of: (i) the payments due for the remaining term of the agreement, including the value of stock-based incentives previously awarded to Mr. Stamm; or (ii) three times the average of the base salary, excluding bonuses and all other forms of compensation paid or to be paid to Mr. Stamm during the three preceding years. During fiscal year 2000, using funds from a deferred compensation plan, Mr. Stamm reimbursed Greater Atlantic Mortgage $498,876 for a receivable arising from losses sustained by Greater Atlantic Mortgage and is obligated in the sum of an additional $500,000 arising from such losses. However, if Greater Atlantic Mortgage were to terminate Mr. Stamm without cause during the two-year term of the Stamm Agreement, he would be reimbursed for the $498,876 payment after deducting any bonus earned and not paid. Further, if during the term of the Stamm Agreement Mr. Stamm should resign or if Greater Atlantic Mortgage had a net loss from operations of $250,000 before computing bonus and was closed, Mr. Stamm's termination would be without any requirement for reimbursement of the $498,876. Greater Atlantic Bank would also continue Mr. Stamm's life, health, and disability coverage for thirty-six months. In the event of a change in control of Greater Atlantic Bank, the total amount of payment due under the Stamm Agreement , based solely on the base salary paid to Mr. Stamm, and excluding any benefits under any employee benefit plan which may otherwise become payable, would equal approximately $324,000.

1997 INCENTIVE STOCK OPTION AND WARRANT PLAN

        Under the Greater Atlantic Financial Corp. 1997 Stock Option and Warrant Plan (the "Option Plan"), which was ratified by shareholders in 1997, options are granted to employees at the discretion of a committee comprised of disinterested directors who administer the plan.

        The following table provides information with respect to options granted to the Chief Executive Officer in fiscal year 2001.

                           Number of Securities       Percent of Total Options
                        Underlying Options / SARs         / SARs Granted to       Exercise or Base Price
     Name                      Granted (#)            Employees in Fiscal Year           ($ / Sh)              Expiration Date

      (a)                          (b)                           (c)                        (d)                      (e)
---------------         -------------------------     ------------------------    -----------------------      ---------------
Carroll E. Amos                   8,666                         100%                       $4.00                  12-1-2010

        The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding stock options held by the Chief Executive Officer as of September 30, 2001. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the price of the Common Stock as of the end of the fiscal year on September 30, 2001. At September 30, 2001, options for 45,000 shares of Common Stock were exercisable by Mr. Amos.

                                                                 Fiscal Year End Options / SAR Values
                                   ------------------------------------------------------------------------------------------------
                      Shares                             Number of Securities Underlying          Value of Unexercised In-the-Money
                    Acquired on    Value Realized     Unexercised Options at Fiscal Year End     Options at Fiscal Year End ($) (1)
     Name          Exercise (#)          ($)             (#) Exercisable / Unexercisable             Exercisable / Unexercisable
---------------    ------------    --------------     --------------------------------------     ----------------------------------

Carroll E. Amos          0                0                         45,000 / 0                                  0 / 0


-----------------------
(1) Average market value of underlying securities during the fiscal year 2001 ($3.785 per share) minus the average exercise or base price of $7.05 per share.

        Under the stock option plan, as amended, 94,685 warrants, each with a warrant price of $7.50, were granted in fiscal 1998 to the members of the board of directors and original stockholders on the basis of one warrant for each share of stock purchased. Mr. Amos was not granted warrants in fiscal 1998, but was granted 16,667 options to purchase Greater Atlantic Financial stock at the $7.50 warrant price.

        On December 31, 1999, the Board of Directors voted to increase the number of shares of common stock with respect to which options may be granted from 76,667 shares to 225,000 shares. That action was approved by the stockholders at the annual meeting held on March 14, 2000.

        The grants of stock options are designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in Greater Atlantic Financial as an incentive to contribute to the success of Greater Atlantic Financial, and reward employees for outstanding performance. All employees of Greater Atlantic Financial, Greater Atlantic Bank and its subsidiaries are eligible to participate in the stock option plan. The committee administering the plan will determine the terms of awards granted to officers and employees. The committee will also determine whether stock options will qualify as incentive stock options or non-statutory stock options, as described below, the number of shares subject to each stock option, the exercise price of each stock option, the method of exercising stock options, and the time when stock options become exercisable. Only employees may receive grants of Incentive stock options.

        An individual generally will not recognize taxable income upon the grant of a non-statutory stock option or incentive stock option or upon the exercise of an incentive stock option, provided the individual does not dispose of the shares received through the exercise of the incentive stock option for at least one year after the date the individual receives the shares in connection with the option exercise and two years after the date of grant of the stock option (a "disqualifying disposition"). No compensation deduction will generally be available to Greater Atlantic Financial as a result of the exercise of incentive stock options unless there has been a disqualifying disposition. In the case of a non-statutory stock option and in the case of a disqualifying disposition of shares received in connection with the exercise of an incentive stock option, an individual will recognize ordinary income upon exercise of the stock option (or upon the disqualifying disposition) in an amount equal to the amount by which the fair market value of the common stock exceeds the exercise price of the stock option. The amount of any ordinary income recognized by an optionee upon the exercise of a non-statutory stock option or due to a disqualifying disposition will be a deductible expense to Greater Atlantic Financial for tax purposes. In the case of limited rights, the holder will recognize any amount paid to him or her upon exercise in the year in which the payment is made and Greater Atlantic Financial will be entitled to a deduction for federal income tax purposes of the amount paid.

        Stock options are exercisable for a period of time following the date on which the optionee ceases to perform services for Greater Atlantic Bank or Greater Atlantic Financial, except that in the event of death or disability, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such other period of time as determined by Greater Atlantic Financial. In the case of death or disability, stock options may be exercised for a period of 12 months or such other period of time as determined by the committee. However, any incentive stock options exercised more than three months following the date the employee ceases to perform services as an employee would be treated essentially as a non-statutory stock option. In the event of retirement, if the optionee continues to perform services as a director or consultant on behalf of Greater Atlantic Bank, Greater Atlantic Financial or an affiliate, unvested options and awards would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as a consultant or director. In the event of death, disability or normal retirement, Greater Atlantic Financial, if requested by the optionee, or the optionee's beneficiary, could elect, in exchange for vested options, to pay the optionee, or the optionee's beneficiary in the event of death, the amount by which the fair market value of the common stock exceeds the exercise price of the options on the date of the employee's termination of employment.

TRANSACTIONS WITH RELATED PERSONS

        Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of Greater Atlantic Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.

        Greater Atlantic Bank currently makes loans to its executive officers and directors on the same terms and conditions offered to the general public. Greater Atlantic Bank's policy provides that all loans made by Greater Atlantic Bank to its executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate balance of loans to directors and executive officers is $540,000 and $445,000 at September 30, 2001 and 2000, respectively. Such loans were made by Greater Atlantic Bank in the ordinary course of business, with no favorable terms and do not involve more than the normal risk of collectibility or present unfavorable features.

        Greater Atlantic Financial's policy is that all transactions between Greater Atlantic Financial and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to Greater Atlantic Financial than could have been obtained by it in arm's length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of Greater Atlantic Financial not having any interest in the transaction.


                           REGULATION AND SUPERVISION

GENERAL

        As a savings and loan holding company, Greater Atlantic Financial is required by federal law to file reports with, and otherwise comply with, the rules and regulations of the Office of Thrift Supervision. Greater Atlantic is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as the deposit insurer. Greater Atlantic is a member of the Federal Home Loan Bank System and, with respect to deposit insurance, of the Savings Association Insurance Fund managed by the Federal Deposit Insurance Corporation. Greater Atlantic must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The Office of Thrift Supervision and/or the Federal Deposit Insurance Corporation conduct periodic examinations to test Greater Atlantic's safety and soundness and compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the Congress, could have a material adverse impact on Greater Atlantic Financial, Greater Atlantic and their operations. Certain of the regulatory requirements applicable to Greater Atlantic and to Greater Atlantic Financial are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings institutions and their holding companies set forth in this Form 10-KSB does not purport to be a complete description of such statutes and regulations and their effects on Greater Atlantic and Greater Atlantic Financial.

HOLDING COMPANY REGULATION

        Greater Atlantic Financial is a unitary savings and loan holding company under federal law because Greater Atlantic is its only insured subsidiary. Under prior law, a unitary savings and loan holding company, such as Greater Atlantic Financial was not generally restricted as to the types of business activities in which it could engage, provided that its subsidiary savings association continued to be a qualified thrift lender. See "--Federal Savings Institution Regulation--Qualified Thrift Lender Test." The Gramm-Leach-Bliley Act of 1999 provides that no company may acquire control of a savings association after May 4, 1999 unless it engages only in the financial activities permitted for financial holding companies as described below. Further, the Gramm-Leach-Bliley Act specifies that existing savings and loan holding companies may only engage in such activities. The Gramm-Leach-Bliley Act, however, grand-fathered the unrestricted authority for activities with respect to unitary savings and loan holding companies existing prior to May 4, 1999, so long as the association continues to comply with the QTL Test. Greater Atlantic Financial does not qualify for the grandfather and is limited to such activities. If Greater Atlantic Financial acquires another savings institution or savings bank that is not a problem institution, that meets the qualified thrift lender test and that the Office of Thrift Supervision considers to be a savings institution, Greater Atlantic Financial would become a multiple savings and loan holding company if the acquired institution is held as a separate subsidiary and not merged into Greater Atlantic. As a multiple savings and loan holding company, Greater Atlantic Financial would generally be limited to activities permissible for bank holding companies under Section

4(c)(8) of the Association Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and to certain activities authorized by Office of Thrift Supervision regulation.

        A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the Office of Thrift Supervision and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of Greater Atlantic Financial and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

        The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies and
(ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

        Although savings and loan holding companies are not subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Greater Atlantic must notify the Office of Thrift Supervision 30 days before declaring any dividend to Greater Atlantic Financial. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

        ACQUISITION OF THE HOLDING COMPANY. Under the Federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire 10% or more of the outstanding voting stock of Greater Atlantic Financial, unless the Office of Thrift Supervision has found that the acquisition will not result in a change of control of the Greater Atlantic Financial. Under the Federal Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

FEDERAL SAVINGS INSTITUTION REGULATION

        BUSINESS ACTIVITIES. The activities of federal savings institutions are governed by federal law and regulations. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal association, e.g., commercial, non-residential real property loans and consumer loans, are limited to a specified percentage of the institution's capital or assets.

        CAPITAL REQUIREMENTS. The Office of Thrift Supervision capital regulations require savings institutions to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS financial institution rating system), and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

        The risk-based capital standard for savings institutions requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier
1) capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

        The capital regulations also incorporate an interest rate risk component. Savings institutions with "above normal" interest rate risk exposure are subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. For the present time, the Office of Thrift Supervision has deferred implementation of the interest rate risk capital charge. At September 30, 2001, Greater Atlantic met each of its capital requirements.

        The following table presents Greater Atlantic Bank's capital position at September 30, 2001.

                                                                                                                    CAPITAL
                                                                                                            ------------------------
                                                                                            EXCESS
                                                       ACTUAL            REQUIRED        (DEFICIENCY)       ACTUAL          REQUIRED
                                                       CAPITAL           CAPITAL            AMOUNT          PERCENT         PERCENT
                                                       -------           --------        ------------       -------         -------
                                                                                    (DOLLARS IN THOUSANDS)
           Tangible...........................         $20,365            $5,548           $14,817            5.51%           1.50%
           Core (Leverage)....................          20,365            14,794             5,571            5.51            4.00
           Risk-based.........................          21,175            14,910             6,265           11.36            8.00

        PROMPT CORRECTIVE REGULATORY ACTION. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be "undercapitalized." A savings institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

        INSURANCE OF DEPOSIT ACCOUNTS. Greater Atlantic is a member of the Savings Association Insurance Fund. The Federal Deposit Insurance Corporation maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution's assessment rate depends upon the categories to which it is assigned. Assessment rates for SAIF member institutions are determined semiannually by the Federal Deposit Insurance Corporation and currently range from zero basis points for the healthiest institutions to 27 basis points for the riskiest.

        The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in Savings Association Insurance Fund insurance premiums would likely have an adverse effect on the operating expenses and results of operations of First Federal. Management cannot predict what insurance assessment rates will be in the future.

        In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the Savings Association Insurance Fund. During 2001, FICO payments for Savings Association Insurance Fund members approximated 2.07 basis points.

        Greater Atlantic's assessment rate for fiscal 2001 ranged from 184 to 196 basis points. The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in the premiums payable to the Savings Association Insurance Fund would likely have an adverse effect on the operating expenses and results of operations of Greater Atlantic. Management cannot predict what insurance assessments rates will be in the future.

        Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Greater Atlantic does not know of any practice, condition or violation that might lead to termination of deposit insurance.

        LOANS TO ONE BORROWER. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. At September 30, 2001, Greater Atlantic's limit on loans to one borrower was $3.2 million, and Greater Atlantic's largest aggregate outstanding balance of loans to one borrower was $3.1 million.

        QTL TEST. The Home Owners' Loan Act requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period.

        A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. As of September 30, 2001, Greater Atlantic maintained 100% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered "qualified thrift investments."

        LIMITATION ON CAPITAL DISTRIBUTIONS. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger. An application to and the prior approval of the Office of Thrift Supervision is required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under Office of Thrift Supervision regulations (i.e., generally, examination ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to Office of Thrift Supervision of the capital distribution if, like Greater Atlantic, it is a subsidiary of a holding company. In the event Greater Atlantic's capital fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of more than normal supervision, Greater Atlantic's ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.

        LIQUIDITY. The OTS has issued a final rule implementing a recent amendment to the HOLA removing a requirement to maintain a specified level of liquid assets and placing savings institutions on the same basis as other insured depositories that do not have a statutorily mandated liquidity requirement. The OTS final rule requires savings institutions and their service corporations maintain sufficient liquidity to ensure their safe and sound operation.

        ASSESSMENTS. Savings institutions are required to pay assessments to the Office of Thrift Supervision to fund the agency's operations. The general assessments, paid on a semi-annual basis, are computed based upon the savings institution's total assets, including consolidated subsidiaries, as reported in Greater Atlantic's latest quarterly thrift financial report. The assessments paid by Greater Atlantic for the fiscal year ended September 30, 2001, totaled $75,000.

        TRANSACTIONS WITH RELATED PARTIES. Greater Atlantic's authority to engage in transactions with "affiliates" (e.g., any company that controls or is under common control with an institution, including Greater Atlantic Financial and its non-savings institution subsidiaries) is limited by federal law. The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. The transactions with affiliates must be on terms and under circumstances, that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

        Greater Atlantic's authority to extend credit to executive officers, directors and 10% stockholders ("insiders"), as well as entities such persons control, is also governed by federal law. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. An exception exists for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. The law limits both the individual and aggregate amount of loans Greater Atlantic may make to insiders based, in part, on Greater Atlantic's capital position and requires certain board approval procedures to be followed.

        ENFORCEMENT. The Office of Thrift Supervision has primary enforcement responsibility over savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1.0 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action to be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

        STANDARDS FOR SAFETY AND SOUNDNESS. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

FEDERAL HOME LOAN BANK SYSTEM

        Greater Atlantic is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Greater Atlantic, as a member of the Federal Home Loan Bank, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. Greater Atlantic was in compliance with this requirement with an investment in Federal Home Loan Bank stock at September 30, 2001 of $3.9 million.

        The Federal Home Loan Banks are required to provide funds used for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. Those requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, Greater Atlantic's net interest income would likely also be reduced. Recent legislation has changed the structure of the Federal Home Loan Banks funding obligations for insolvent thrifts, revised the capital structure of the Federal Home Loan Banks and implemented entirely voluntary membership for Federal Home Loan Banks. Management cannot predict the effect that these changes may have with respect to its Federal Home Loan Bank membership.

FEDERAL RESERVE SYSTEM

        The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts over $5.7 million to and including $41.3 million; a 10% reserve ratio is applied above $41.3. The first $5.7 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. Greater Atlantic complies with the foregoing requirements.

COMMUNITY REINVESTMENT ACT

        Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of an institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of applications by such institution. The Community Reinvestment Act requires public disclosure of an institution's Community Reinvestment Act rating. Greater Atlantic's latest Community Reinvestment Act rating, received from the Office of Thrift Supervision was "Satisfactory."


                           FEDERAL AND STATE TAXATION

        GENERAL. Greater Atlantic Financial and Greater Atlantic Bank report their income on a fiscal year basis using the accrual method of accounting and are subject to federal income taxation in the same manner as other corporations with some exceptions. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Greater Atlantic Bank or Greater Atlantic Financial. Greater Atlantic Bank has not been audited by the IRS or the Virginia Department of Taxation ("DOT") in the past five years.

        DISTRIBUTIONS. To the extent that Greater Atlantic Bank makes "non-dividend distributions" to Greater Atlantic Financial that are considered as made (i) from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method, or (ii) from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in Greater Atlantic Bank's taxable income. Non-dividend distributions include distributions in excess of Greater Atlantic Bank's current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of Greater Atlantic Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from Greater Atlantic Bank's bad debt reserve. Thus, any dividends to Greater Atlantic Financial that would reduce amounts appropriated to Greater Atlantic Bank's bad debt reserve and deducted for federal income tax purposes would create a tax liability for Greater Atlantic Bank. The amount of additional taxable income created by an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, Greater Atlantic Bank makes a "non-dividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, presumably taxed at a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation" and "Dividend Policy" for limits on the payment of dividends of Greater Atlantic Bank. Greater Atlantic Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.

        CORPORATE ALTERNATIVE MINIMUM TAX ("AMT"). The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which Greater Atlantic Bank currently has none. AMTI is increased by an amount equal to 75% of the amount by which Greater Atlantic Bank's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). Greater Atlantic Bank does not expect to be subject to the AMT.

        DIVIDENDS RECEIVED DEDUCTION AND OTHER MATTERS. Greater Atlantic Financial may exclude from its income 100% of dividends received from Greater Atlantic Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which Greater Atlantic Financial and Greater Atlantic Bank will not file a consolidated tax return, except that if Greater Atlantic Financial or Greater Atlantic Bank owns more than 20% of the stock of a corporation distributing a dividend then 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION

        COMMONWEALTH OF VIRGINIA. The Commonwealth of Virginia imposes a tax at the rate of 6.0% on the "Virginia taxable income" of Greater Atlantic Bank and Greater Atlantic Financial. Virginia taxable income is equal to federal taxable income with certain adjustments. Significant modifications include the subtraction from federal taxable income of interest or dividends on obligations or securities of the United States that are exempt from state income taxes, and a recomputation of the bad debt reserve deduction on reduced modified taxable income.

        DELAWARE TAXATION. As a Delaware company not earning income in Delaware, Greater Atlantic Financial is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware. However, to the extent that Greater Atlantic Financial conducts business outside of Delaware, Greater Atlantic Financial may be considered doing business and subject to additional taxing jurisdictions outside of Delaware.


                                  LEGAL MATTERS

        Certain legal matters, including matters relating to federal income tax considerations, for Greater Atlantic Financial and the Trust will be passed upon by Muldoon Murphy & Faucette LLP, Washington, D.C., special counsel to Greater Atlantic Financial and the Trust. Muldoon Murphy & Faucette LLP will rely on the opinion of Morris, James, Hitchens & Williams LLP, special Delaware counsel to the Trust as to certain matters of Delaware law.


                                     EXPERTS

        The Consolidated Financial Statements included in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their reports appearing elsewhere herein and in the Registration Statement and have been included herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.


                         WHERE YOU CAN FIND INFORMATION

        This prospectus is a part of a Registration Statement on Form SB-2 filed by Greater Atlantic Financial and the Trust with the SEC under the Securities Act, with respect to the convertible preferred securities, the convertible debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Greater Atlantic Financial and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and documents incorporated by reference. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

        We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                              Page
                                                                                                                              ----

Independent Auditors' Report...................................................................................................F-2

Consolidated Statements of Financial Condition at September 30, 2001 and 2000..................................................F-3

Consolidated Statements of Operations for years ended September 30, 2001 and 2000..............................................F-4

Consolidated Statements of Changes in Stockholders' Equity years ended September 30, 2001 and 2000.............................F-5

Consolidated Statements of Cash Flows for years ended September 30, 2001 and 2000..............................................F-6

Notes to Consolidated Financial Statements.....................................................................................F-8

Independent Auditors' Report


Board of Directors and Stockholders
Greater Atlantic Financial Corp.
Reston, Virginia


We have audited the accompanying consolidated statements of financial condition of Greater Atlantic Financial Corp. and Subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Greater Atlantic Financial's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greater Atlantic Financial Corp. and Subsidiaries at September 30, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                                            /s/ BDO Seidman, LLP


Washington, D.C.
October 31, 2001

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                      SEPTEMBER 30,
                                                                                ------------------------
                                                                                  2001           2000
                                                                                ---------      ---------
                                                                                  (DOLLARS IN THOUSANDS)

Assets
Cash and cash equivalents .................................................     $   1,456      $   2,312
Interest bearing deposits .................................................         1,962          3,405
Investment securities (Notes 3 and 10)
   Available-for-sale .....................................................       146,366         86,580
   Held-to-maturity .......................................................        22,739         27,600
   Trading ................................................................         1,312         22,766
Loans held for sale (Note 4) ..............................................        14,683          5,599
Loans receivable, net (Notes 4, 10 and 16) ................................       164,603        132,698
Accrued interest and dividends receivable (Note 5) ........................         2,777          2,494
Deferred income taxes (Note 11) ...........................................         1,520          1,520
Federal Home Loan Bank stock, at cost .....................................         3,910          3,560
Foreclosed real estate (Note 7) ...........................................             -            172
Premises and equipment, net (Note 6) ......................................         6,350          4,859
Goodwill (Note 2) .........................................................         1,284          1,378
Prepaid expenses and other assets .........................................         1,642          1,353
                                                                                ---------      ---------
Total assets ..............................................................     $ 370,604      $ 296,296
                                                                                =========      =========

Liabilities and stockholders' equity
Liabilities
Deposits (Note 8) .........................................................     $ 229,982      $ 188,387
Advance payments from borrowers for taxes and insurance ...................           220            264
Accrued expenses and other liabilities (Note 9) ...........................         1,399          3,942
Advances from the FHLB and other borrowings (Note 10) .....................       117,823         82,836
                                                                                ---------      ---------
Total Liabilities .........................................................     $ 349,424      $ 275,429
                                                                                ---------      ---------
Commitments and contingencies (Note 12)
Stockholders' Equity (Notes 13 and 14)
   Preferred stock $.01 par value - 2,500,000 shares authorized,
     none outstanding .....................................................     $       -      $       -
   Common stock, $.01 par value - 10,000,000 shares authorized;
     3,007,434 shares outstanding .........................................            30             30
   Additional paid-in-capital .............................................        25,132         25,132
   Accumulated deficit ....................................................        (3,450)        (2,928)
   Accumulated other comprehensive loss ...................................          (532)        (1,367)
                                                                                ---------      ---------
Total stockholders' equity ................................................        21,180         20,867
                                                                                ---------      ---------
Total liabilities and stockholders' equity ................................     $ 370,604      $ 296,296
                                                                                =========      =========

See accompanying notes to consolidated financial statements.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        YEARS ENDED
                                                                       SEPTEMBER 30,
                                                                   ----------------------
                                                                     2001          2000
                                                                   --------      --------
                                                                    (DOLLARS IN THOUSANDS)

Interest income
  Loans ......................................................     $ 12,658      $  8,462
  Investments ................................................       10,965         9,310
                                                                   --------      --------
Total interest income ........................................       23,623        17,772
                                                                   --------      --------
Interest expense
  Deposits (Note 8) ..........................................       11,629         7,668
  Borrowed money .............................................        5,618         5,426
                                                                   --------      --------
Total interest expense .......................................       17,247        13,094
                                                                   --------      --------
Net interest income ..........................................        6,376         4,678
Provision for loan losses (Note 4) ...........................           55            13
                                                                   --------      --------
Net interest income after provision for loan losses ..........        6,321         4,665
                                                                   --------      --------
Noninterest income
  Fees and service charges ...................................        1,129           641
  Gain on sale of loans ......................................        4,335         2,466
  Gain (loss) on sale of investment securities ...............          194        (1,025)
  Gain (loss) on sale of real estate owned ...................           45            14
  Other operating income (loss) ..............................            4           (42)
                                                                   --------      --------
Total noninterest income .....................................        5,707         2,054
                                                                   --------      --------
Noninterest expense
  Compensation and employee benefits .........................        6,054         4,738
  Occupancy ..................................................        1,607         1,194
  Professional services ......................................          818           794
  Advertising ................................................          522           547
  Deposit insurance premium ..................................           36            52
  Furniture, fixtures and equipment ..........................          668           488
  Data processing ............................................          887           410
  Other real estate owned expenses (Note 7) ..................            3            10
  Other operating expenses ...................................        1,955         2,724
                                                                   --------      --------
Total noninterest expense ....................................       12,550        10,957
                                                                   --------      --------
Loss before income tax benefit ...............................         (522)       (4,238)
                                                                   --------      --------
Income tax benefit (Note 11) .................................            -          (600)
                                                                   --------      --------
Net (loss) income ............................................     $   (522)     $ (3,638)
                                                                   ========      ========
Basic and diluted (loss) income per share (Note 15) ..........     $  (0.17)     $  (1.21)
                                                                   ========      ========

See accompanying notes to consolidated financial statements.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                                                                                 YEARS ENDED SEPTEMBER 30,
                                                                                                 -------------------------
                                                                                                  2001              2000
                                                                                                 ------            -------
                                                                                                      (IN THOUSANDS)

Net loss..................................................................................         $(522)          $(3,638)
                                                                                                   -----           -------
Other comprehensive income, net of tax:
   Unrealized gains (losses) on securities................................................           835              (485)
                                                                                                   -----           -------
Other comprehensive income (loss).........................................................           835              (485)
                                                                                                   -----           -------
Comprehensive income (loss)...............................................................         $ 313           $(4,123)
                                                                                                   =====           =======

See accompanying notes to consolidated financial statements.




                Greater Atlantic Financial Corp. and Subsidiaries

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                 ACCUMULATED
                                                                   ADDITIONAL     ACCUMULATED       OTHER            TOTAL
                                              PREFERRED   COMMON     PAID-IN       EARNINGS     COMPREHENSIVE    STOCKHOLDERS'
                                                STOCK     STOCK      CAPITAL       (DEFICIT)    INCOME (LOSS)        EQUITY
                                              ---------   ------   ----------     -----------   --------------   -------------
                                                                               (IN THOUSANDS)
Balance at September 30, 1999 ..............     $ -       $30       $25,132       $   710         $  (882)         $24,990
Other comprehensive income..................       -         -             -             -            (485)            (485)
Net loss for period........................        -         -             -        (3,638)              -           (3,638)
                                                 ---       ---       -------       -------         -------          -------
Balance at September 30, 2000...............       -        30        25,132        (2,928)         (1,367)          20,867
Other comprehensive income..................       -         -             -             -             835              835
Net loss for period.........................       -         -             -          (522)              -             (522)
                                                 ---       ---       -------       -------         -------          -------
Balance at September 30, 2001...............     $ -       $30       $25,132       $(3,450)        $  (532)         $21,180
                                                 ===       ===       =======       =======         =======          =======

See accompanying notes to consolidated financial statements.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          YEARS ENDED
                                                                                                         SEPTEMBER 30,
                                                                                                    ------------------------
                                                                                                      2001           2000
                                                                                                    ---------      ---------
                                                                                                         (IN THOUSANDS)
Cash flows from operating activities
Net loss.......................................................................................     $    (522)     $  (3,638)
Adjustments to reconcile net loss to net cash
provided by operating activities...............................................................
Provision for loan losses......................................................................            55             13
Amortization of excess of purchase price over assets acquired..................................            93              -
Amortization of deposit acquisition adjustment.................................................           143              -
Amortization of loan acquisition adjustment....................................................           (27)             -
Depreciation and amortization..................................................................           529            376
Deferred income taxes..........................................................................             -           (196)
Proceeds from sale of trading securities.......................................................        20,164          5,578
Proceeds from repayments of trading securities.................................................         1,354              -
Amortization of trading security premiums......................................................            38              -
Net loss (gain) on trading securities..........................................................            11            580
Realized (gain) loss on sale of investments....................................................          (135)           451
Realized (gain) loss on sale of mortgaged-backed securities....................................           (70)            (6)
Amortization of investment security premiums...................................................         1,467            624
Amortization of mortgage-backed securities premiums............................................           264            224
Amortization of deferred fees..................................................................          (238)          (127)
Discount accretion net of premium amortization.................................................           108             80
Loss on disposal of fixed assets...............................................................             2             67
Gain on sale of foreclosed real estate.........................................................           (45)           (14)
Gain on sale of loans held for sale............................................................        (4,335)        (2,466)
(Increase) decrease in assets:
Loans originated for sale......................................................................      (249,924)      (117,037)
Proceeds from sale of loans originated for sale................................................       245,175        121,339
Accrued interest and dividend receivable.......................................................          (284)        (1,045)
Prepaid expenses and other assets..............................................................          (344)           124
Deferred loan fees collected, net of deferred costs incurred...................................            44            (64)
Increase (decrease) in liabilities:
Accrued expenses and other liabilities.........................................................        (2,544)         2,772
Income taxes payable...........................................................................            55              -
                                                                                                    ---------      ---------
Net cash provided by operating activities......................................................     $  11,034      $   7,635
                                                                                                    ---------      ---------

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                                                                                                        YEARS ENDED
                                                                                                       SEPTEMBER 30,
                                                                                                  -------------------------
                                                                                                    2001             2000
                                                                                                  ---------       ---------
                                                                                                        (IN THOUSANDS)
Cash flow from investing activities
Net increase in loans.........................................................................    $ (31,844)      $ (76,075)
Purchases of premises and equipment...........................................................       (2,022)         (3,081)
Proceeds from sales of foreclosed real estate.................................................          217             310
Purchases of investment securities............................................................      (91,454)        (30,006)
Proceeds from sale of investment securities...................................................       11,803          15,626
Proceeds from repayments of investment securities.............................................       16,221           7,366
Purchases of mortgage-backed securities.......................................................      (14,898)        (29,169)
Proceeds from sale of mortgage-backed securities..............................................        6,307           1,960
Proceeds from repayments of mortgage-backed securities........................................       16,292          13,549
Purchases of FHLB stock.......................................................................       (1,650)         (4,270)
Proceeds from sale of FHLB stock..............................................................        1,300           2,723
Acquisition, net of cash acquired.............................................................            -          (1,379)
                                                                                                  ---------       ---------
Net cash used in investing activities.........................................................      (89,728)       (102,446)
                                                                                                  ---------       ---------

Cash flow from financing activities
Net increase in deposits......................................................................       41,452          59,380
Net advances from FHLB........................................................................       28,400           8,450
Net borrowings on reverse repurchase agreements...............................................        6,587          30,995
Increase in advance payments by borrowers for taxes and insurance.............................          (44)              -
                                                                                                  ---------       ---------
Net cash provided by financing activities.....................................................       76,395          98,825
                                                                                                  ---------       ---------
Increase in cash and cash equivalents.........................................................       (2,299)          4,014
                                                                                                  ---------       ---------
Cash and cash equivalents, at beginning of period.............................................        5,717           1,703
                                                                                                  ---------       ---------
Cash and cash equivalents, at end of period...................................................      $ 3,418       $   5,717
                                                                                                  =========       =========

See accompanying notes to consolidated financial statements

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

        Greater Atlantic Financial Corp. (GAFC or the "Company") is a bank holding company whose principal activity is the ownership and management of Greater Atlantic Bank (GAB or "the Bank"), and its wholly owned subsidiary, Greater Atlantic Mortgage Corporation (GAMC). The Bank originates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Virginia, Washington, D.C. and Maryland. The Bank operates under a federal bank charter and provides full banking services.

        GAMC was incorporated as a separate entity on June 11, 1998 and began independent operations on September 1, 1998. GAMC is involved primarily in the origination and sale of single-family mortgage loans and, to a lesser extent, multi-family residential and second mortgage loans. GAMC also originates loans for the Bank's portfolio.

PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of GAFC and its wholly owned subsidiaries, GAB and GAMC. All significant intercompany accounts and transactions have been eliminated in consolidation.

RISK AND UNCERTAINTIES

        In its normal course of business, Greater Atlantic Financial encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. Greater Atlantic Financial is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets. Credit risk is the risk of default on Greater Atlantic Financial's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by Greater Atlantic Financial. The determination of the allowance for loan losses and the valuation of real estate are based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of September 30, 2001 and September 30, 2000, the allowance for loan losses and valuation of real estate are adequate based on information currently available. A worsening or protracted economic decline would increase the likelihood of losses due to credit and market risks and could create the need for substantial additional loan loss reserves. See discussion of regulatory matters in Note 13.

CONCENTRATION OF CREDIT RISK

        Greater Atlantic Financial's primary business activity is with customers located in Maryland, Virginia and the District of Columbia. Greater Atlantic Financial primarily originates residential loans to customers throughout these areas, most of who are residents local to Greater Atlantic Financial's business locations. Greater Atlantic Financial has a diversified loan portfolio consisting of residential, commercial and consumer loans. Commercial and consumer loans generally provide for higher interest rates and shorter terms, however such loans have a higher degree of credit risk. Management monitors all loans, including, when possible, making inspections of the properties, maintaining current operating statements, and performing net realizable value calculations, with allowances for losses established as necessary to properly reflect the value of the properties. Management believes the current loss allowances are sufficient to cover the credit risk estimated to exist at September 30, 2001.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INVESTMENT SECURITIES

        Investment securities, which Greater Atlantic Financial has the intent and ability to hold to maturity, are carried at amortized cost. The amortization of premiums and accretion of discounts are recorded on the level yield (interest) method, over the period from the date of purchase to maturity. When sales do occur, gains and losses are recognized at the time of sale and the determination of cost of securities sold is based upon the specific identification method. Investment securities which Greater Atlantic Financial intends to hold for indefinite periods of time, use for asset/liability management or that are to be sold in response to changes in interest rates, prepayment risk, the need to increase regulatory capital or other similar factors are classified as available-for-sale and carried at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. If a sale does occur, gains and losses are recognized as a component of earnings at the time of the sale. The amortization of premiums and accretion of discounts are recorded on the level yield (interest) method.

        Investment securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

LOANS AND ALLOWANCE FOR LOAN LOSSES

        Loans receivable are stated at unpaid principal balances, net of unearned discounts resulting from add-on interest, participation or whole-loan interests owned by others, undisbursed loans in process, deferred loan fees, and allowances for loan losses.

        Loans are placed on non-accrual status when the principal or interest is past due more than 90 days or when, in management's opinion, collection of principal and interest is not likely to be made in accordance with a loan's contractual terms.

        The allowance for loan losses provides for the risk of losses inherent in the lending process. The allowance for loan losses is based on periodic reviews and analyses of the loan portfolio which include consideration of such factors as the risk rating of individual credits, the size and diversity of the portfolio, economic conditions, prior loss experience and results of periodic credit reviews of the portfolio. The allowance for loan losses is increased by provisions for loan losses charged against income and reduced by charge-offs, net of recoveries. In management's judgment, the allowance for loan losses is considered adequate to absorb losses inherent in the loan portfolio at September 30, 2001.

        Greater Atlantic Financial considers a loan to be impaired if it is probable that they will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement. When a loan is deemed impaired, Greater Atlantic Financial computes the present value of the loan's future cash flows, discounted at the effective interest rate. As an expedient, creditors may account for impaired loans at the fair value of the collateral or at the observable market price of the loan if one exists. If the present value is less than the carrying value of the loan, a valuation allowance is recorded. For collateral dependent loans, Greater Atlantic Financial uses the fair value of the collateral, less estimated costs to sell, on a discounted basis, to measure impairment.

        Mortgage loans originated and intended for sale are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MORTGAGE LOAN INCOME, DISCOUNTS AND PREMIUMS

        Interest income on loans is recorded on the accrual method. Discounts and premiums relating to mortgage loans purchased are deferred and amortized against or accreted into income over the estimated lives of the loans using the level yield (interest) method. Accrual of interest is discontinued and an allowance for uncollected interest is established and charged to interest income for the full amount of accrued interest receivable on loans, which are delinquent for a period of 90 days or more.

LOAN ORIGINATION AND COMMITMENT FEES

        Loan origination and commitment fees and certain incremental direct loan origination costs are being deferred with the net amount being amortized as an adjustment of the related loan's yield. Greater Atlantic Financial is amortizing those amounts over the contractual life of the related loans as adjusted for anticipated prepayments using current and past payment trends.

MORTGAGE LOAN SALES AND SERVICING

        Greater Atlantic Financial originates and sells loans and participating interest in loans generally without retaining servicing rights. Loans are sold to provide Greater Atlantic Financial with additional funds and to generate gains from mortgage banking operations. Loans originated for sale are carried at the lower of cost or market. When a loan and the related servicing are sold Greater Atlantic Financial recognizes any gain or loss at the time of sale.

        When servicing is retained on a loan that is sold, Greater Atlantic Financial recognizes a gain or loss based on the present value of the difference between the average constant rate of interest it receives, adjusted for a normal servicing fee, and the yield it must pay to the purchaser of the loan over the estimated remaining life of the loan. Any resulting net premium is deferred and amortized over the estimated life of the loan using a method approximating the level yield (interest) method. Loans of $162,000 and $16.4 million were sold with servicing rights retained during the years ended September 30, 2001 and September 30, 2000, respectively. Greater Atlantic Financial also sells participation interests in loans that it services.

PREMISES AND EQUIPMENT

        Premises and equipment are recorded at cost. Depreciation is computed on the straight-line method over useful lives ranging from five to ten years. Leasehold improvements are capitalized and amortized using the straight-line method over the life of the related lease.

FORECLOSED REAL ESTATE

        Real estate acquired through foreclosure is recorded at the lower of cost or fair value less estimated selling costs. Subsequent to the date of foreclosure, valuation adjustments are made, if required, to the lower of cost or fair value less estimated selling costs. Costs related to holding the real estate, net of related income, are reflected in operations when incurred. Recognition of gains on sale of real estate is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of the sale.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INCOME TAXES

        Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The net deferred tax asset is reduced, if necessary, by a valuation allowance for the amount of any tax benefits that, based on available evidence, are not expected to be realized (See Note 11).

CASH AND CASH EQUIVALENTS

        Greater Atlantic Financial considers cash and interest bearing deposits in other banks as cash and cash equivalents for purposes of preparing the statement of cash flows.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE INCOME

        Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), establishes standards for the reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997. Presently, Greater Atlantic Financial's comprehensive income and loss is from unrealized gains and losses on certain investment securities.

STOCK-BASED COMPENSATION

        Greater Atlantic Financial measures compensation cost for stock options using the intrinsic value method prescribed by APB Opinion No. 25, which requires compensation expense to be recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Greater Atlantic Financial provides pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS 123, "Accounting for Stock-Based Compensation," had been applied. See Note 14 for the pro forma net income and pro forma earnings per share disclosures.

RECLASSIFICATIONS

        Certain prior year amounts have been reclassified to conform to the current method of presentation. These reclassifications have no effect on the results of operations previously reported.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  ACQUISITION

        On August 22, 2000, Greater Atlantic Financial completed the acquisition of certain assets of Dominion Savings Bank, FSB, Front Royal, Virginia. The acquisition is being accounted for as a purchase and accordingly, the financial statements include assets and liabilities acquired at fair value and results of operations from the date of acquisition. Shareholders of Dominion were paid approximately $1.1 million in cash, resulting in goodwill of approximately $1.4 million, which is being amortized, on a straight-line basis over 15 years. Since the Dominion acquisition occurred on August 22, 2000, its impact upon Greater Atlantic Financial's consolidated results of operations for the fiscal year ended September 30, 2000 was not significant.

        The following unaudited pro forma information presents the results of operations of Greater Atlantic Financial as if the acquisition had occurred on October 1, 1999.


                                                                                               YEAR ENDED
                                                                                              SEPTEMBER 30,
                                                                                                  2000
                                                                                            -----------------
                                                                                             (IN THOUSANDS)

Total interest income.......................................................................     $ 20,811
Net loss....................................................................................     $ (4,809)
Diluted loss per common share...............................................................     $  (1.60)

        This pro forma result of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  INVESTMENTS


                                                                          GROSS        GROSS
                                                          AMORTIZED    UNREALIZED    UNREALIZED     MARKET
Available-for-Sale, September 30, 2001                       COST         GAINS        LOSSES       VALUE
                                                         ------------ ------------- ------------ ------------
                                                                            (IN THOUSANDS)

Investment securities
   SBA notes.............................................    $106,124          $112         $442     $105,794
   CMOs..................................................       6,971            58           35        6,994
   Corporate debt securities.............................         974            51            -        1,025
                                                         ------------ ------------- ------------ ------------
                                                              114,069           221          477      113,813
                                                         ------------ ------------- ------------ ------------
Mortgage-backed securities
   FNMA notes............................................      19,059            59           98       19,020
   GNMA notes............................................       1,797             1           10        1,788
   FHLMC notes...........................................      11,770            21           46       11,745
                                                         ------------ ------------- ------------ ------------
                                                               32,626            81          154       32,553
                                                         ------------ ------------- ------------ ------------
                                                             $146,695          $302         $631     $146,366
                                                         ============ ============= ============ ============


                                                                          GROSS        GROSS
                                                          AMORTIZED    UNREALIZED    UNREALIZED     MARKET
Held-to-Maturity, September 30, 2001                         COST         GAINS        LOSSES       VALUE
                                                         ------------ ------------- ------------ ------------
                                                                            (IN THOUSANDS)

Investment securities
   SBA notes.............................................     $16,460        $    -         $504      $15,956
   Corporate debt securities.............................       1,029             -           38          991
                                                         ------------ ------------- ------------ ------------
                                                               17,489             -          542       16,947
                                                         ------------ ------------- ------------ ------------
Mortgaged-backed securities
   FNMA notes............................................       2,974            49            -        3,023
   FHLMC notes...........................................       2,276            27            -        2,303
                                                         ------------ ------------- ------------ ------------
                                                                5,250            76            -        5,326
                                                         ------------ ------------- ------------ ------------
                                                              $22,739           $76         $542      $22,273
                                                         ============ ============= ============ ============

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                          GROSS        GROSS
                                                          AMORTIZED     UNREALIZED   UNREALIZED     MARKET
AVAILABLE-FOR-SALE, SEPTEMBER 30, 2000                       COST         GAINS        LOSSES        VALUE
                                                         ------------  ------------ ------------ -------------
                                                                            (IN THOUSANDS)

Investment securities
   Equity securities.....................................     $ 2,157           $87       $   73       $ 2,171
   SBA notes.............................................      39,967             -          480        39,487
   FHLB notes............................................       1,000             -           24           976
   CMOs..................................................       3,410             3           55         3,358
   Corporate debt securities.............................       1,967             -           43         1,924
                                                         ------------  ------------ ------------ -------------
                                                               48,501            90          675        47,916
                                                         ------------  ------------ ------------ -------------
Mortgage-backed securities
   FNMA notes............................................      26,880             4          329        26,555
   GNMA notes............................................       1,430             -           26         1,404
   FHLMC notes...........................................      10,772             2           69        10,705
                                                         ------------  ------------ ------------ -------------
                                                               39,082             6          424        38,664
                                                         ------------  ------------ ------------ -------------
                                                              $87,583           $96       $1,099       $86,580
                                                         ============  ============ ============ =============


                                                                          GROSS        GROSS
                                                          AMORTIZED     UNREALIZED   UNREALIZED     MARKET
HELD-TO-MATURITY, SEPTEMBER 30, 2000                         COST         GAINS        LOSSES        VALUE
                                                         ------------  ------------ ------------ -------------
                                                                            (IN THOUSANDS)

Investment securities
   SBA notes.............................................     $19,878          $  -       $  696       $19,182
   Corporate debt securities.............................       1,037             -           72           965
                                                         ------------  ------------ ------------ -------------
                                                               20,915             -          768        20,147
                                                         ------------  ------------ ------------ -------------
Mortgaged-backed securities
   FNMA notes............................................       3,868             -          155         3,713
   FHLMC notes...........................................       2,817             -           78         2,739
                                                         ------------  ------------ ------------ -------------
                                                                6,685             -          233         6,452
                                                         ------------  ------------ ------------ -------------
                                                              $27,600          $  -       $1,001       $26,599
                                                         ============  ============ ============ =============

        The weighted average interest rate on investments was 7.04% and 8.61% for the years ended September 30, 2001 and 2000, respectively.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TRADING ACTIVITIES

         Trading assets, at fair value, consist of the following:


                                                                                   SEPTEMBER 30,
                                                                             -------------------------
                                                                                2001          2000
                                                                             -----------   -----------
                                                                                  (IN THOUSANDS)

FHLB notes...................................................................     $    -       $ 1,946
Mortgaged-backed securities..................................................      1,312        20,820
                                                                             -----------   -----------
                                                                                  $1,312       $22,766
                                                                             ===========   ===========

        The net losses on trading activities included in earnings are as follows:


                                                                                   SEPTEMBER 30,
                                                                             -------------------------
                                                                                2001          2000
                                                                             -----------   -----------
                                                                                  (IN THOUSANDS)

FHLB notes...................................................................       $  -         $ (54)
Mortgaged-backed securities..................................................        (11)         (526)
                                                                             -----------   -----------
                                                                                    $(11)        $(580)
                                                                             ===========   ===========

        Proceeds from the sale of available for sale securities were $18.1 million and $15.1 million for the years ended September 30, 2001 and 2000, respectively. Gross realized gains were $194,000 for the year ended September 30, 2001 compared to gross losses of $1.0 million for the year ended September 30, 2000. The amortized cost and estimated fair value of securities at September 30, 2001, by contractual maturity, are as follows:

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                       AMORTIZED       MARKET
Available-for-Sale, September 30, 2001                                    COST          VALUE
                                                                      ------------  -------------
                                                                            (IN THOUSANDS)

Amounts maturing in:
One year or less......................................................    $      -       $      -
After one year through five years.....................................       1,308          1,305
After five years through ten years....................................       1,440          1,461
After ten years.......................................................     111,321        111,047
Mortgaged-backed securities...........................................      32,626         32,553
                                                                      ------------  -------------
                                                                          $146,695       $146,366
                                                                      ============  =============


                                                                       AMORTIZED       MARKET
Held-to-Maturity, September 30, 2001                                      COST          VALUE
                                                                      ------------  -------------
                                                                            (IN THOUSANDS)

Amounts maturing in:
One year or less......................................................     $     -        $     -
After one year through five years.....................................       1,708          1,648
After five years through ten years....................................       1,459          1,395
After ten years.......................................................      14,322         13,904
Mortgaged-backed securities...........................................       5,250          5,326
                                                                      ------------  -------------
                                                                           $22,739        $22,273
                                                                      ============  =============

        Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  LOANS RECEIVABLE

        Loans receivable consists of the following:


                                                                              SEPTEMBER 30,
                                                                        -------------------------
                                                                            2001         2000
                                                                        ------------ ------------
                                                                             (IN THOUSANDS)

Mortgage loans:
   Single-family........................................................    $ 99,232     $ 84,354
   Multi-family.........................................................         634        1,053
   Construction.........................................................      19,110       14,537
   Commercial real estate...............................................      17,977       10,765
   Land loans...........................................................       5,431        3,158
                                                                        ------------ ------------
Total mortgage loans....................................................     142,384      113,867
Commercial loans........................................................      11,675       11,221
Consumer loans..........................................................      37,372       21,887
                                                                        ------------ ------------
Total loans.............................................................     191,431      146,975
                                                                        ------------ ------------
Due borrowers on loans-in process.......................................     (11,756)      (7,953)
Deferred loan fees......................................................         245          149
Allowance for loan losses...............................................        (810)        (765)
Unearned (discounts) premium............................................         176         (109)
                                                                        ------------ ------------
                                                                             (12,145)      (8,678)
                                                                        ------------ ------------
                                                                            $179,286     $138,297
                                                                        ============ ============

Loans held for sale.....................................................    $ 14,683     $  5,599
Loans receivable, net...................................................     164,603      132,698
                                                                        ------------ ------------
                                                                            $179,286     $138,297
                                                                        ============ ============

        Loans held for sale are all single-family mortgage loans.

        The activity in allowance for loan losses is summarized as follows:


                                                                              SEPTEMBER 30,
                                                                        -------------------------
                                                                           2001          2000
                                                                        -----------   -----------
                                                                             (IN THOUSANDS)

Balance, beginning......................................................      $ 765         $ 590
Provision for loan losses...............................................         55            13
Dominion reserves.......................................................        100           225
Charge-offs.............................................................       (131)          (63)
Recoveries..............................................................         21             -
                                                                        -----------   -----------
Balance, ending.........................................................      $ 810         $ 765
                                                                        ===========   ===========

        The amount of loans serviced for others totaled $16.0 million and $18.1 million as of September 30, 2001 and September 30, 2000, respectively.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The allowance for uncollected interest, established for mortgage loans which are delinquent for a period of 90 days or more, amounted to $12,000 and $3,000 as of September 30, 2001 and September 30, 2000, respectively. This is the entire amount of interest income that would have been recorded in these periods under the contractual terms of such loans. Principal balances of non-performing loans related to reserves for uncollected interest totaled $506,000 and $194,000 as of September 30, 2001, and September 30, 2000,
respectively.

5.  ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

        Accrued interest and dividends receivable consist of the following:


                                                                              SEPTEMBER 30,
                                                                        -------------------------
                                                                           2001          2000
                                                                        -----------   -----------
                                                                             (IN THOUSANDS)

Investments.............................................................    $ 1,655       $ 1,463
Loans receivable........................................................      1,059           951
Accrued dividends on FHLB stock.........................................         63            80
                                                                        -----------   -----------
                                                                            $ 2,777       $ 2,494
                                                                        ===========   ===========

6.  PREMISES AND EQUIPMENT

        Premises and equipment consists of the following:


                                                                              SEPTEMBER 30,
                                                                        -------------------------
                                                                           2001          2000
                                                                        -----------   -----------
                                                                             (IN THOUSANDS)

Furniture, fixtures and equipment.......................................    $ 4,170       $ 3,172
Leasehold improvements..................................................      2,723         2,225
Land....................................................................      1,648         1,137
                                                                        -----------   -----------
                                                                              8,541         6,534
                                                                        -----------   -----------
Less: Allowance for depreciation and amortization.......................      2,191         1,675
                                                                        -----------   -----------
                                                                            $ 6,350       $ 4,859
                                                                        ===========   ===========

7.  FORECLOSED REAL ESTATE

        Foreclosed real estate is summarized as follows:


                                                                              SEPTEMBER 30,
                                                                        -------------------------
                                                                           2001          2000
                                                                        -----------   -----------
                                                                             (IN THOUSANDS)

Real estate acquired through settlement of loans........................  $       -         $ 172
                                                                        ===========   ===========

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        The cost of operations for foreclosed real estate consists of the following:


                                                                              SEPTEMBER 30,
                                                                        -------------------------
                                                                           2001          2000
                                                                        -----------   -----------
                                                                             (IN THOUSANDS)

Income:
Gain on sale............................................................       $ 45          $ 14
Expense:
Loss on sale............................................................          -             -
Provision for (recovery of) loss........................................          -             -
Operating expenses......................................................          3            10
                                                                        -----------   -----------
                                                                                  3            10
                                                                        -----------   -----------
Gain (loss).............................................................       $ 42          $  4
                                                                        ===========   ===========

        Activity in the allowance for losses on foreclosed real estate is summarized as follows:


                                                                              SEPTEMBER 30,
                                                                        -------------------------
                                                                           2001          2000
                                                                        -----------   -----------
                                                                             (IN THOUSANDS)

Balance, beginning......................................................     $    -          $  5
Provision (recovery) charged to income..................................          -             -
Charge-offs, net of recoveries..........................................          -             5
                                                                        -----------   -----------
Balance, ending.........................................................     $    -          $  -
                                                                        ===========   ===========

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  DEPOSITS

         Deposits are summarized as follows:


                                                                             RANGES OF
                                                                            CONTRACTUAL
SEPTEMBER 30,                                                  AMOUNT     INTEREST RATES       %
---------------------------------------------------------   ------------ ----------------- ----------
                                                                     (DOLLARS IN THOUSANDS)

Savings accounts.........................................       $  4,641   0.00 - 3.25%          2.0%
NOW/money market accounts................................         71,229   0.00 - 3.63%         31.0
Certificates of deposit..................................        147,365   3.54 - 9.00%         64.0
Non-interest bearing demand deposits.....................          6,747       0.00%             2.9
                                                            ------------                   ----------
                                                                $229,982                       100.0%
                                                            ============                   ==========



                                                                             RANGES OF
                                                                            CONTRACTUAL
SEPTEMBER 30,                                                  AMOUNT     INTEREST RATES       %
---------------------------------------------------------   ------------ ----------------- ----------
                                                                     (DOLLARS IN THOUSANDS)

Savings accounts.........................................       $  5,808   2.50 - 3.25%          3.1%
NOW/money market accounts................................         46,263   0.00 - 6.11%         24.6
Certificates of deposit..................................        131,893   4.45 - 9.00%         70.0
Non-interest bearing demand deposits.....................          4,423       0.00%             2.3
                                                            ------------                   ----------
                                                                $188,387                       100.0%
                                                            ============                   ==========

        Certificates of deposit as of September 30, 2001 mature as follows:


YEARS ENDING SEPTEMBER 30,                                                                AMOUNT
-----------------------------------------------------------------------------------   ---------------
                                                                                        (IN THOUSANDS)

2002...............................................................................          $114,344
2003...............................................................................            26,688
2004...............................................................................             3,185
2005...............................................................................             1,095
2006...............................................................................             2,053
                                                                                      ---------------
                                                                                             $147,365
                                                                                      ===============

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Interest expense on deposit accounts consists of the following:


                                                       YEARS ENDED SEPTEMBER 30,
                                                     -----------------------------
                                                         2001             2000
                                                     ------------     ------------
                                                            (IN THOUSANDS)

NOW/money market accounts............................     $ 2,744          $ 1,773
Savings accounts.....................................         136               40
Certificates of deposit..............................       8,749            5,855
                                                     ------------     ------------
                                                          $11,629          $ 7,668
                                                     ============     ============

        Deposits, including certificates of deposit, with balances in excess of $100,000 totaled $52.2 million and $28.7 million at September 30, 2001, and September, 30, 2000, respectively.

9.  DEFERRED COMPENSATION PLAN

        On October 30, 1997, Greater Atlantic Financial adopted a deferred compensation plan. Under the deferred compensation plan, an employee may elect to participate by directing that all or part of his or her compensation be credited to a deferral account. The election must be made prior to the beginning of the calendar year. The deferral account bears interest at 6% per year. The amounts credited to the deferral account are payable in preferred stock or cash at the election of the Board of Directors on the date Greater Atlantic Financial announces a change in control or the date three years from the date the participant elects to participate in the deferred compensation plan. The liability associated with the plan was $0 and $500,000 at September 30, 2001 and 2000, respectively.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

        The Bank has $36.7 million Credit availability as of September 30, 2001 from the Federal Home Loan Bank of Atlanta (FHLB), which it uses to fund loans originated by Greater Atlantic Mortgage Corporation. Any advances in excess of $10 million are required to be collateralized with eligible securities. The credit availability is at the discretion of the FHLB.

        The following table sets forth information regarding the Bank's borrowed funds:


                                                                                 AT OR FOR THE
                                                                                  YEARS ENDED
                                                                                 SEPTEMBER 30,
                                                                            ------------------------
                                                                               2001         2000
                                                                            -----------  -----------
                                                                             (DOLLARS IN THOUSANDS)

FHLB Advances:
Average balance outstanding.................................................    $60,784      $55,691
Maximum amount outstanding at any month-end during the period...............     74,500       76,800
Balance outstanding at end of period........................................     74,500       46,100
Weighted average interest rate during the period............................       5.59%        6.14%
Weighted average interest rate at end of period.............................       4.47%        6.33%

Reverse repurchase agreements:
Average balance outstanding.................................................     43,217       31,100
Maximum amount outstanding at any month-end during the period...............     53,279       39,605
Balance outstanding at end of period........................................     43,323       36,736
Weighted average interest rate during the period............................       5.14%        6.45%
Weighted average interest rate at end of period.............................       3.32%        6.62%


        The Bank has pledged certain investments with carrying values of $89.3 million at September 30, 2001, to collateralize advances from the FHLB.

        First mortgage loans in the amount of $27.8 million are available to be pledged as collateral for the advances at September 30, 2001.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  INCOME TAXES

         The following is a summary of the income tax provision (benefit):


                                                                           YEARS ENDED SEPTEMBER 30,
                                                                        -------------------------------
                                                                             2001             2000
                                                                        --------------    -------------
                                                                                (IN THOUSANDS)

Current - Federal benefit...............................................       $     -            $   -
State benefit...........................................................             -                -
                                                                        --------------    -------------
                                                                                     -                -
Deferred - Federal and state (benefit) provision........................             -             (600)
                                                                        --------------    -------------
                                                                               $     -            $(600)
                                                                        ==============    =============

        The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income as a result of the following differences:


                                                                           YEARS ENDED SEPTEMBER 30,
                                                                        --------------------------------
                                                                             2001              2000
                                                                        ---------------   --------------
                                                                                 (IN THOUSANDS)

Federal tax benefit.....................................................          $(188)         $(1,441)
State tax benefit.......................................................            (21)            (212)
(Increase) decrease in benefit resulting from:
Change in the valuation allowance.......................................            282            1,233
Permanent differences...................................................             25               20
Change in effective deferred tax rate...................................              -                -
Other...................................................................            (98)            (200)
                                                                        ---------------   --------------
Income tax benefit......................................................          $   -          $  (600)
                                                                        ===============   ==============

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        Significant components of Greater Atlantic Financial's deferred tax assets and liabilities are as follows:


                                                                              SEPTEMBER 30,
                                                                        -------------------------
                                                                           2001          2000
                                                                        -----------   -----------
                                                                             (IN THOUSANDS)

Deferred tax assets
   Net operating loss carryforwards.....................................     $3,605        $2,603
   Allowance for loan losses............................................        319           226
   Loans held for sale..................................................         16            18
   Core deposit intangible..............................................         67            67
   Deferred loan fees...................................................        163            98
   Compensation payable.................................................          -           226
   Net discounts on second trusts.......................................         21            32
   Other................................................................         46            33
                                                                        -----------   -----------
Total deferred tax assets...............................................      4,237         3,303
                                                                        -----------   -----------
Deferred tax liabilities
   FHLB stock dividends.................................................         39            39
   Accelerated depreciation.............................................        150            44
                                                                        -----------   -----------
Total deferred tax liabilities..........................................        189            83
                                                                        -----------   -----------
Net deferred tax assets.................................................      4,048         3,220
Less: Valuation allowance...............................................      2,528         1,700
                                                                        -----------   -----------
Total...................................................................     $1,520        $1,520
                                                                        ===========   ===========

        Management has provided a valuation allowance for net deferred tax assets, as they are unable to determine the timing of the generation of future taxable income.

        At September 30, 2001, Greater Atlantic Financial has net operating loss carryforwards for federal income tax purposes of approximately $9.1 million, which expire in the years 2006 to 2020. As a result of the change in ownership of the Bank, approximately $1.7 million of the total net operating loss carryforwards are subject to an annual usage limitation of approximately $114,000.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. COMMITMENTS AND CONTINGENCIES

        On July 28, 1999, First Guaranty Mortgage Corporation filed a complaint against Greater Atlantic Financial and it's wholly owned subsidiary GAB and GAMC in Circuit Court of Arlington, Virginia. This complaint alleged breach of contract and related claims against these three companies and employees of GAMC who formerly were employed at First Guaranty. First Guaranty alleged that GAMC, GAB and GAFC wrongfully interfered with the business of First Guaranty's Frederick, Maryland office by hiring the employees of that office. First Guaranty sought approximately $5,000,000 in compensatory and $20,000,000 in punitive damages. In 2000, Greater Atlantic Financial entered into a settlement, which resolved this claim. The resulting provision for litigation loss of $1.25 million has been reflected in other operating expenses in the accompanying statement of operations for the year ended September 30, 2000.

        Greater Atlantic Financial is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement Greater Atlantic Financial has in particular classes of financial instruments.

        Greater Atlantic Financial's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. Greater Atlantic Financial uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

        At September 30, 2001, Greater Atlantic Financial had outstanding commitments to originate and purchase loans and undisbursed construction mortgages aggregating approximately $99.4 million. Fixed rate commitments are at market rates as of the commitment dates and generally expire within 60 days. In addition, Greater Atlantic Financial was contingently liable under unfunded lines of credit for approximately $50.2 million and standby letters of credit for approximately $93,000.

        Effective October 1, 2000, Greater Atlantic Financial renewed an employment agreement with the executive in charge of its mortgage division which calls for a base salary of $108,000 plus bonuses based on loan closings and net income levels. The term of this agreement is for two years and can be automatically extended. Effective November 1, 1997, Greater Atlantic Financial entered into a three year employment agreement with the President and Chief Executive Officer of the Bank. The agreement can be and was automatically extended for an additional year effective December 1, 2000. The agreement provides for a base salary of $157,200 per year.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RENTAL COMMITMENTS

        Greater Atlantic Financial has entered into lease agreements for the rental of certain properties expiring on various dates through February 28, 2019. The future minimum rental commitments as of September 30, 2001, for all noncancellable lease agreements, are as follows:


                                                                                        RENTAL
YEARS ENDING SEPTEMBER 30,                                                           COMMITMENTS
---------------------------------------------------------------------------------  ----------------
                                                                                    (IN THOUSANDS)
2002.............................................................................           $ 1,303
2003.............................................................................             1,307
2004.............................................................................             1,332
2005.............................................................................             1,273
2006.............................................................................             1,307
Thereafter.......................................................................             6,101
                                                                                   ----------------
Total............................................................................           $12,623
                                                                                   ================

        Net rent expense for the years ended September 30, 2001 and September 30, 2000 was $1.3 million and $1.1 million, respectively.

13.  REGULATORY MATTERS

        Generally, annual dividends to shareholders are limited to the amount of current year net income, plus the total net income for the preceding two years, adjusted for any prior year distributions. Under certain circumstances, regulatory approval would be required before making a capital distribution. The Bank did not pay any cash dividends during the year ended September 30, 2001.

        The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) created five categories of financial institutions based on the adequacy of their regulatory capital level: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under FDICIA, a well-capitalized financial institution is one with Tier 1 leverage capital of 5%, Tier 1 risk-based capital of 6% and total risk-based capital of 10%. At September 30, 2001 and September 30, 2000, the Bank was classified as a well capitalized financial institution.

        As part of FDICIA, the minimum capital requirements that the Bank is subject to are as follows: 1) tangible capital equal to at least 1.5% of adjusted total assets, 2) core capital equal to at least 4% of adjusted total assets and 3) total risk-based capital equal to at least 8% of risk-based assets.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The following presents the Bank's capital position at September 30, 2001 and September 30, 2000:


                                           REQUIRED     REQUIRED       ACTUAL        ACTUAL
         AT SEPTEMBER 30, 2001             BALANCE      PERCENT        BALANCE      PERCENT      SURPLUS
---------------------------------------  ------------ ------------  -------------  ----------  ------------
                                                                   (IN THOUSANDS)

Tangible...............................       $ 5,548        1.50%        $20,365       5.51%       $14,817
Core...................................       $14,794        4.00%        $20,365       5.51%       $ 5,571
Risk-based.............................       $14,910        8.00%        $21,175      11.36%       $ 6,265


                                           REQUIRED     REQUIRED       ACTUAL        ACTUAL
         AT SEPTEMBER 30, 2000             BALANCE      PERCENT        BALANCE      PERCENT      SURPLUS
---------------------------------------  ------------ ------------  -------------  ----------  ------------
                                                                   (IN THOUSANDS)

Tangible...............................       $ 4,442        1.50%        $20,295       6.85%       $15,853
Core...................................       $11,845        4.00%        $20,295       6.85%       $ 8,450
Risk-based.............................       $11,841        8.00%        $21,060      14.23%       $ 9,219

        The following is a reconciliation of the Bank's net worth as reported to the OTS on GAAP capital as presented in the accompanying financial statements.


                                                                                 SEPTEMBER 30,
                                                                           -------------------------
                                                                               2001         2000
                                                                           ------------ ------------
                                                                                (IN THOUSANDS)

GAAP capital...............................................................     $21,118      $20,494
Unrealized (gains) losses on available for sale securities.................         531        1,179
Goodwill...................................................................      (1,284)      (1,378)
                                                                           ------------ ------------
Tangible capital...........................................................      20,365       20,295
    Adjustments............................................................           -            -
                                                                           ------------ ------------
Core capital...............................................................      20,365       20,295
    Allowance for general loss reserves....................................         810          765
                                                                           ------------ ------------
Risk-based capital.........................................................     $21,175      $21,060
                                                                           ============ ============

        Failure to meet any of the three capital requirements causes savings institutions to be subject to certain regulatory restrictions and limitations including a limit on asset growth, and the requirement to obtain regulatory approval before certain transactions or activities are entered into.

14.  STOCKHOLDERS' EQUITY

        Effective November 14, 1998, Greater Atlantic Financial established the 1997 Stock Option and Warrant Plan (the "Plan"). The Plan reserves options for 76,667 shares to employees and warrants for 94,685 shares to stockholders. The Plan was amended effective March 14, 2000, to increase the number of options available for grant from 76,667 to 225,000 shares to employees. The stock options and warrants vest immediately upon issuance and carry a maximum term of 10 years. The exercise price for the stock options and warrants is the fair market value at grant date. As of September 30, 2001, 94,685 warrants were outstanding at an exercise price of $7.50.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The following summary represents the activity under the Plan:


                                                                        NUMBER OF                       EXPIRATION
                                                                          SHARES     EXERCISE PRICE        DATE
                                                                       ------------ ----------------- ---------------

Balance outstanding at September 30, 1999...........................         58,334
Options granted.....................................................         17,500       $6.00            12/01/2009
                                                                       ------------
Balance outstanding at September 30, 2000...........................         75,834
Options granted.....................................................         63,166       $4.00            12/01/2009
                                                                       ------------
Balance outstanding and exercisable at September 30, 2001...........        139,000
                                                                       ============

        A summary of the stock options outstanding and exercisable as of September 30, 2001 is as follows:


                  OPTIONS OUTSTANDING                                         OPTIONS EXERCISABLE
--------------------------------------------------------     ------------------------------------------------------
                                            WEIGHTED
                                            AVERAGE              WEIGHTED                              WEIGHTED
                          NUMBER           REMAINING             AVERAGE             NUMBER            AVERAGE
 EXERCISE PRICES       OUTSTANDING        LIFE (YEARS)        EXERCISE PRICE      EXERCISABLE       EXERCISE PRICE
-----------------    ----------------   ----------------     ----------------   ----------------   ----------------

      $7.50               16,667              6.2                 $7.50              16,667             $7.50
      $8.38               41,667              7.2                 $8.38              41,667             $8.38
      $6.00               17,500              8.2                 $6.00              17,500             $6.00
      $4.00               63,166              9.2                 $4.00              63,166             $4.00

        Greater Atlantic Financial has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), but it continues to measure compensation cost for the stock options using the intrinsic value method prescribed by APB Opinion No.
25. For the years ended September 30, 2001 and 2000, the fair value of stock options has been estimated using the Black-Scholes option pricing model with the following assumptions: Risk free interest rates of 5.25% and 6.21% for the years ended September 30, 2001 and 2000, respectively, expected volatility of 61% and 41% for 2001 and 2000, respectively, dividend pay out rate of zero and an expected option life of ten years. Using these assumptions, the average weighted fair value of the stock options granted are $1.59 and $3.79 for 2001 and 2000, respectively.

        Because Greater Atlantic Financial's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        If Greater Atlantic Financial had elected to recognize compensation cost based on the value at the grant dates with the method prescribed by SFAS 123, net income would have been changed to the pro forma amounts indicated below:


                                                                YEARS ENDED SEPTEMBER 30,
                                                   ---------------------------------------------------
                                                             2001                      2000
                                                   ------------------------  -------------------------
                                                                    PRO                        PRO
                                                     REPORTED      FORMA       REPORTED       FORMA
                                                   ------------  ----------  ------------- -----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Net (loss).........................................    $  (522)    $  (622)       $(3,638)    $(3,638)
Basic and diluted earnings (loss) per share........    $ (0.17)    $ (0.21)       $ (1.21)    $ (1.22)

15.  EARNINGS PER SHARE OF COMMON STOCK

        Greater Atlantic Financial reports earning per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires two presentations of earning per share - "basic" and "diluted." Basic earnings per share are computed by dividing income available to common stockholders (the numerator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

        The numerator in calculating both basic and diluted earnings per share for each period is reported net income. The denominator is based on the following weighted average number of common shares.


                                                                     YEARS ENDED
                                                                    SEPTEMBER 30,
                                                            -----------------------------
                                                                2001            2000
                                                            -------------   -------------

Basic.......................................................    3,007,434       3,007,434
Diluted.....................................................    3,007,434       3,007,434

16.  RELATED PARTY TRANSACTIONS

        The Bank offers loans to its officers, directors, employees and related parties of such persons. These loans are made in the ordinary course of business and, in the opinion of management, do not involve more than the normal risk of collectibility, or present other unfavorable features. Such loans are made on the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The aggregate balance of loans to directors, officers and other related parties is $540,000 and $445,000 as of September 30, 2001 and September 30, 2000, respectively.

17.  MARKET VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

        The fair value information for financial instruments, which is provided below, is based on the requirements of Financial Accounting Standard Board Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," and does not represent the aggregate net fair value of the Bank.

        Much of the information used to determine fair value is subjective and judgmental in nature; therefore, fair value estimates, especially for less marketable securities, may vary. The amounts actually realized or paid upon settlement or maturity could be significantly different.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


        The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is reasonable to estimate that value:

        A. Cash and interest-bearing deposits -- Fair value is estimated to be carrying value.

        B. Investment securities -- Fair value is estimated using quoted market prices or market estimates.

        C. Loans receivable -- For residential mortgage loans, fair value is estimated by discounting future cash flows using the current rate for similar loans.

        D. Deposits -- For passbook savings, checking and money market accounts, fair value is estimated at carrying value. For fixed maturity certificates of deposit, fair value is estimated by discounting future cash flows at the currently offered rates for deposits of similar remaining maturities.

        E. Advances from the FHLB of Atlanta and reverse repurchase agreements -- Fair value is estimated by discounting future cash flows at the currently offered rates for advances of similar remaining maturities.

        F. Off-balance sheet instruments -- The fair value of commitments is determined by discounting future cash flows using the current rate for similar loans. Commitments to extend credit for other types of loans and standby letters of credit were determined by discounting future cash flows using current rates.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The carrying value and estimated fair value of financial instruments is summarized as follows:


                                                                             SEPTEMBER 30,
                                                          ----------------------------------------------------
                                                                    2001                       2000
                                                          ------------------------- --------------------------
                                                            CARRYING    ESTIMATED     CARRYING     ESTIMATED
                                                             VALUE      FAIR VALUE      VALUE      FAIR VALUE
                                                          ------------ ------------ ------------- ------------
                                                                             (IN THOUSANDS)

Assets:
   Cash and interest bearing deposits.....................    $  3,418     $  3,418      $  5,717     $  5,717
   Investment securities..................................     170,417      169,951       136,946      135,945
   Loans receivable.......................................     179,286      182,370       138,297      134,827
Liabilities:
   Deposits...............................................     229,982      232,706       188,387      188,051
   Borrowings.............................................     117,832      119,075        82,836       82,738
Off-balance sheet instruments:
   Commitments to extend credit...........................           -        1,275             -          480
   Loans in process.......................................           -            -             -           21

18.  EMPLOYEE BENEFIT PLANS

        Greater Atlantic Financial operates a 401(k) Retirement Plan covering all full-time employees meeting the minimum age and service requirements. Contributions to the Retirement Plan are at the discretion of Greater Atlantic Financial. Greater Atlantic Financial made no contributions for the years ended September 30, 2001 and 2000.

19.  SUPPLEMENTAL CASH FLOW INFORMATION


                                                                              YEARS ENDED SEPTEMBER 30,
                                                                            ------------------------------
                                                                                2001             2000
                                                                            ------------     -------------
                                                                                    (IN THOUSANDS)

Cash paid during period for interest on
deposits and borrowings.....................................................      $3,344           $ 2,521
Transfer of investments to trading classification...........................           -            22,766
Transfer of loans to foreclosed assets......................................           -               281

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. SEGMENT REPORTING

        Greater Atlantic Financial has two reportable segments, banking and mortgage banking. The Bank operates retail deposit branches throughout the greater Washington, D.C./Baltimore metropolitan area. Greater Atlantic Banking segment provides retail consumer and small businesses with deposit products such as demand, transaction, savings accounts and certificates of deposit and lending products, such as residential and commercial real estate, construction and development, consumer and commercial business loans. Further, Greater Atlantic Banking segment invests in residential real estate loans purchased from GAMC and others, and also invests in mortgage-backed and other securities. The mortgage banking segment activities, which are conducted principally through GAMC, include the origination of residential real estate loans either for the Bank's portfolio or for sale into the secondary market with servicing released.

        The accounting policies of the segments are the same as those described in Note 1. Greater Atlantic Financial evaluates performance based on net interest income, noninterest income, and noninterest expense. The total of these three items is the reportable segment's net contribution.

        Greater Atlantic Financial's reportable segments are strategic business units that offer different services in different geographic areas. They are managed separately because each segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

        Since Greater Atlantic Financial derives a significant portion of its revenue from interest income and interest expense, the segments are reported below using net interest income. Because Greater Atlantic Financial also evaluates performance based on noninterest income and noninterest expense, these measures of segment profit and loss are also presented.


                                                                          TOTAL                           TOTAL
                                                          MORTGAGE      REPORTABLE     INTERSEGMENT     OPERATING
    FOR THE YEARS ENDED SEPTEMBER 30,       BANKING       BANKING        SEGMENTS      ELIMINATIONS      EARNINGS
----------------------------------------- -----------   ------------   ------------  ----------------  ------------
                                                                       (IN THOUSANDS)

Net interest income:(1)
2001.....................................    $  6,147        $   174       $  6,321      $      -       $  6,321
2000.....................................       4,436            229          4,665             -          4,665
Noninterest income:
2001.....................................    $    922        $ 4,877       $  5,799      $    (92)      $  5,707
2000.....................................        (875)         2,980          2,105           (51)         2,054
Noninterest expense:
2001.....................................    $  8,229        $ 4,413       $ 12,642      $     92       $ 12,550
2000.....................................       6,059          4,949         11,008            51         10,957
Net income:
2001.....................................    $ (1,160)       $   638       $   (522)     $      -       $   (522)
2000.....................................      (2,093)        (1,545)        (3,638)            -         (3,638)
Segment assets:
2001.....................................    $370,731        $16,291       $387,022      $(16,418)      $370,604
2000.....................................     308,227          6,368        314,595       (18,299)       296,296


        (1) Segment net interest income reflects income after provision for loan losses.

                GREATER ATLANTIC FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.  RECENT ACCOUNTING STANDARDS

        In July 2001, The Securities and Exchange Commission issued Staff Accounting Bulletin No. 102 "Selected Loan Loss Allowance Methodology and Documentation Issues" ("SAB 102"). SAB 102 sets forth guidelines for determining the allowance for loan losses under generally accepted accounting principles. In addition, SAB 102 sets forth guidelines for documentation by registrants in support of the allowance for loan losses. Greater Atlantic Financial adopted SAB 102 on October 1, 2001. Greater Atlantic Financial's banking subsidiary has a detailed loan classification and estimated loss calculation methodology in effect, which is the basis for the determination of the allowance for loan losses. This methodology and related documentation thereof, has been in effect since Greater Atlantic Financial acquired Greater Atlantic Banking subsidiary in 1997. Greater Atlantic Financial believes that adoption of SAB 102 will have no impact on the financial statements.

        In June 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations" (SFAS No. 141), and No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). SFAS No. 141 changes the accounting for business combinations, requiring that all business combinations be accounted for using the purchase method and that intangible assets be recognized as assets apart from goodwill if they arise from contractual or other legal rights, or if they are separable or capable of being separated from the acquired entity and sold, transferred, licensed, rented, or exchanged. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001. SFAS No. 142 specifies that financial accounting and reporting for acquired goodwill and other intangible assets. Goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 is effective for fiscal years beginning and after December 15, 2001.

        SFAS No. 142 requires that the useful lives of intangible assets acquired on or before June 30, 2001 are reassessed and the remaining amortization periods adjusted accordingly. Previously recognized intangible assets deemed to have indefinite lives shall be tested for impairment. Goodwill recognized on or before June 30, 2001, shall be assigned to one or more reporting units and shall be tested for impairment as of the beginning of the fiscal year in which SFAS No. 142 is initially applied in it's entirety.

        Greater Atlantic Financial will adopt SFAS 142 on October 1, 2001 and, accordingly, will discontinue amortization of the exiting goodwill. The adoption of SFAS 142 will reduce amortization expense approximately $93,000 in fiscal 2002.

========================================================

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED
IN THIS  PROSPECTUS OR THAT TO WHICH WE HAVE
REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO
PROVIDE YOU WITH ANY ADDITIONAL OR DIFFERENT
INFORMATION.  THIS PROSPECTUS DOES NOT CONSTITUTE
AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY,
ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON
IN ANY JURISDICTION IN WHICH SUCH OFFER OR
SOLICITATION WOULD BE UNLAWFUL.  THE AFFAIRS OF
GREATER ATLANTIC FINANCIAL CORP.  OR THE TRUST MAY
CHANGE AFTER THE DATE OF THIS PROSPECTUS.  DELIVERY
OF THIS PROSPECTUS AND THE SALES OF SECURITIES MADE
HEREUNDER DOES NOT MEAN OTHERWISE.



                    TABLE OF CONTENTS
                                                    PAGE
                                                    ----


Summary.................................................
Risk Factors............................................
Selected Consolidated Financial Data....................
Use of Proceeds.........................................
Price Range of Common Stock and Dividends...............
Capitalization..........................................
Accounting and Regulatory Treatment.....................
The Rights Offering.....................................
Description of the Trust................................
Description of the Convertible Preferred Securities.....
Description of the Convertible Debentures...............
Description of the Guarantee............................
Relationship among the Convertible Preferred
  Securities and the Convertible Debentures
  and the Guarantee.....................................
Book-Entry Issuance.....................................
Description of Capital Stock............................
Federal Income Tax Consequences.........................
ERISA Considerations....................................
Our Business............................................
Management's Discussion and Analysis of Financial
  Condition and Results of Operations..................
Management of Greater Atlantic Financial................
Regulation and Supervision..............................
Federal and State Taxation..............................
Legal Matters...........................................
Experts.................................................
Where You Can Find Information..........................
Index to Consolidated Financial Statements...........F-1

========================================================


========================================================



                     UP TO $_,000,000
             CONVERTIBLE PREFERRED SECURITIES
      ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS


                GREATER ATLANTIC FINANCIAL
                     CAPITAL TRUST I

          ________% CUMULATIVE CONVERTIBLE TRUST
                   PREFERRED SECURITIES

               (LIQUIDATION AMOUNT $__ PER
             CONVERTIBLE PREFERRED SECURITY)

    FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED,
      ON A SUBORDINATED BASIS, AS DESCRIBED IN THIS
                      PROSPECTUS BY




             GREATER ATLANTIC FINANCIAL CORP.


                      [COMPANY LOGO]


         ----------------------------------------


                        PROSPECTUS

         ----------------------------------------







                 _________________, 2001








==========================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        In accordance with the General and Business Corporations Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Statutes), Article Tenth of the Registrant's Certificate of Incorporation provides as follows:

TENTH:

            A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

            B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

            C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and
        (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

            D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

            E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

            F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of such expenses will be paid by Greater Atlantic. All amounts shown are estimates, except the SEC registration fee:



SEC registration fee....................................................$  2,629
Trustee, Conversion Agent and Subscription Agreement fees.................12,000
Printing, EDGAR, postage and mailing expenses.............................80,000
Fees and expenses of counsel..............................................85,000
Accounting and related expenses...........................................40,000
Blue Sky fees and expenses................................................20,000
Financial Advisor fee....................................................100,000
Nasdaq Listing fee........................................................34,750
Certificate printing.......................................................5,000
Miscellaneous.............................................................20,621

Total...................................................................$400,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 27. EXHIBITS.

Exhibit
Number         Description
------         -----------
4.1            Articles of Incorporation of Greater Atlantic Financial Corp.(1)
4.2            By-Laws of Greater Atlantic Financial Corp.(1)
4.3            Form of Indenture for Convertible Junior Subordinated Debentures.*
4.4            Form of Convertible Junior Subordinated Debenture (included as Exhibit A to Exhibit 4.3).
4.5            Certificate of Trust of Greater Atlantic Capital Trust I.*
4.6            Trust Agreement of Greater Atlantic Capital Trust I.*
4.7            Form of Amended and Restated Trust Agreement of Greater Atlantic Capital Trust I.*
4.8            Form of Convertible Preferred Securities Certificate of Greater Atlantic Capital Trust I
               (included as Exhibit D to Exhibit 4.7).
4.9            Form of Convertible Preferred Securities Guarantee Agreement of Greater Atlantic Capital Trust
               I.*
4.10           Form of Agreement as to Expenses and Liabilities of Greater Atlantic Capital Trust I (included as Exhibit C to Exhibit 4.7).
5.1            Opinion of Muldoon Murphy & Faucette LLP*
5.2            Opinion of Morris, James, Hitchens & Williams LLP*
8.1            Opinion of Muldoon Murphy & Faucette LLP as to certain tax matters.*
12.1           Calculation of ratios of earnings to fixed charges.*
23.1           Consent of BDO Seidman, LLP Incorporation*
23.2           Consent of Muldoon Murphy & Faucette LLP (included in opinions filed as Exhibits 5.1 and 8.1).
23.3           Consent of Morris, James, Hitchens & Williams LLP (included in opinion filed as exhibit 5.2)
24.1           Powers of Attorney (included as part of signature pages).
25.1           Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
               Wilmington Trust Company, as trustee under the Indenture for Convertible Junior Subordinated Debentures.*
25.2           Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Amended and Restated Trust Agreement for Greater
               Atlantic Capital Trust I.*
25.3           Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
               Wilmington Trust Company, as trustee under the Guarantee Agreement relating to Greater
               Atlantic Capital Trust I.*

-----------------------
  *     Filed herewith.
  (1) Incorporated herein by reference to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on April 13, 1999.

ITEM 28. UNDERTAKINGS.

        (1)(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Greater Atlantic Financial Corp. pursuant to the foregoing provisions, or otherwise, Greater Atlantic Financial Corp. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

           (b) In the event that a claim for indemnification against such liabilities (other than the payment by Greater Atlantic Financial Corp. of expenses incurred or paid by a director, officer or controlling person of Greater Atlantic Financial Corp. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Greater Atlantic Financial Corp. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (2)     The Greater Atlantic Financial Corp. will:

                (a) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this Registration Statement as of the time the Commission declared it effective.

                (b) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Greater Atlantic Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on December 19, 2001.

                                   GREATER ATLANTIC CAPITAL TRUST I

                                   By:  GREATER ATLANTIC FINANCIAL CORP.,
                                              as Depositor


                                   By: /s/ CARROLL E. AMOS
                                      ------------------------------------------
                                       Carroll E. Amos
                                       President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, Greater Atlantic Financial Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on December 19, 2001.

                                   GREATER ATLANTIC FINANCIAL CORP.


                                   By: /s/ CARROLL E. AMOS
                                      ------------------------------------------
                                       Carroll E. Amos
                                       President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


        KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Carroll E. Amos and David E. Ritter, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form SB-2 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                                   Title                               Date
---------                                   -----                               ----

/s/ CARROLL E. AMOS                         Director, President and             December 19, 2001
-----------------------------------         Chief Executive Officer
Carroll E. Amos                             (principal executive officer)


/s/ DAVID E. RITTER                         Chief Financial Officer             December 19, 2001
-----------------------------------         (principal accounting and
David E. Ritter                             financial officers)


/s/ CHARLES W. CALOMIRIS                    Chairman of the Board               December 7, 2001
-----------------------------------
Charles W. Calomiris

/s/ PAUL J. CINQUEGRANA
------------------------------------        Director                            December 19, 2001
Paul J. Cinquegrana

/s/ JEFFREY M. GITELMAN
------------------------------------        Director                            December 19, 2001
Jeffrey M. Gitelman

/s/ JEFFREY W. OCHSMAN
------------------------------------        Director                            December 19, 2001
Jeffrey W. Ochsman

/s/ JAMES B. VITO
------------------------------------        Director                            December 19, 2001
James B. Vito

                                  EXHIBIT INDEX



Exhibit
Number                Description
------                -----------
4.1            Articles of Incorporation of Greater Atlantic Financial Corp.(1)
4.2            By-Laws of Greater Atlantic Financial Corp.(1)
4.3            Form of Indenture for Convertible Junior Subordinated Debentures.*
4.4            Form of Convertible Junior Subordinated Debenture (included as Exhibit A to Exhibit 4.3).
4.5            Certificate of Trust of Greater Atlantic Capital Trust I.*
4.6            Trust Agreement of Greater Atlantic Capital Trust I.*
4.7            Form of Amended and Restated Trust Agreement of Greater Atlantic Capital Trust I.*
4.8            Form of Convertible Preferred Securities Certificate of Greater Atlantic Capital Trust I
               (included as Exhibit D to Exhibit 4.7).
4.9            Form of Convertible Preferred Securities Guarantee Agreement of Greater Atlantic Capital Trust
               I.*
4.10           Form of Agreement as to Expenses and Liabilities of Greater Atlantic Capital Trust I (included as Exhibit C to Exhibit 4.7).
5.1            Opinion of Muldoon Murphy & Faucette LLP*
5.2            Opinion of Morris, James, Hitchens & Williams LLP*
8.1            Opinion of Muldoon Murphy & Faucette LLP as to certain tax matters.*
12.1           Calculation of ratios of earnings to fixed charges.*
23.1           Consent of BDO Seidman, LLP Incorporation*
23.2           Consent of Muldoon Murphy & Faucette LLP (included in opinions filed as Exhibits 5.1 and 8.1).
23.3           Consent of Morris, James, Hitchens & Williams LLP (included in opinion filed as exhibit 5.2)
24.1           Powers of Attorney (included as part of signature pages).
25.1           Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
               Wilmington Trust Company, as trustee under the Indenture for
               Convertible Junior Subordinated Debentures.*
25.2           Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
               Wilmington Trust Company, as trustee under the Amended and Restated Trust Agreement for
               Greater  Atlantic Capital Trust I.*
25.3           Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of
               Wilmington Trust Company, as trustee under the Guarantee Agreement relating to Greater
               Atlantic Capital Trust I.*
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  *     Filed herewith.
  (1)   Incorporated herein by reference to the Registration Statement on Form
        SB-2 filed with the Securities and Exchange Commission on April 13,
        1999.